UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
CHARAH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED May 31, 2023

CHARAH SOLUTIONS, INC.
12601 Plantside Drive
Louisville, KY 40299
[•], 2023
Dear Stockholder:
You are cordially invited to attend a special meeting of the stockholders of Charah Solutions, Inc., a Delaware corporation (the “Company”), which will be held virtually via live webcast at www.virtualshareholdermeeting.com/
CHRA2023SM, on [•], 2023, at [•] local time.
At the special meeting, holders of our common stock, par value $0.01 per share (“Company Common Stock”), our Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and our Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock” and together with the Series A Preferred Stock and the Company Common Stock, the “Company Stock”), will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 16, 2023, by and among Acquisition Parent 0423 Inc., a Delaware corporation (the “Parent”), and Acquisition Sub April 2023, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company. Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). At the time the Merger becomes effective (the “Effective Time”), each issued and outstanding share of Company Common Stock (other than (i) Company Common Stock owned by Parent, Acquisition Sub or any of their respective wholly owned subsidiaries (other than the Company), (ii) Company Common Stock owned by the Company or the Company’s subsidiaries, or (iii) Company Common Stock owned by holders who have properly exercised appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be cancelled and extinguished and converted into the right to receive $6.00 in cash, without interest. In addition, at the Effective Time, each share of Series A Preferred Stock and Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and Section 7 of the Certificate of Designations of Series B Preferred Stock in exchange for (i) in the case of the Series A Preferred Stock, $1,000 in cash plus the aggregate amount of all accrued and unpaid dividends on such share of Series A Preferred Stock as of the Effective Time or (ii) in the case of the Series B Preferred Stock, $1,000 in cash for each share of Series B Preferred Stock, respectively.
In connection with the execution of the Merger Agreement, Charah Holdings LP, a Delaware limited partnership, BCP Energy Services Fund-A, LP, a Delaware limited partnership, BCP Energy Services Fund, LP, a Delaware limited partnership, Charah Preferred Stock Aggregator, LP, a Delaware limited partnership (together with the aforementioned entities, each of which is a stockholder of the Company, collectively, the “Holders”), the Parent and the Company entered into a voting and support agreement (the “Letter Agreement”). Subject to the terms and conditions set forth in the Letter Agreement, the Holders agreed, among other things, to vote the shares of Company Stock over which they have voting power in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, and against any agreement, transaction or proposal that relates to a Competing Proposal (as defined in the Merger Agreement). As of the close of business on [•], 2023, the Company Stock held by the Holders represented approximately [•]% of the total voting power of all outstanding shares of Company Stock, which represents the majority of the voting power of the outstanding shares of Company Stock required to approve the Merger Agreement.

The Letter Agreement also contains certain restrictions on the transfer of shares of Company Stock beneficially owned by the Holders and includes a waiver of appraisal rights (including under Section 262 of the DGCL) by the Holders. The Letter Agreement will terminate upon the earliest to occur of: (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) October 16, 2023, (c) the Effective Time, (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement that (i) decreases the amount of the consideration payable to holders of Company Stock or the number of shares of Company Preferred Stock to be purchased and redeemed in connection with the Merger, (ii) changes the form of the consideration payable to holders of Company Common Stock or (iii) is otherwise materially adverse to the Holders or their interests or (e) the mutual written consent of the parties thereto.
The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and determined that it is advisable, fair to and in the best interests of the Company and its stockholders to enter into the Merger Agreement.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.
The enclosed proxy statement describes the Merger Agreement and the Merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.
Your vote is very important. The Merger cannot be completed unless holders of a majority of the voting power of the outstanding shares of Company Stock vote in favor of the approval and adoption of the Merger Agreement. If you fail to vote on the proposal to approve the Merger Agreement or abstain from voting, the effect will be the same as a vote against the approval of the Merger Agreement.
While stockholders may exercise their right to vote their shares virtually at the special meeting, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company Stock to be voted on the matters to be considered at the special meeting. If you are a stockholder of record and desire your shares of Company Stock to be voted in accordance with the Board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company Stock virtually if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting virtually, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company Stock will be represented at the special meeting if you are unable to attend.
If you hold your shares of Company Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company Stock. Without those instructions, your shares of Company Stock will not be voted, which will have the same effect as voting against the proposal to approve and adopt the Merger Agreement.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting, LLC, toll-free at (888) 386-0379 or by email at info@saratogaproxy.com.
Thank you for your continued support.
Sincerely,

Bob Decensi Executive Chair of the Board of Directors

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2023 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about [•], 2023.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED May 31, 2023

CHARAH SOLUTIONS, INC.
12601 Plantside Drive
Louisville, KY 40299
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of Charah Solutions, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Charah Solutions, Inc., a Delaware
corporation (the “Company”), which will be held virtually via live webcast at www.virtualshareholdermeeting.com/
CHRA2023SM, on [•] , 2023, at [•] local time to consider and vote upon the following proposals:
1.
to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, and as attached as Annex A to this proxy statement, the “Merger Agreement”), dated as of April 16, 2023, by and among Acquisition Parent 0423 Inc., a Delaware corporation (the “Parent”), Acquisition Sub April 2023 Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company and the transactions contemplated thereby, including the merger of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”); and

2.
to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the Merger Agreement.

The Company will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement for additional information with respect to the business to be transacted at the special meeting.
The holders of record of our common stock, par value $0.01 per share (“Company Common Stock”), our Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and our Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock” and, together with the Series A Preferred Stock and the Company Common Stock, the “Company Stock”), at the close of business on [•], 2023 are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting virtually.
The board of directors of the Company (the “Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement. In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.
Under Delaware law, the Company’s stockholders who do not vote in favor of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed. To do so, a Company stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of Delaware law, including Section 262 thereof, which are summarized in the accompanying proxy statement, and must meet certain other conditions. Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262. Section 262 is incorporated in this notice by reference.
Your vote is important, regardless of the number of shares of Company Stock you own. The approval and adoption of the Merger Agreement by the affirmative vote of holders of a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon is a condition to the consummation of the Merger. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of a majority of voting power of the outstanding shares of Company Stock present virtually or represented by proxy at the special meeting and entitled to vote on the proposal. Even if you plan to attend the special meeting virtually, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company Stock will be represented at the special meeting if you are unable to attend.
You also may submit your proxy by using a toll-free telephone number or the internet. We have provided instructions on the proxy card for using these convenient services.
If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company Stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting virtually.
By order of the Board of Directors,

Jonathan Batarseh President and Chief Executive Officer

[•], 2023

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED May 31, 2023
This proxy statement is dated [•], 2023 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about [•], 2023.
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SUMMARY
This summary discusses the material information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies (page 17)
Charah Solutions, Inc.
Charah Solutions, Inc. (“Charah,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. Charah is a leading national service provider of mission-critical environmental services and byproduct recycling to the power generation industry. We offer a suite of remediation and compliance services, byproduct services, raw material sales and Environmental Risk Transfer services. We also design and implement solutions for complex environmental projects (such as coal ash pond closures) and facilitate coal ash recycling through byproduct marketing and other beneficial use services. We believe we are a partner of choice for the power generation industry due to our quality, safety, domain experience and compliance record, all of which are key criteria for our customers. In 2022, we performed work at more than 40 coal-fired generation sites nationwide. See the section of this proxy statement entitled “The Companies—Charah Solutions, Inc.” on page 17.
Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” on page 70.
Acquisition Parent 0423 Inc.
Acquisition Parent 0423 Inc. (“Parent”) is a Delaware corporation. and the sole stockholder of Acquisition Sub, that was formed solely for the purpose of entering into the Merger Agreement and related agreements and completing the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and related agreements. Upon completion of the transactions contemplated thereby, Charah will be a direct wholly owned subsidiary of Parent.
The Parent is a wholly owned subsidiary of investment funds affiliated with SER Capital Partners, LLC (“SER”), a private investment firm focused on sustainable investment. SER has total commitments of $475 million as of December 31, 2022, with assets invested across a core group of industries where SER has considerable knowledge and resources.
See the section of this proxy statement entitled “The Companies— Acquisition Parent 0423 Inc.” on page 17.
Acquisition Sub April 2023, Inc.
Acquisition Sub April 2023, Inc. (“Acquisition Sub”) is a Delaware corporation and wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. See the section of this proxy statement entitled “The Companies— Acquisition Sub April 2023, Inc.” on page 17.
The Merger Proposal (page 22)
You will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 16, 2023, by and among the Company, Parent and Acquisition Sub (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Acquisition Sub will merge with and into the Company. The Merger Agreement provides, among other things, that at the effective time of the merger (the “Effective Time”), Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). At the Effective Time, each issued and outstanding share of Company Common Stock, par value $0.01 per share (the “Company Common Stock”) (other than (i) Company Common Stock owned by Parent, Acquisition Sub or any of their respective wholly owned subsidiaries (other than the Company), (ii) Company Common Stock owned by the Company or the Company’s subsidiaries, or (iii) Company Common Stock owned by holders who have properly exercised appraisal rights under Section 262 of the DGCL), will be cancelled and extinguished and converted into the right to receive $6.00 in cash, without interest (the “Common Per Share Merger Consideration”). In addition, at the Effective Time, each share of our Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and each share of our Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock” and together with the Series A Preferred Stock and the Company Common Stock, the “Company Stock”), that is issued and outstanding immediately prior to the Effective Time will be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and Section 7 of the Certificate of Designations of Series B Preferred Stock in exchange for (a) in the case of the Series A Preferred Stock, $1,000 in cash plus the aggregate amount of all accrued and unpaid dividends on such share of Series A Preferred Stock as of the Effective Time (the “Series A Redemption Price”) or (b) in the case of the Series B Preferred Stock, $1,000 in cash for each share of Series B Preferred Stock (the “Series B Redemption Price”), respectively (such redemptions, collectively, the “Redemption”). Assuming the Merger is consummated on July 31, 2023, we would anticipate that the aggregate Series A Redemption Price would be $40,061,363 and the aggregate Series B Redemption Price would be $30,000,000. As used herein, the term “Merger Consideration” means (i) with respect to the Company Common Stock, the Common Per Share Merger Consideration, (ii) with respect to the Series A Preferred Stock, the Series A Redemption Price or (iii) with respect to the Series B Preferred Stock, the Series B Redemption Price, as applicable.
The Special Meeting (page 18)
The special meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/CHRA2023SM, on [•], 2023, at [•] local time.
Record Date and Quorum (page 18)
The holders of record of the Company Stock as of the close of business on [•], 2023 (the “record date”) are entitled to receive notice of and to vote at the special meeting.
The presence at the special meeting, virtually or by proxy, of holders of a majority of the voting power of all of the outstanding shares of Company Stock entitled to vote at the meeting will constitute a quorum, permitting the Company to conduct its business at the special meeting.
Shares of Company Stock held by stockholders of record that submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.
Shares of Company Stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.
Required Vote for the Merger (page 19)
Each share of Company Common Stock outstanding at the close of business on the record date is entitled to one vote at the special meeting, each share of Series A Preferred Stock will be entitled to [•] votes at the special meeting, and each share of Series B Preferred Stock will be entitled to [•] votes at the special meeting.
For the Company to complete the Merger, stockholders holding a majority of the voting power of the outstanding shares of Company Stock, entitled to vote on the proposal to approve and adopt the Merger Agreement, voting as a single class, at the close of business on the record date must vote “FOR” the proposal to approve and adopt the Merger Agreement.
A failure to vote your shares of Company Stock or an abstention from voting for the proposal to approve and adopt the Merger Agreement will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.
As of the record date, there were approximately [•] shares of Company Common Stock issued and outstanding, 26,000 shares of Series A Preferred Stock outstanding and 30,000 shares of Series B Preferred Stock outstanding.

Conditions to the Merger (page 57)
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by the Company, Parent and Acquisition Sub of the following conditions:
•	the approval of the Merger Agreement by the required vote of stockholders of the Company;
•	the consent of the Federal Communications Commission (“FCC”) for the transfer of control of certain FCC licenses under Section 310 of the Communications Act of 1934;
•
consent from JPMorgan Chase Bank, N.A. to the Merger and the redemption of the Preferred Stock (the “Redemption”), to the extent the Existing Debt Agreement (as such term is defined in the Merger Agreement) remains outstanding; and

•	the absence of any governmental order or law in effect that prevents the consummation of the Merger.
The respective obligations of Parent and Acquisition Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:
•	the accuracy of the representations and warranties of the Company (subject to certain materiality qualifications);
•	the Company’s performance of and compliance with its obligations and covenants under the Merger Agreement in all material respects;
•	no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred after the date of the Merger Agreement;
•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the three preceding bullet points have been satisfied; and
•
the delivery by the Company of (i) a statement issued by the Company in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” (as defined in Section 897(c) of the Internal Revenue Code of 1986 (the “Code”) and (ii) the notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2).

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:
•	the accuracy of the representations and warranties of Parent and Acquisition Sub (subject to certain materiality qualifiers);
•	Parent’s and Acquisition Sub’s performance of and compliance with their obligations and covenants under the Merger Agreement in all material respects; and
•	the delivery of an officer’s certificate by Parent certifying that the conditions described in the two preceding bullet points have been satisfied.
The consummation of the Merger is not subject to any financing condition.
When the Merger Becomes Effective (page 22)
We expect to complete the Merger in the third quarter of 2023, subject to the approval and adoption of the Merger Agreement by the Company’s stockholders as specified herein and the satisfaction or waiver of the other closing conditions.
Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (pages 28 and 18)
The Board of Directors of the Company (the “Board” or “Board of Directors”) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement. For a description of the reasons considered by the Board in deciding to recommend approval and adoption of the Merger Agreement, see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Opinion of the Company’s Financial Advisor (page 32)
On April 16, 2023, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 16, 2023) as to the fairness, from a financial point of view, to the holders of Company Common Stock, other than BCP and its affiliates (the “Excluded Holders”), of the Common Per Share Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Common Per Share Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Pursuant to an engagement letter between the Company and Houlihan, the Company has agreed to pay Houlihan a transaction fee of approximately $4.6 million, all of which is contingent upon consummation of the Merger.
For additional information, see the section of this proxy statement entitled “The Merger–Opinion of the Company’s Financial Advisor” beginning on page 32 and Annex B to this proxy statement.
Certain Effects of the Merger (page 22)
If the conditions to the closing of the Merger are either satisfied or, to the extent permitted, waived, Acquisition Sub will be merged with and into the Company, the separate corporate existence of Acquisition Sub will cease and the Company will continue as the surviving corporation, with all of its property, rights, privileges, powers, franchises, debts, liabilities and duties continuing unaffected by the Merger. At the Effective Time, each issued and outstanding share of Company Common Stock (other than (i) Company Common Stock owned by Parent, Acquisition Sub or any of their respective wholly owned subsidiaries (other than the Company), (ii) Company Common Stock owned by the Company or the Company’s subsidiaries, or (iii) Company Common Stock owned by holders who have properly exercised appraisal rights under Section 262 of the DGCL), will be cancelled and extinguished and converted into the right to receive $6.00 in cash, without interest. In addition, at the Effective Time, each share of Series A Preferred Stock and Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and Section 7 of the Certificate of Designations of Series B Preferred Stock in exchange for the Series A Redemption Price (as such term is defined in the Merger Agreement) or the Series B Redemption Price (as such term is defined in the Merger Agreement), respectively. Following completion of the Merger, the Company Common Stock will no longer be publicly traded, and the Company’s existing stockholders will cease to have any ownership interest in the Company.
Treatment of Company Equity Awards (page 47)
Restricted Stock Units. At the Effective Time, each then-outstanding restricted stock unit (each, a “RSU”) granted pursuant to the Charah Solutions, Inc. 2018 Omnibus Incentive Plan (the “Equity Incentive Plan”) will immediately and fully vest and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), and such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such RSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code).
Performance Share Units. At the Effective Time, each then-outstanding performance share unit (each, a “PSU”) granted pursuant to the Equity Incentive Plan will immediately vest at the target level of performance and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such PSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code).
Interests of the Company’s Directors and Executive Officers in the Merger (page 39)
In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of the Company, some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally, including:
•
The treatment of outstanding RSUs and PSUs granted pursuant to the Equity Incentive Plan that are held by such directors and executive officers, including the accelerated vesting, cancellation and payout described in the “Treatment of Company Equity Awards” section above.

•
Pursuant to their employment agreements, certain executive officers of the Company would be entitled to cash severance payments and other severance benefits upon a qualifying termination of employment in connection with the Merger.

•
The Company’s directors and executive officers are entitled to continued indemnification coverage under the Merger Agreement and the Company’s organizational documents after the completion of the Merger.

The Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and see the section of this proxy statement entitled “The Merger—Reasons for the Merger.” These interests are described in more detail below in the section of the proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”. The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the Merger Agreement.
Financing (page 38)
The Company and Parent estimate that the total amount of funds required to complete the Merger and related transactions will be approximately $89.37 million. SER Capital Partners I, LP, a Delaware limited partnership, SER Capital Partners I-A, LP, a Delaware limited partnership, SER Coinvest Partners I, LP, a Delaware limited partnership, SER Coinvest Partners I-A, LP, a Delaware limited partnership, and SER Coinvest Partners I-B, LP, a Delaware limited partnership (each, a “Guarantor”) have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $88.05 million, subject to the terms and conditions set forth in an equity commitment letter dated April 16, 2023 (the “Equity Commitment Letter”).
Guarantee (page 39)
Concurrently with the execution of the Merger Agreement, the Guarantors and the Company executed a guarantee (the “Guarantee”) in favor of the Company. Pursuant to the terms and conditions of the Guarantee and Merger Agreement, the Guarantors have guaranteed the due and punctual payment of any and all payment obligations of Parent and Acquisition Sub, including Parent’s and/or Acquisition Sub’s obligations to pay actual damages incurred as a result of any knowing or intentional breach of the Merger Agreement prior to the valid termination of the Merger Agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 42)
If you are a U.S. holder, the receipt of cash in exchange for shares of Company Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approval (page 44)
Completion of the Merger is conditioned on the consent to the transfer of control of the FCC Licenses (as defined in the Merger Agreement) by the FCC. The Company and Parent filed transfer of control applications on April 28, 2023 for the FCC Licenses and subsequently received the requisite consent from the FCC. See the section of this proxy statement entitled “The Merger Agreement —Regulatory Approval” for additional information.
Third Party Consent (page 44)
To the extent the Existing Debt Agreement (as such term is defined in the Merger Agreement) remains outstanding, completion of the Merger is conditioned on the consent to the Merger and the Redemption by JPMorgan Chase Bank, N.A. On April 28, 2023, the Company and certain of its subsidiaries entered to an agreement with JPMorgan Chase Bank, N.A. pursuant to which JPMorgan Chase Bank, N.A. provided its consent to the Merger and the Redemption in connection with certain amendments to the Existing Debt Agreement. See the section of this proxy statement entitled “The Merger Agreement —Third Party Consent” for additional information.
Dissenting Shares (page 48)
Under Delaware law, if the Merger is completed, holders of Company Stock who (1) do not vote in favor of approval and adoption of the Merger Agreement, (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will have the right to seek appraisal under Section 262 of the DGCL. This means that these holders of record and beneficial owners may be entitled to have their shares of Company Stock appraised by the Delaware Court of Chancery and to receive the judicially determined “fair value” of their shares of Company Stock in lieu of receiving the Merger Consideration. A copy of the Delaware statutory provisions related to appraisal rights may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262 and a summary of these provisions can be found under “Appraisal Rights.” This appraisal value could be more than, the same as or less than the Merger Consideration that would have otherwise been received for those shares.
Voting and Support Agreement (page 45)
In connection with the execution of the Merger Agreement, Charah Holdings LP, a Delaware limited partnership, BCP Energy Services Fund-A, LP, a Delaware limited partnership, BCP Energy Services Fund, LP, a Delaware limited partnership, Charah Preferred Stock Aggregator, LP, a Delaware limited partnership (“CPSA” and, together with the aforementioned entities, each of which is a stockholder of the Company, collectively, the “Holders”), the Parent and the Company entered into a voting and support agreement (the “Letter Agreement”). Subject to the terms and conditions set forth in the Letter Agreement, the Holders agreed, among other things, to vote the shares of Company Stock over which they have voting power in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, and against any agreement, transaction or proposal that relates to a Competing Proposal (as defined in the Merger Agreement).
The Letter Agreement also contains certain restrictions on the transfer of shares of Company Stock beneficially owned by the Holders and includes a waiver of appraisal rights (including under Section 262 of the DGCL) by the Holders. The Letter Agreement will terminate upon the earliest to occur of: (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) October 16, 2023, (c) the Effective Time, (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement that (i) decreases the amount of the Series A Redemption Price, the Series B Redemption Price, the number of shares of Company Preferred Stock to be purchased and redeemed in connection with the Company Preferred Redemption or the Common Per Share Merger Consideration, (ii) changes the form of the Common Per Share Merger Consideration or (iii) is otherwise materially adverse to the Holders or their interests or (e) the mutual written consent of the parties thereto.
As of the record date, the Company Stock held by the Holders represented approximately [•]% of the voting power of the outstanding shares of Company Stock which represents a majority of the voting power of the outstanding shares of Company Stock required to approve the Merger Agreement.

Deregistration of Company Common Stock (page 45)
If the Merger is completed, the Company Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to the Company Common Stock. See the section of this proxy statement entitled “Deregistration of Company Common Stock” for additional information.
No Solicitation by the Company (page 53)
The Merger Agreement generally restricts the Company’s ability to solicit acquisition proposals from third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited acquisition proposal that the board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below under “The Merger Agreement—No Solicitation by the Company”). Under certain circumstances, the Company is permitted to terminate the Merger Agreement prior to the approval and adoption of the Merger Agreement by the Company’s stockholders, in order to enter into an alternative transaction in response to an unsolicited acquisition proposal that constitutes a Superior Proposal, upon payment by the Company of a $3.5 million termination fee to Parent. See the section of this proxy statement entitled “The Merger Agreement—No Solicitation by the Company” for additional information.
Termination (page 58)
The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time.
In addition, either the Company or Parent may terminate the Merger Agreement if:
•
the Merger is not consummated on or before October 16, 2023 (the “Termination Date”), provided that such right to terminate the Merger Agreement shall not be available to any party if the failure of such party, including the failure of Acquisition Sub in the case of Parent, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before the Termination Date;

•
any governmental law or order or other legal restraint or prohibition restraining or prohibiting the Merger becomes final and non-appealable or any law is in effect that permanently prevents or makes illegal the consummation of the Merger (the “Governmental Order Condition”), provided that the party seeking the right to terminate the Merger Agreement shall not be available if such party did not comply with certain obligations under the Merger Agreement or the existence of the Governmental Order Condition or taking of such action is primarily due to the failure of such party, including Acquisition Sub in the case of Parent, to perform any obligations under the Merger Agreement; or

•
the required vote of the stockholders of the Company to approve and adopt the Merger Agreement is not obtained at the special meeting (including any adjournments or postponements); provided that the terminating party is not itself in material breach of its obligations under the Merger Agreement.

The Company may also terminate the Merger Agreement:
•
in connection with entering into a definitive agreement related to a Superior Proposal prior to the receipt of the required vote of the stockholders of the Company to approve and adopt the Merger Agreement, subject to the terms and conditions of the Merger Agreement (including payment of a termination fee to Parent), as further described below under “The Merger Agreement—Termination;”

•
if Parent or Acquisition Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the Company’s obligations to complete the Merger would not be satisfied, and such breach is not cured by the earlier of the Termination Date or thirty days following notice of such breach, as further described below under “The Merger Agreement—Termination.”

•
if Parent and Acquisition Sub do not complete the Merger by the time Closing is required under the Merger Agreement and the Company notified Parent in writing that the conditions to the Merger have been satisfied or irrevocably waived, as applicable, and remained ready, willing and able to consummate the Merger at such time, as further described below under “The Merger Agreement—Termination.”

Parent may also terminate the Merger Agreement:
•	in the event of a withdrawal or change of recommendation by the Board or if the Board approves or recommends a Competing Proposal;
•	the Company breaches (other than any de minimis breach) the shareholder meeting or non-solicitation covenants; or
•
if the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to Parent’s obligations to complete the Merger would not be satisfied, and such breach is not cured by the earlier of the Termination Date or thirty days following notice of such breach, as further described below under “The Merger Agreement—Termination.”

The Company shall pay a termination fee of $3,500,000 in the following scenarios:
•
if, (A) a third party has made a Competing Proposal to the Company, (B) the Merger Agreement is subsequently terminated by Company or Parent for not being able to obtain the Requisite Stockholder Approval and at the time of the stockholder’s meeting a Competing Proposal has been publicly announced and not withdrawn, and (C) within nine months of termination of the Merger Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of the Competing Proposal, and that Competing Proposal is then consummated;

•	if prior to receipt of the required stockholder approval, the Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal; or
•
the Board, prior to obtaining the required stockholder approval, (i) fails to publicly reaffirm its recommendation that the stockholders of the Company vote in favor of the approval of the Merger Agreement (the “Company Recommendation”) within three business days following receipt of a written notice from Parent delivered after a Competing Proposal becomes publicly known, which notice requests such reaffirmation (or, if earlier, the date that is two business days prior to the special stockholders meeting), (ii) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, or (iii) approves or recommends, or propose publicly to approve or recommend, to the Company’s stockholders, any Competing Proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On April 16, 2023, the Company entered into a merger agreement providing for the Merger of Acquisition Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve and adopt the Merger Agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of the Company by Parent through the Merger of Acquisition Sub with and into the Company pursuant to the Merger Agreement. As a result of the Merger, following the Effective Time, the Company will become a wholly owned subsidiary of Parent, and you will no longer own shares in the Company but, instead, the right to receive the Merger Consideration.

Q:	What will I receive in the Merger?
A:
If the Merger is completed, you will be entitled to receive (i) $6.00 in cash, without interest, for each share of Company Common Stock owned by you, (ii) $1,000 in cash plus the aggregate amount of all accrued and unpaid dividends on such share of Series A Preferred Stock as of the Effective Time for each share of Series A Preferred Stock owned by you and (iii) $1,000 in cash for each share of Series B Preferred Stock owned by you. You will not be entitled to receive shares in the surviving corporation or in Parent.

The merger consideration payable in respect of the Company Common Stock represents a 134% premium of the Company’s 20-day volume-weighted average price of $2.56 as of April 14, 2023.
Q:	Where and when is the special meeting?
A:	The special meeting will take place virtually via live webcast at www.virtualshareholdermeeting.com/CHRA2023SM, on [•], 2023, at [•] local time.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve and adopt the Merger Agreement; and
•
to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement.

Q:	What vote of the Company’s stockholders is required to approve the Merger Agreement?
A:
Stockholders holding a majority of the voting power of the outstanding shares of Company Stock at the close of business on the record date for the determination of stockholders entitled to vote on the proposal to approve and adopt the Merger Agreement must vote “FOR” the proposal to approve and adopt the Merger Agreement. A failure to vote your shares of Company Stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

As of the close business on [•], 2023, the record date for the special meeting, there were [•] shares of Company Stock entitled to vote. Each Share of Company Common Stock will be entitled to one vote. Each share of Series A Preferred Stock and Series B Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Company Common Stock into which the shares of such Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date as set forth in the Certificate of Designations of Series A Preferred Stock and Certificate of Designations of Series B Preferred Stock.
The Holders (affiliates of Bernhard Capital Partners Management, LP (“BCP”)), who collectively control [•]% of the voting power of the outstanding Company Stock as of the record date, have entered into an agreement with the Company and Parent pursuant to which such persons are required to be present at the special meeting for purposes of establishing a quorum and to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement. Such Holders control a majority of the voting power of the outstanding Company Stock as of the record date that is sufficient to establish a quorum for the special meeting and to approve the Merger Agreement.
Q:	Have any significant stockholders indicated how they intend to vote at the special meeting?
A:
The Holders (affiliates of BCP), who collectively control [•]% of the voting power of the outstanding Company Stock as of the record date, have entered into an agreement with the Company and Parent pursuant to which such persons are required to be present at the special meeting for purposes of establishing a quorum and to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement. Such Holders control a majority of the voting power of the outstanding Company Stock as of the record date that is sufficient to establish a quorum for the special meeting and to approve the Merger Agreement.

Q:	How many shares are needed to constitute a quorum?
A:
A quorum will be present if holders of a majority the voting power of all of the outstanding shares of Company Stock entitled to vote at the meeting on the close of business on the record date are present virtually or represented by proxy at the special meeting. If a quorum is not present at the special meeting, under the Company’s bylaws, the Chairman will have the power to postpone the special meeting from time to time until a quorum is obtained. However, the Holders, who collectively control [•]% of the voting power of the outstanding Company Stock as of the record date, have entered into an agreement with the Company and Parent pursuant to which such persons are required to be present at the special meeting for purposes of establishing a quorum and to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement. Such Holders control a majority of the voting power of the outstanding Company Stock as of the record date that is sufficient to establish a quorum for the special meeting and to approve the Merger Agreement.

If you are a stockholder of record and you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.
If you hold your shares of Company Stock in “street name” with your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present at the special meeting since all of the proposals currently expected to be voted on at the special meeting are considered non-routine matters.
Q:	What vote of our stockholders is required to approve other matter to be discussed at the special meeting?
A:
The proposal regarding adjournment of the special meeting requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Stock present virtually or represented by proxy at the special meeting and entitled to vote on the proposal.

Q:	What is the difference between a stockholder of record and a “street name” holder?
A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:	If I am a beneficial owner of shares held in street name, how do I vote?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting virtually at the special meeting. Further, brokers who hold shares of Company Common Stock on behalf of their customers may not give a proxy to the Company to vote those shares without specific instructions from their customers.

If you are a Company stockholder who holds shares of Company Common Stock in “street name” and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and, assuming a quorum is present, will have no effect on the other proposals. Therefore, no “broker non-votes” can occur at the special meeting.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote on any particular proposal, the Company Common Stock represented by your proxy will be voted in favor of each such proposal.

Q:	How does the Board recommend that I vote?
A:	The Board unanimously recommends that our stockholders vote:
•	“FOR” the proposal to approve and adopt the Merger Agreement; and
•	“FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
Q:	What are some of the effects the Merger will have on the Company?
A:
The Company Common Stock is currently registered under the Exchange Act. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Following the consummation of the Merger, the Company Common Stock will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not approved by the Company’s stockholders, or if the Merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company.

Q:	What do I need to do now? How do I vote my shares of Company Common Stock?
A:
We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;
•	telephone, by calling the toll-free number listed on each proxy card; or
•	the internet, by accessing the address provided on each proxy card.
If you are a stockholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the Merger Agreement, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you hold your shares of Company Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the Merger Agreement.
Q:	Can I revoke my proxy?
A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, KY 40299, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting virtually (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?
A:
The vote to approve and adopt the Merger Agreement is based on the voting power of the total number of shares of Company Stock entitled to vote as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement.

Q:	Will my shares of Company Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of Company Common Stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Company Common Stock you hold of record, any shares of Company Common Stock so held will not be combined for voting purposes with shares of Company Common Stock you hold of record. Similarly, if you own shares of Company Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign, date and return, a separate proxy card for those shares of Company Common Stock because they are held in a different form of record ownership. Shares of Company Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company Common Stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Company Common Stock before completion of the Merger?
A:
If you transfer your shares of Company Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Company Common Stock through completion of the Merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the Merger. So, if you transfer your shares of Company Common Stock after the record date but before the closing of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger, but you will have retained the right to vote at the special meeting.
Q:	Should I send in any evidence of ownership now?
A:
No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for receiving the Merger Consideration. Do not send in any evidence of ownership now.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the Merger Consideration for my shares of Company Common Stock?
A:
Under Delaware law, if the Merger is completed, holders of Company Stock who (i) do not vote in favor of the approval and adoption of the Merger Agreement (ii) continuously hold (in the case of holders of record)

or continuously own (in the case of beneficial owners) their applicable shares of Company Stock through completion of the Merger, (iii) properly demand appraisal of their applicable shares, (iv) meet certain statutory requirements described in this proxy statement, and (v) do not withdraw their demands or otherwise lose their rights to appraisal will have the right to seek appraisal under Section 262 of the DGCL. This means that such holders may be entitled to have their shares of Company Stock appraised by the Delaware Court of Chancery and to receive the judicially determined “fair value” of their shares of Company Stock in lieu of receiving the Merger Consideration. This appraisal value could be more than, the same as, or less than the Merger Consideration that would have otherwise been received for those shares.
Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for perfecting and exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, which may be accessed without subscription or cost at the following publicly available website https://delcode.delaware.gov/title8/c001/sc09/#262.
Q:	Will I have to pay taxes on the Merger Consideration I receive?
A:
If you are a U.S. holder, the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:
If your shares of Company Common Stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares of Company Common Stock are voted.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company Common Stock held through brokerage firms. If your family has multiple accounts holding Company Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Saratoga Proxy Consulting, LLC. which is acting as the proxy solicitor for the Company in connection with the Merger, or the Company.

Saratoga Proxy Consulting, LLC
520 8th Avenue
New York, NY 10018
Shareholders may call toll-free: (888) 386-0379
Email: info@saratogaproxy.com
or
Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Attention: Investor Relations
(502) 245-1353
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents incorporated by reference in this proxy statement, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “could,” “intend,” “project,” “expect,” “estimate,” “anticipate,” “plan,” “believe,” “should,” or the negative versions of those words or other comparable words. These forward-looking statements do not relate solely to historical or current facts, rather they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results.
Various forward-looking statements in this proxy statement relate to the acquisition by Parent of the Company. Important transaction-related and other risk factors that could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the completion of the transaction on unanticipated terms and timing, including delays in obtaining required stockholder and regulatory approvals, and in satisfying the other conditions to the completion of the transaction; (iii) significant transaction costs associated with the transaction; (iv) potential litigation relating to the transaction, including the effects of any outcomes related thereto; (v) the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations; (vi) the ability of the Company to retain and hire key personnel; and (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction.
Other factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:
•	the impacts of the COVID-19 pandemic on the Company's business;
•	our business strategy;
•	our operating cash flows, the availability of capital and our liquidity;
•	our future revenue, income and operating performance;
•	our ability to sustain and improve our utilization, revenue and margins;
•	our ability to maintain acceptable pricing for our services;
•	our future capital expenditures;
•	our ability to finance equipment, working capital and capital expenditures;
•	competition and government regulations;
•	our ability to obtain permits and governmental approvals;
•	pending legal or environmental matters or liabilities;
•	environmental hazards;
•	industrial accidents;
•	business or asset acquisitions;
•	general economic conditions;
•	credit markets;
•	our ability to successfully develop our research and technology capabilities and to implement technological developments and enhancements;
•	uncertainty regarding our future operating results;
•	our ability to obtain additional financing on favorable terms, if required, to fund the operations and growth of our business;

•	timely review and approval of permits, permit renewals, extensions and amendments by regulatory authorities;
•	our ability to comply with certain debt covenants and the covenants contained in the Merger Agreement;
•	our expectations relating to dividend payments and our ability to make such payments, if any; and
•	plans, objectives, expectations and intentions contained in this proxy statement that are not historical.
Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on May 31, 2023 and subsequent filings with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

THE COMPANIES
Charah Solutions, Inc.
Charah Solutions, Inc. is a Delaware corporation with principal executive offices located at 12601 Plantside Drive, Louisville, KY 40299, telephone number (502) 245-1353. Charah is a leading national service provider of mission-critical environmental services and byproduct recycling to the power generation industry. We offer a suite of remediation and compliance services, byproduct services, raw material sales and Environmental Risk Transfer services. We also design and implement solutions for complex environmental projects (such as coal ash pond closures) and facilitate coal ash recycling through byproduct marketing and other beneficial use services. We believe we are a partner of choice for the power generation industry due to our quality, safety, domain experience and compliance record, all of which are key criteria for our customers. In 2022, we performed work at more than 40 coal-fired generation sites nationwide.
A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on May 31, 2023 and which is incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Acquisition Parent 0423 Inc.
Acquisition Parent 0423 Inc. is a Delaware corporation with principal executive offices located in California and New York, telephone number (415) 968 2488, Parent is the sole stockholder of Acquisition Sub and was formed solely for the purpose of entering into the Merger Agreement and related agreements and completing the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and related agreements. Upon completion of the transactions contemplated thereby, Charah will be a direct wholly owned subsidiary of Parent.
The Parent is a wholly owned subsidiary of investment funds affiliated with SER, a private investment firm focused on sustainable investment. SER has total commitments of $475 million as of December 31, 2022, with assets invested across a core group of industries where SER has considerable knowledge and resources.
Acquisition Sub April 2023 Inc.
Acquisition Sub April 2023 Inc. is a Delaware corporation and wholly owned subsidiary of Parent with principal executive offices located in California and New York, telephone number (415) 968 2488. Acquisition Sub was formed was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held which will be held virtually via live webcast at www.virtualshareholdermeeting.com/CHRA2023SM on [•], 2023, at [•] local time.
Purposes of the Special Meeting
One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve and adopt the Merger Agreement. Our stockholders must approve and adopt the Merger Agreement for the Merger to occur. If our stockholders fail to approve and adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described under “The Merger Agreement.”
Our stockholders are also being asked to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.
This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about [•], 2023.
Recommendation of the Company’s Board of Directors
After careful consideration, the Board has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger and other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders. Certain factors considered by the Board in reaching its decision to approve and adopt the Merger Agreement may be found in the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement.
In addition, the Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Record Date and Quorum
The holders of record of Company Stock as of the close of business on [•], 2023, the record date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, approximately [•] shares of Company Common Stock, 26,000 shares of Series A Preferred Stock and 30,000 shares of Series B Preferred Stock were issued and outstanding.
The presence at the special meeting, virtually or by proxy, of holders of a majority of all the voting power of all of the outstanding shares of Company Stock entitled to vote at the meeting at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions as described below under the sub-headings “The Special Meeting—Voting; Proxies; Revocation—Providing Voting Instructions by Proxy” will be included in the calculation of the number of shares considered to be present at the special meeting.
Shares of Company Common Stock held by stockholders of record that submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.

Shares of Company Common Stock held by stockholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.
The Holders, who collectively control [•]% of the voting power of the outstanding Company Stock as of the record date, have entered into an agreement with the Company and Parent pursuant to which such persons are required to be present at the special meeting for purposes of establishing a quorum and to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement. Such Holders control a majority of the voting power of the outstanding Company Stock as of the record date that is sufficient to establish a quorum for the special meeting and to approve the Merger Agreement.
Required Vote
Each share of Company Common Stock issued and outstanding at the close of business on the record date is entitled to one vote at the special meeting. Each share of Series A Preferred Stock and Series B Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Company Common Stock into which the shares of such Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date as set forth in the Certificate of Designations of Series A Preferred Stock and Certificate of Designations of Series B Preferred Stock.
For the Company to complete the Merger, stockholders holding a majority of the voting power of the outstanding shares of Company Stock entitled to vote on the proposal to approve the Merger Agreement at the close of business on the record date must vote “FOR” the proposal to approve and adopt the Merger Agreement. A failure to vote your shares of Company Common Stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.
Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company Stock or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the adjournment proposal.
As of the close of business on the record date, approximately [•] shares of Company Common Stock, 26,000 shares of Series A Preferred Stock and 30,000 shares of Series B Preferred Stock were issued and outstanding.
The Holders, who collectively control [•]% of the voting power of the outstanding Company Stock as of the record date, have entered into an agreement with the Company and Parent pursuant to which such persons are required to be present at the special meeting for purposes of establishing a quorum and to vote their shares “FOR” the proposal to approve and adopt the Merger Agreement. Such Holders control a majority of the voting power of the outstanding Company Stock as of the record date that is sufficient to establish a quorum for the special meeting and to approve the Merger Agreement.
Voting by the Company’s Directors and Executive Officers
As of the close of business on the record date, directors and executive officers of the Company were entitled to vote [•] shares of Company Common Stock, or approximately [•]% of the voting power of the shares of Company Stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the Merger Agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.
Voting; Proxies; Revocation
Attendance
All holders of Company Stock as of close of business on the [•], 2023 record date, including stockholders of record and beneficial owners of Company Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person
Stockholders of record will be able to vote virtually at the special meeting. If you are not a stockholder of record, but instead hold your shares of Company Stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote virtually at the special meeting.
Providing Voting Instructions by Proxy
To ensure that your shares of Company Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting virtually.
Shares of Company Stock Held by Record Holder
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the internet by accessing the internet address as specified on the enclosed proxy card. Your shares of Company Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card by Mail. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company Stock will be voted in the manner directed by you on your proxy card.
If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote virtually, the effect will be that your shares of Company Stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Shares of Company Stock Held in “Street Name”
If your shares of Company Stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the internet, in addition to providing voting instructions by a voting instruction form.
In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Company Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the Merger Agreement or any of the other proposals described in this proxy statement. Therefore, no “broker non-votes” can occur at the special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the Merger Agreement or any of the other proposals described in this proxy statement. Since all of the proposals currently expected to be voted on at the special meeting are considered non-routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals. For shares of Company Stock held in “street name,” only shares of Company Stock affirmatively voted “FOR” the proposal to approve and adopt the Merger Agreement will be counted as a favorable vote for such proposal.
Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•
submitting a new proxy with a later date, by using the telephone or internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting virtually; or
•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o Charah Solutions, Inc., 12601 Plantside Drive, Louisville, KY 40299.
Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.
Abstentions
An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement but, assuming a quorum is present, will have no effect on the outcome of the adjournment proposal.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, virtually or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve and adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.
The special meeting may be adjourned by the Board or the chairperson of the special meeting as long as the holders of a majority of the shares of Company Stock are present virtually or represented by proxy at the special meeting. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company Stock. Saratoga Proxy Consulting, LLC, a proxy solicitation firm, has been retained to assist the Company in the solicitation of proxies for the special meeting, and the Company will pay Saratoga Proxy Consulting, LLC $10,000, plus customary disbursements for these services. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the internet by Saratoga Proxy Consulting, LLC, or, without additional compensation, by certain of the Company’s directors, officers and employees.
Other Information
You should not send documents representing Company Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company Stock for the Merger Consideration.

THE MERGER

(PROPOSAL 1)
Certain Effects of the Merger
If the Merger Agreement is approved and adopted by the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Acquisition Sub will be merged with and into the Company with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.
Upon the consummation of the Merger, at the Effective Time, each issued and outstanding share of Company Common Stock (other than (i) Company Common Stock owned by Parent, Acquisition Sub or any of their respective wholly owned subsidiaries (other than the Company), (ii) Company Common Stock owned by the Company or the Company’s subsidiaries, or (iii) Company Common Stock owned by holders who have properly exercised appraisal rights under Section 262 of the DGCL), will be cancelled and extinguished and converted into the right to receive $6.00 in cash, without interest. In addition, at the Effective Time, each share of Series A Preferred Stock and Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and Section 7 of the Certificate of Designations of Series B Preferred Stock in exchange for (i) in the case of the Series A Preferred Stock, $1,000 in cash plus the aggregate amount of all accrued and unpaid dividends on such share of Series A Preferred Stock as of the Effective Time or (ii) in the case of the Series B Preferred Stock, $1,000 in cash for each share of Series B Preferred Stock, respectively.
The Company Common Stock is currently registered under the Exchange Act. As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the Merger, the Company Common Stock will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company Common Stock, in each case in accordance with applicable law, rules and regulations.
Background of the Merger
As part of their ongoing evaluation of the Company’s business, the Board and the Company’s senior management periodically review and assess the Company’s operations, financial performance, total stockholder return, and prospects in light of industry conditions and the general economic environment and their potential impact on the Company’s long-term strategic goals and plans, which review and assessment includes potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives.
In December of 2021, based on the Company’s recent performance and prevailing market trends, the Board directed Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), already under engagement as the Company’s financial advisor, to advise the Board on the strategic alternatives available to the Company. On January 28, 2022, the Board met by videoconference and was joined by representatives of Houlihan Lokey. Houlihan Lokey discussed new debt, new preferred shares, a reverse stock split, and various strategic alternatives available to the Company and the pros and cons of each. Ultimately, Houlihan Lokey recommended that the Company either engage in a process to locate a potential buyer for the Company or continue as a public company and pursue the Company’s strategic plan. As part of its consideration of potential strategic alternatives, in March 2022, the Board directed Houlihan Lokey to begin reaching out to potential strategic and financial buyers regarding a potential acquisition of the Company. Houlihan Lokey contacted 28 potential buyers on behalf of the Company and ultimately received two non-binding indications of interest (including one submitted by SER). SER’s indication of interest, received by the Company on June 22, 2022, contained a proposal that it acquire 100% of the equity of the Company at a price per share of Company Common Stock of $41.00 (on an as-adjusted basis taking into account the effect of the Company’s 10-1 reverse stock split which was effected on December 29, 2022), representing a 0.2% premium relative to the closing trading price of the Company’s Common Stock as of June 22, 2022 of $40.90 (on an as-adjusted basis taking into account the effect of the Company’s 10-1 reverse stock split which was effected on December 29, 2022), but noted that it would expect to raise approximately 50% of the purchase price from co-investors. Fourteen other parties entered into customary confidentiality agreements with the Company (none of which contained “don’t ask, don’t waive” provisions) before deciding not to move forward, largely because the Company’s diverse service offerings and overall business was not a fit with their core strategy, because of other competing priorities or because they perceived the Company to be trading at a valuation that was in excess of what they would be willing to pay to acquire the Company. Two of those parties made initial inquiries and were encouraged to submit initial indications of interest but chose not to proceed. Given the lack of premium included in the proposal from SER, the Board instructed Houlihan Lokey to communicate to SER that the bid price would need to be improved in order for SER to continue on to the next phase of the process. In mid-July 2022, SER informed Houlihan Lokey that it would not be able to improve the terms of its indication of interest and declined to move forward in the process.
In late July 2022, the second initial bidder provided a bid solely for the Company’s coal combustion residuals business (the “CCR Business”) and included a potential purchase price in the range of $80 million to $100 million. On August 2, 2022, the Board met by videoconference and was joined by representatives of Houlihan Lokey. Houlihan Lokey provided a review of the bid for the CCR Business and outlined the Company’s options for a response to the bid. After discussion and consideration of the potential value of a sale of the CCR Business (including consideration of input from Houlihan Lokey on the valuation implied by the bid), the challenges of disentangling the CCR Business from the Company’s other business segments and the possibility of continuing operations with only the Company’s other businesses, the Board ultimately determined that a sale of the CCR Business alone was not in the best interests of the Company and its stockholders, and directed Houlihan Lokey to express to the second bidder that the Company was only interested in a sale of the entire enterprise.
During July and August, 2022, with the limited interest from potential bidders in the attempted sale process and the need for additional liquidity due to continued losses from projects, insufficient capital to support project working capital (including recovery of past due balances owed to vendors), continued funding of certain Environmental Risk Transfer (“ERT”) projects, and an inefficient overhead structure, the Company considered options to secure additional financing, including third party credit and potential strategic divestitures. With limited options, the Company engaged in discussions with BCP and another existing stockholder of the Company to provide such financing. At the time, BCP and its affiliates owned approximately 59% of the total voting power of the outstanding Company Stock. On August 10, 2022, the Board formed a special committee consisting solely of disinterested and independent directors to review, evaluate, negotiate and approve the terms of the potential financing, and, in connection therewith, the special committee retained Vinson & Elkins L.L.P. (“V&E”) to act as its legal counsel and Valuation Research Corporation (“VRC”) to act as its financial advisor. After receiving and evaluating term sheets from BCP and the other stockholder, and discussing with its legal and financial advisors, the special committee ultimately recommended proceeding with the financing offered by BCP. After receipt and review of the results of a financial analysis from VRC, on August 15, 2022, the special committee approved entry by the Company and certain of its subsidiaries into a Term Loan Agreement (the “Term Loan Agreement”) with CPSA and an affiliate of BCP. The Term Loan Agreement addressed the Company’s immediate liquidity needs by providing for a delayed-draw term loan in an aggregate principal amount of $20 million.
In the months following, the Company’s liquidity concerns continued. In October 2022, the Company was again considering options to secure additional financing, and BCP again expressed a willingness to provide the necessary financing on an expedited basis. At the time, BCP and its affiliates owned approximately 59% of the total voting power of the outstanding Company Stock. On October 21, 2022, the Board met by videoconference to discuss alternative financing opportunities, including potential financing on the Company’s Avon Lake properties or other third party financing. The Board discussed the fact that discussions with potential third party financing sources suggested that a financing on the Avon Lake properties would not yield sufficient cash, and that the potential timelines for the third party financing options would likely not align with the Company’s liquidity needs. At the meeting, the Board ultimately formed a special committee consisting solely of disinterested and independent directors to review, evaluate, negotiate and approve the terms of the potential financing and, in connection therewith, the special committee retained V&E to act as its legal counsel and VRC to act as its financial advisor. While negotiations with BCP continued as to the terms and structure of the potential financing, the special committee continued to evaluate potential alternative options, including expanding existing loans and securing new loans on unencumbered property. No viable third-party options were identified. After review of the terms and conditions of the transaction (including discussion with V&E and VRC), and receipt and review of a third-party fairness opinion from VRC, on November 14, 2022, the special committee approved a financing transaction involving the creation, issuance and sale of Series B Preferred Stock with a liquidation preference of $30 million to CPSA for aggregate consideration of $22.8 million. Following the closing of the transaction, BCP and its affiliates owned approximately 71% of the total voting power of the outstanding Company Stock.
During the same time, the Board had also begun considering and reviewing a potential reverse stock split of the Company Common Stock due to its declining trading price. After receiving advice from legal counsel and financial advisors, on November 14, 2022, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-10, such that every 10 shares of Company Common Stock issued outstanding on the effective date of such reverse stock split would be automatically combined into one share. On December 14, 2022, the reverse stock split was approved by the requisite stockholders of the Company. On December 28, 2022, the Company received notification from NYSE of the potential delisting of the Company’s Common Stock because the average closing price of the Company Common Stock was less than $1.00 over a consecutive 30-trading day period. The reverse stock split was effected on December 29, 2022.
During the same time, the Company experienced significant changes to its senior leadership. On October 17, 2022, Roger Shannon, who had been serving as the Company’s chief financial officer, resigned and on the same day was replaced by Jonathan Batarseh. Additionally, on November 14, 2022, Scott Sewell, who had been serving as the Company’s chief executive officer, resigned and on the same day was replaced by Mr. Batarseh, and Joe Skidmore was appointed to serve in the newly-vacated role of the Company’s chief financial officer.
In November of 2022, SER and a BCP representative had a meeting to discuss the Company. During the meeting, which was held on November 18, 2022, the participants acknowledged that the Company would consider any proposal in respect of the Company and, if such proposal was compelling, the Board would provide access to the Company’s management in order to further explore the possibility of a transaction. SER was instructed to submit a written proposal to the Board, if interested in pursuing a transaction with the Company following their analysis of the recently announced earnings information.
On December 7, 2022, the Board received an updated indication of interest from SER which included a price per share of Company Common Stock of $18.20 (which represented a 100% premium to the volume-weighted average closing share price of the Company Common Stock during the 10 trading days prior thereto) and a price per share equal to 100% of the respective liquidation preferences for all shares of Series A Preferred Stock and the Series B Preferred Stock. On December 8, 2022, the Board held a special meeting via videoconference to discuss the proposal. At the meeting, the Board discussed the reputation of SER, the terms of the proposed transaction as set forth in the proposal, the security of SER’s financing, the lack of traction with other potential bidders resulting from the 2022 sales process and the potential distraction to management that could be caused by considering the offer further. It was noted that while the second bidder from the 2022 sales process had expressed interest in a transaction involving the Company, it had failed to produce a reliable co-investor that would be necessary to consummate such a transaction. The Board determined that the SER team had the reputation of a knowledgeable buyer in the industry and one that would be capable of conducting a focused due diligence effort. At the meeting, the Board determined that it would direct Houlihan Lokey to facilitate SER’s exploration of a potential transaction with the Company and to inquire about the sufficiency of SER’s financing (and whether any co-bidder would be required). The Board also directed management to prepare a 2023 forecast that could be shared with SER, and to designate certain members of management to attend a half-day meeting with SER personnel to discuss the business of the Company and answer SER’s preliminary diligence questions.
On December 9, 2022, representatives of Houlihan Lokey and members of management held a call with SER to clarify the terms set forth in SER’s indication of interest. On December 10, 2022, Houlihan Lokey communicated to SER that the Board was willing to allow SER to proceed with diligence, although the ultimate value at which a potential sale transaction would take place would likely need to be higher than the share price indicated by SER’s indication of interest.
During December 2022, the Company’s management team also formed a plan of recovery for the business focused on restructuring the business to reduce costs, preserve cash and improve the continued negative cash usage outlook, improve project oversight to ensure consistent project performance, and grow the business.

On the evening of December 14, 2022, Jonathan Batarseh, President and Chief Executive Officer of the Company, Nathan Boone, Chief Commercial Officer of the Company, Scott Reschly, Vice President of Operations of the Company, and Joe Skidmore, Chief Financial Officer of the Company, and representatives of SER and Houlihan Lokey, held a meeting and a subsequent dinner in Louisville to introduce the respective teams and discuss the Company’s business at a high level.
Following the meeting, on December 18, 2022, SER provided the Company with a detailed due diligence request list. The Company commenced with gathering responses and on December 30, 2022, the Company granted SER access to a virtual data room where responses to certain of SER’s diligence requests were posted. During the next several weeks, representatives of SER, Houlihan Lokey and Company management met periodically via videoconference and teleconference to discuss various aspects of SER’s due diligence review of the Company, including its operations, product portfolio and roadmap, business unit and customer trends, unit economics, cost structure, financial forecast and growth strategy. On January 10, 2023, the Company granted SER permission to speak with potential co-investors regarding an equity co-investment in connection with the potential transaction. On February 15, 2023, the Company completed its responses to SER’s initial high priority due diligence requests.
In early January, two additional third parties made unsolicited initial inquiries regarding a potential transaction involving the Company, and both were encouraged to submit an initial indication of interest. Neither party submitted a formal indication of interest.
On January 13, 2023, the Company received notification from the NYSE of potential delisting because the Company's total market capitalization had dropped below $50 million over a consecutive 30-trading day period and its aggregate stockholders' equity was less than $50 million. On February 27, 2023, the Company filed a Compliance Plan with the NYSE designed to reestablish the $50 million threshold for market capitalization and aggregate stockholders’ equity within 10 months. However, on April 3, 2023, the Company was delisted from the NYSE because the Company's average total market capitalization dropped below $15 million over a consecutive 30-trading day period.
At a meeting of the Board via videoconference on February 20, 2023, management explained to the Board that while discussions with SER had been ongoing, SER had reported that the initial diligence responses had raised additional follow-up questions and data requirements that were delaying the timing of SER's diligence process and ability to deliver an updated indicative offer. Again facing the need for additional liquidity, the Board discussed the delay, the Company’s cash position, and whether other strategic alternatives would need to be explored. Meanwhile, the Company continued to use cash to remediate legacy project related issues and improve project working capital, including recovery of past due balances owed to vendors and continued funding of ERT projects.
On March 9, 2023, SER submitted an updated indication of interest proposing to purchase 100% of the outstanding Company Common Stock at a price of $9.70 per share (which represented a 93% premium to the volume-weighted average closing share price of the Company Common Stock during the 10 trading days prior thereto) and all of the outstanding Series A Preferred Stock and Series B Preferred Stock at 100% of their respective liquidation preferences. The $9.70 per share price included in the revised indication of interest reflected the Company’s failure to meet expectations for 2022, an increase in net debt on the Company’s balance sheet beyond what SER understood at the time of SER’s initial indication of interest, and the continued deterioration of the Company’s share price to a point where the $9.70 offer in SER’s revised indication of interest represented a similar premium in relation to the Company’s share price at the time of SER’s initial indication of interest. At a meeting of the Board held via videoconference on March 14, 2023, the Board discussed the updated indication of interest and the Company’s ongoing need for liquidity. During the meeting, it was noted that SER had not yet been made fully aware of the Company’s need for additional liquidity, but that based on preliminary discussions, SER was still interested in pursuing a transaction. Management noted that SER’s due diligence was relatively well advanced and expected that it would be completed in a matter of weeks.
On March 15, 2023, the Board met via videoconference and was joined by representatives from Houlihan Lokey and Willkie Farr & Gallagher LLP (“Willkie”), which the Company engaged to assist with the potential SER transaction, as well as to explore alternatives in advance of a potential restructuring of the Company. Willkie provided the Board with an overview of its fiduciary duties in connection with its evaluation of strategic alternatives (including the potential transaction with SER or a potential bankruptcy filing). Houlihan Lokey provided an overview of the history of discussions with SER and their current indication of interest letter. Houlihan Lokey noted certain concerns in respect of the letter, including that it was a non-binding offer, that it included open tax and budget bridge items, and that SER’s stated timeline was longer than desired. However, Houlihan Lokey noted that while SER had not requested the Company commit to exclusive negotiations, SER had asked that the Company affirm its interest in continuing discussions on the terms presented in SER’s March 9, 2023 letter by the evening of March 15, 2023. Relative to the alternatives available to the Company, and after discussion and consideration of the risks to the Company’s operating budget, SER’s continued display of credibility throughout the diligence process, the Company’s ongoing liquidity needs and the Company’s limited financing options, the Board viewed a potential transaction with SER as the best available path forward despite the decrease in share price represented in SER’s revised indication of interest. The Board directed Houlihan Lokey to respond to SER that the Company was interested in continuing discussions in good faith on an accelerated timeframe At the Board’s request, Willkie prepared an initial draft of a Merger Agreement and, on March 19, 2023, the draft was shared with representatives of SER.
In subsequent diligence discussions with SER on or around March 20, 2023, the Company’s management team articulated the Company’s need for additional capital to provide near-term liquidity and support long-term growth. The near-term liquidity would allow the Company to continue its working capital recovery plan by paying certain vendors whose invoices were past due.
At the same time, the Company was concurrently exploring options to secure additional financing to meet near-term liquidity needs, and BCP expressed a willingness to provide the necessary financing, but only in connection with the Company’s entry into definitive agreements providing for a transaction with SER. On March 16, 2023, the Board approved the formation of a special committee consisting solely of disinterested and independent directors to review, evaluate, negotiate and approve the terms of the potential financing and, in connection therewith, the special committee retained Willkie to act as its legal counsel and VRC to act as its financial advisor. The special committee directed Willkie, on behalf of the special committee, to make formal outreach to BCP and another potential financing source regarding a potential bridge financing. While negotiations between the Company and BCP continued as to the terms and structure of a potential financing, the special committee evaluated potential alternative options, including expanding existing loans and securing new loans on unencumbered property, and directed that the Company reach out to potential providers of third-party capital.
On March 28, 2023, Jones Day, outside counsel to SER, returned a revised Merger Agreement to Willkie.
On March 29, 2023, SER submitted a revised indication of interest reiterating its prior proposal to purchase 100% of the outstanding Company Common Stock at a price of $9.70 per shares and all of the outstanding Series A Preferred Stock and the Series B Preferred Stock at 100% of their respective liquidation preferences, with two revised terms: (1) the upfront consideration to be paid by SER would need to be reduced by $8 million, and (2) BCP would be required to provide a consent under the Term Loan Agreement such that (a) the balance owed by the Company thereunder would remain outstanding for a negotiated period of time following the Closing and (b) the interest rate would be reduced from 12% to 6% in connection with the closing of the transaction. Such changes were proposed after SER became aware of the Company’s need for an additional $20 million in capital in order to be current on its accounts payable and support the business as a going concern.
On March 30, 2023, the Board met by videoconference to discuss SER’s comments on the Merger Agreement. Representatives from Willkie and Houlihan Lokey joined the meeting. Willkie and the Board discussed the terms of the revised draft of the Merger Agreement, including that the draft proposed that BCP indemnify SER for losses, if any, related to a pending stockholder request for information regarding transactions between BCP and the Company and any future related litigation, a right to match any superior proposal the Company might receive from a third party during the period from the signing of the Merger Agreement to the closing of the transaction, a termination fee of 4% of aggregate equity value of the Company, a reverse termination fee of 4% of aggregate equity value of the Company and certain restrictions on the operations of the business during the executory period. The Board discussed the risks presented by the match right included in the revised Merger Agreement, and the fact that it could diminish the appeal for other potential acquirors to provide a superior proposal after the announcement of the transaction. The Board, with the assistance of Houlihan Lokey, reviewed the limited potential alternatives to a transaction with SER that could be available to the Company, and each alternative’s potential value, execution risk and associated timing considerations and costs, including the Company’s additional liquidity needs. The Board considered the risks of taking what could be viewed as overly aggressive stances on certain issues in the Merger Agreement given the Company’s liquidity needs, including the risk that SER could withdraw its proposal, and the limited likelihood that any other potential acquiror would materialize after the announcement of the transaction given the Company’s recent attempted sales process and the lack of attractive actionable proposals provided by potential acquirors. The Board also discussed the reverse termination fee as problematic given that its inclusion would reduce closing certainty and would limit the Company’s ability to recover from SER in the event SER were to breach its obligations to consummate the closing pursuant to the Merger Agreement. After this discussion, the Board elected to respond by proposing a termination fee of 2% of aggregate equity value of the Company, the removal of the reverse termination fee construct, a rejection of the indemnity and an acceptance of the requested match right for a superior proposal. At the direction of the Board, Willkie prepared a revised draft of the Merger Agreement which was shared with Jones Day on April 5, 2023.
On April 3, 2023 and April 4, 2023, Jonathan Batarseh met with SER representatives for dinner and in-person meetings in New York City. The meetings addressed a variety of topics, including key customer relationships, overall market opportunities, customer engagement post-acquisition and key leadership within the Company.
On April 10, 2023, Jones Day returned a revised Merger Agreement to Willkie.
On April 11, 2023, the Board met by videoconference to discuss the revised Merger Agreement. Representatives from Willkie and Houlihan Lokey joined the meeting. Willkie discussed the issues presented by the revised Merger Agreement, including the reiterated indemnification proposal, a termination fee of 4% of aggregate equity value of the Company, and implementation of SER’s prior request that BCP provide a consent under the Term Loan Agreement such that (a) the balance owed by the Company thereunder would remain outstanding following the closing and (b) the interest rate would be reduced from 12% to 6% in connection with the closing of the transaction. BCP representatives on the Board indicated that BCP had a potential willingness to provide the consent requested under the Term Loan Agreement in connection with the signing of a definitive Merger Agreement, but that BCP would not be willing to provide the requested indemnification. The Board discussed the risks presented by a higher termination fee, including that a higher termination fee would make it more expensive for alternative acquirors to acquire the Company and could discourage bidders from submitting proposals during the executory period. The Board also discussed the risks of taking what could be viewed as overly aggressive stances on certain issues in the Merger Agreement given the Company’s liquidity needs, including the risk that SER could withdraw its proposal, and the limited likelihood that any other potential acquiror would materialize after the announcement of the transaction given the Company’s recent attempted sales process and the lack of attractive actionable proposals provided by potential acquirors. After that discussion, the Board directed Willkie to propose a termination fee equal to 3% of the aggregate equity value of the Company and to contact BCP’s outside legal counsel regarding the requested Term Loan Agreement consent and amendment in order to confirm BCP’s willingness to provide the consent and to authorize BCP to discuss the Term Loan Agreement with SER. At the direction of the Board, Willkie prepared a revised draft of the Merger Agreement which was shared with Jones Day on April 13, 2023.
On April 11, 2023, Jonathan Batarseh met with a SER representative and a BCP representative to discuss the rollover and amendment of the Term Loan Agreement and the requested indemnification. The participants discussed the modifications BCP would be prepared to make to the Term Loan Agreement in order to facilitate a transaction, including a waiver of the mandatory prepayment provision and a change to the maturity date. BCP indicated it was not prepared to accept any decrease in the interest rate of the note. At the meeting, BCP also reiterated that it was not willing to provide the requested indemnification, but would be willing to enter into a voting and support agreement pursuant to which it would commit to voting the Company Stock held by its affiliates in favor of the SER transaction. Later that week, representatives of SER and BCP again discussed modifications to the Term Loan Agreement by phone, and were able to find alignment that the amendment to the Term Loan Agreement would (i) waive the mandatory prepayment provisions with respect to certain asset sale proceeds, (ii) join certain subsidiaries of the Company as guarantors under the Term Loan Agreement, (iii) extend the deadline for certain financial deliverables for the fiscal year ended December 31, 2022 and (iv) extend maturity through December 31, 2025, among other things. However, representatives of SER indicated it considered the requested indemnification and the Term Loan interest rate to be economic points, and the value would need to be accounted for in a revised offer. Mr. Batarseh asked that SER include the revised price proposal in Jones Day’s next revised draft of the Merger Agreement.
On April 14, 2023, Jones Day returned a revised Merger Agreement to Willkie which contained the revised proposal from SER of a price per share of Company Common Stock of $6.00 (representing a premium of approximately 57% over the closing price of the Company Common Stock on April 14, 202 and, a premium of

134% over the volume-weighted average closing share price of the Company Common Stock during the 20 trading days prior). From April 14, 2023 through April 16, 2023, Willkie and Jones Day exchanged several revised drafts of the Merger Agreement in order to finalize and resolve the remaining open matters in the document, pending agreement on the final price.
On April 16, 2023, the special committee held a meeting by videoconference attended by representatives of VRC and Willkie. The special committee discussed the absence of viable third-party financing options that had been identified since the special committee’s formation, and that management’s discussions with BCP had resulted in amenable terms which would provide the Company with additional near-term liquidity. The special committee reviewed the terms of an amendment to the Term Loan Agreement which provided for (i) a waiver of the mandatory prepayment provisions with respect to certain asset sale proceeds, (ii) the joinder of certain subsidiaries of the Company as guarantors under Term Loan Agreement, (iii) an extension of the deadline for certain financial deliverables for the fiscal year ended December 31, 2022 and (iv) an extension of the maturity through December 31, 2025, among other things. The special committee discussed that the amendment would provide the Company with more than $10 million dollars of additional near-term liquidity. After receipt and review of a fairness opinion from VRC, on April 16, 2022, the special committee approved entry by the Company and certain of its subsidiaries into the amendment to the Term Loan Agreement.
On April 16, 2023, the Board held a meeting by videoconference attended by the Company’s senior management and representatives of Houlihan Lokey and Willkie. Willkie reviewed the Board’s fiduciary duties and other legal matters in connection with the Board’s consideration of the proposed Merger Agreement and reviewed with the Board the terms of the proposed Merger Agreement, including a termination fee of $3.5 million, which represented approximately 3.97% of the aggregate equity value of the Company. The Board discussed the revised price of $6.00 per share of Company Common Stock (representing a premium of approximately 57% over the closing price of the Company Common Stock on April 14, 2023 and a premium of 134% over the volume-weighted average closing share price of the Company Common Stock during the 20 trading days prior). Representatives of Houlihan Lokey then reviewed and discussed its financial analyses with respect to the Company and the proposed merger. The Board considered the implications of the analysis and asked questions of Houlihan Lokey related to the analysis. Later that day, the Board reconvened with representatives of Houlihan Lokey and Willkie in attendance and, at the request of the Board, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 16, 2023), as to the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Common Per Share Merger Consideration to be received by such holders pursuant to the Merger Agreement.
The Board considered the benefits and costs to stockholders of capturing and monetizing the value of the business through SER’s all-cash proposal, versus the risks and opportunities of continuing on a stand-alone basis, soliciting proposals for various divestiture alternatives such as the sale or spin out of one or more of the Company’s business units or a potential restructuring of the Company (including through a bankruptcy process). The Board considered the terms of the Merger Agreement that would allow the Company to entertain certain third-party proposals following the execution and announcement of the Merger Agreement subject to the payment of the termination fee if the Board were to pursue an alternative proposal that was superior to the Merger, no matter when the superior proposal was received prior to the special meeting of stockholders to adopt the Merger Agreement. After discussion, the Board concluded that it would be in the best interests of the Company and its stockholders to secure the benefits of the proposed transaction with SER, while retaining the limited ability to pursue and accept a superior proposal following announcement of a transaction with SER.
The Board unanimously approved and declared advisable the Merger Agreement, determined that the Merger Agreement was advisable and in the best interests of the Company and its stockholders, and resolved to recommend that the stockholders adopt the Merger Agreement.
On the evening of April 16, 2023, the Company and affiliates of SER executed the Merger Agreement.
On the morning of April 17, 2023, prior to the commencement of trading, the Company and SER issued a joint press release announcing the transaction and their execution of a definitive Merger Agreement.
Reasons for the Merger
As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” prior to and in reaching its determination to approve the Merger Agreement, the Board consulted with and received the advice of Houlihan and Willkie, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the Merger Agreement, each of which the directors believed supported their decision, including the following material factors:
•
the current and historical market prices of the Company Common Stock, including the market performance of the Company Common Stock relative to general market indices and to other companies in the Company’s industry, and that the $6.00 per share price to be paid in cash in respect of each share of Company Common Stock, which represented a premium of approximately 57% over the closing price of the Company Common Stock on April 14, 2023 (the last trading day prior to the Board’s approval of the Merger Agreement), a premium of 134% over the volume-weighted average closing share price of the Company Common Stock during the 20 days prior to the Board’s approval of the Merger Agreement;

•
that the Merger Consideration of $6.00 in cash per share of Company Common Stock is likely to be more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to: an acquisition by a different buyer; dispositions of certain subsidiaries of the Company; acquisitions by the Company of other businesses; and the continued operation of the Company on a stand-alone basis taking into account its prospects, in each of the foregoing cases, in light of a number of factors, including the risks, costs, challenges, timing considerations and uncertainty associated with those alternatives;

•
the Company’s financial condition and ongoing liquidity concerns, including the current and historical financial condition and results of operations of the Company, and that the Company and the independent auditor of the Company’s audited financial statements for fiscal year 2022 had raised doubt as to the Company’s ability to continue to operate as a going concern;

•
if the Merger were not consummated, the Company’s ability to operate as a going concern could be impaired due to its inability to fund its ongoing operations, and that such impairment could reasonably be expected to result in the reorganization or liquidation of the Company in a voluntary or involuntary bankruptcy proceeding if it were unable to secure additional external financing and that, based on the Company’s challenges to date, it was reasonably likely that the Company would face increasing difficulty with both (a) soliciting the interest of viable alternative buyers of the Company and (b) securing additional alternative financing to fund the Company’s ongoing operations in the face of the ongoing liquidity concerns;

•	that the Company’s shareholders could receive significantly less or no recovery if the Company were to undergo a voluntary or involuntary bankruptcy proceeding;
•	that the Merger includes a redemption of the Series A Preferred Stock and the Series B Preferred Stock at 100% of their respective liquidation preferences;
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the support of BCP, whose affiliates collectively control approximately [•]% of the aggregate voting power of the shares of Company Stock as of the record date, as evidenced by the Holders’ willingness to enter into the Letter Agreement and the amendment to the Term Loan Agreement, dated August 15, 2022, by and between CPSA, the Company, Gibbons Creek Environmental Redevelopment Group, LLC, a Texas limited liability company, and Charah, LLC a Kentucky limited liability company (as amended, restated, modified or otherwise supplemented from time to time, the “Term Loan Agreement” and such amendment the “Term Loan Amendment”) in connection with the signing of the Merger Agreement;

•
the provisions of the Merger Agreement that permit the Company to explore a Superior Proposal, including the Board’s ability to consider, and under certain conditions, to accept, a Superior Proposal, subject to certain notice requirements and matching rights in favor of Parent, and the Company’s corresponding right to terminate the Merger Agreement in order to enter into a definitive agreement providing for such Superior Proposal, subject to the terms and conditions of the Merger Agreement;

•
the Board’s understanding of the Company’s business, operations, financial condition, earnings, historical and projected financial performance, competitive position and the nature of the industries in which the Company competes, including the risks, uncertainties and challenges facing the Company in the industry, including elevated inflation concerns, geopolitical uncertainty, increasing capital requirements and high interest rates;

•
the financial analysis reviewed by Houlihan Lokey with the Board as well as the oral opinion of Houlihan Lokey rendered to the Board on April 16, 2023 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 16, 2023), as to the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Common Per Share Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as more fully described below in the section of this proxy statement entitled “The Merger—Opinion of the Company’s Financial Advisor;”

•
the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $6.00 in cash per share of Company Common Stock to be paid in the Merger;

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the potential regulatory, commercial and financing issues that might arise in connection with pursuing a transaction with other potential parties that might have an interest in engaging in a strategic transaction with the Company, and whether any of those potential parties would be financially capable of executing such a transaction;

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the fact that the consideration to be paid by Parent is all cash, which provides certainty of value and liquidity to the Company’s stockholders immediately upon the closing of the Merger, especially when viewed against the risks and uncertainties inherent in the Company’s businesses, including long-term business and execution risks and uncertainty in global economic conditions;

•
The SER team’s track record in successfully acquiring other companies, the absence of a financing condition in the Merger Agreement, the fact that Parent has the financial capacity to consummate the Merger and the Company’s ability to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

•
the belief that the terms of the Merger Agreement, taken as a whole, provide protection against the risk that the consummation of the Merger is delayed or that the Merger cannot be completed due to required regulatory approvals, based on, among other things:

○	the covenants contained in the Merger Agreement obligating each of the parties to use reasonable best efforts to cause the Merger to be consummated;
○	the absence of any substantive regulatory risks with respect to the consummation of the Merger and the relative likelihood of obtaining required regulatory approvals; and
○	the nature of the closing conditions included in the Merger Agreement, as well as the likelihood of satisfaction of all conditions to the completion of the Merger;
•
the belief that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•
the fact that a vote of the Company’s stockholders is required under Delaware law to approve the Merger Agreement, and that, under the Company’s certificate of incorporation, a vote of stockholders holding a majority of the voting power of the Company Stock is required to approve the Merger Agreement.

In the course of its deliberations, the Board also considered a variety of risks and countervailing factors related to the Merger Agreement and the Merger, including the following material factors:
•	the risks and costs to the Company if the Merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention, the potential disruptive effect on the Company’s day-to-day operations and the Company’s business relationships, and the market’s perception of the Company’s prospects, which could lead to a decline in the price of Company Common Stock;
•
the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•
the fact that the stockholders of the Company will have no ongoing equity interest in the surviving corporation following the Merger, meaning that the stockholders will not participate in Parent’s or the Company’s future earnings or growth, if any, or in the value of the common stock, and will not participate in any potential future sale of the Company to a third party;

•
the provisions of the Merger Agreement that restrict the Company’s ability to participate in discussions or negotiations regarding alternative business combination transactions, subject to specified conditions, limitations and exceptions, and that require the Company to negotiate with Parent (if Parent desires to negotiate) prior to the Company being able to terminate the Merger Agreement to accept a Superior Proposal;

•	the likelihood of distracting litigation from stockholder suits in connection with the Merger or attempts by stockholders to discourage a vote in favor of the Merger;
•
the significant costs involved in connection with negotiating the Merger Agreement and completing the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger, and the fact that if the Merger is not consummated the Company may be required to bear such costs; and

•
the fact that the receipt of cash by stockholders in exchange for shares of Company Stock pursuant to the Merger will be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors, including the fact that the Company’s executive officers have financial interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”:
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, to be advisable and in the best interests of the Company, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for recommending the approval of the Merger Agreement and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

Recommendation of the Company’s Board of Directors
After careful consideration, the Board has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders.
The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the Merger Agreement.
Opinion of the Company’s Financial Advisor
On April 16, 2023, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 16, 2023) as to the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Common Per Share Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Common Per Share Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.
In connection with its opinion, Houlihan Lokey performed such reviews and analyses and made such inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
•	reviewed a draft, dated April 16, 2023, of the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal year ending December 31, 2023 (the “Projections”);

•
spoke with certain members of the management of the Company and certain of the Company’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters, including, without limitation, such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Merger;

•	compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;
•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•
reviewed a certificate addressed to Houlihan Lokey from senior Company management which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey and, at the Board’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At the Board’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate the Company and the Merger and Houlihan Lokey, at the Board’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Management of the Company advised Houlihan Lokey and, at the Board’s direction, Houlihan Lokey assumed that the Projections were the only projections with respect to the future financial performance of the Company that Houlihan Lokey should use and rely upon for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In reaching its conclusions in the opinion, with the Board’s consent, Houlihan Lokey did not rely upon a discounted cash flow analysis of the Company, because, as the Board advised Houlihan Lokey and directed Houlihan Lokey to assume, there were no financial projections relating to the Company for any period following the fiscal year ending December 31, 2023 that Houlihan Lokey should use and rely upon for purposes of its analyses and opinion.
The Company advised Houlihan Lokey and, at the Board’s direction, Houlihan Lokey relied upon and assumed that (i) the Series A Redemption Price and the Series B Redemption Price were no greater than the consideration per share to which such shares would be entitled in a “Change of Control” of the Company pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock and Series B Preferred Stock and (ii) the Merger would constitute a “Change of Control” of the Company pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock and Series B Preferred Stock. In addition, the Company advised Houlihan Lokey, and at the Board’s direction Houlihan Lokey relied upon and assumed, that (i) the Company had experienced significant recurring losses and negative cash flows from operations, (ii) until the Company is successful in significantly increasing its revenues and/or reducing its operating expenses, it would continue to incur losses, (iii) there were no assurances that the Company would be able to raise its revenues, or reduce its operating expenses, to a level which supports profitable operations and provides sufficient funds to pay its obligations, (iv) other than the Company’s Credit Agreement, dated as of November 9, 2021, with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and certain subsidiary borrowers and subsidiary guarantors named therein, as amended (the “Credit Agreement”), and the Term Loan Agreement, the Company had no committed source of funding from either debt or equity financings, (v) the Company had borrowed the maximum amount permissible under the terms of the Credit Agreement and Term Loan Agreement, (vi) the Company’s delay in filing its annual report on Form 10-K for the year ending December 31, 2022 may have constituted an event of default under the (a) Credit Agreement, (b) the Term Loan Agreement, (c) the First Supplemental Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), or (d) the Indenture, dated as of August 25, 2021, between the Company and the Trustee, (vii) given such factors, the Company’s current cash position and anticipated cash needs for continuing operating activities, there was substantial doubt about the Company’s ability to continue as a going concern without obtaining additional sources of financing, (viii) the Company expected it would not be able to obtain equity or debt financing sufficient for the continuing operations of the Company on terms acceptable to the Company prior to the date that it would exhaust its remaining cash resources, (ix) the Company anticipated that it would exhaust its remaining cash resources within the next three to eight weeks, (x) absent the proposed Merger, the Company believed that it would have no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws, and (xi) upon any such liquidation of the Company or as a result of any such bankruptcy, if the holders of Company Common Stock received any recovery, such recovery would be materially less on a per-share basis than the Common Per Share Merger Consideration to be received by such holders in the proposed Merger.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Company or the Merger that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, except Houlihan Lokey was provided with estimates prepared by the management of the Company regarding the value of certain real property, which were based on agreed-upon sales prices for certain pending transactions, current negotiations and other estimates of value, upon which Houlihan Lokey relied without independent verification and as to which Houlihan Lokey expressed no view or opinion. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As the Board was aware, the credit, financial and stock markets were experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock could be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Common Per Share Merger Consideration to the extent expressly specified in the opinion), including, without limitation, the Letter Agreements, the Amended Term Loan Agreement, the Series A

Redemption Price or the Series B Redemption Price, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Common Per Share Merger Consideration relative to the Series A Redemption Price or Series B Redemption Price, or vice versa, or the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party was receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Common Per Share Merger Consideration or otherwise. Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, the Company, Parent and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Board and the Board in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board.
Financial Analyses
In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on April 16, 2023. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including the following:
•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items.
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of April 14, 2023, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•	Enterprise value as a multiple of revenue for the 2022 fiscal year, or “FY 2022 Revenue”;
•	Enterprise value as a multiple of estimated revenue for the 2023 fiscal year, or “FY 2023E Revenue”; and
•	Enterprise value as a multiple of estimated Adjusted EBITDA for the 2023 fiscal year, or “FY 2023E Adjusted EBITDA.”
The selected companies and resulting low, high, median and mean financial data included the following:
Selected Environmental Services Companies
•	Clean Harbors, Inc.
•	Harsco Corporation
•	Heritage-Crystal Clean, Inc.
Selected Infrastructure Services Companies
•	EMCOR Group, Inc.
•	Granite Construction Incorporated
•	Great Lakes Dredge & Dock Corporation
•	MasTec, Inc.
•	Quanta Services, Inc.

Enterprise Value /
	FY 2022 Revenue	FY 2023E Revenue	FY 2023E Adj. EBITDA
All Selected Companies
Low	0.54x	0.52x	6.3x
High	1.88x	1.82x	15.0x
Median	1.05x	1.01x	9.3x
Mean	1.13x	1.06x	9.5x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 0.75x to 0.95x FY 2022 Revenue, 0.70x to 0.90x FY 2023E Revenue and 7.50x to 8.50x FY 2023E Adjusted EBITDA to corresponding financial data for the Company. The selected companies analysis indicated implied value reference ranges per share of Company Common Stock of $0.00 to $10.31 based on FY 2022 Revenue, $0.00 to $3.27 based on FY 2023E Revenue and $0.00 to $2.75 based on FY 2023E Adjusted EBITDA, in each case as compared to the Common Per Share Merger Consideration of $6.00 per share.
Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of estimated Adjusted EBITDA for the next fiscal year, or “NFY Adjusted EBTIDA.”
The selected transactions and resulting low, high, median and mean financial data were:
Date Announced	Target	Acquiror
7/25/2022	Infrastructure and Energy Alternatives, Inc	MasTec, Inc
12/6/2021	North American Fly Ash Business of Boral Limited	Eco Material Technologies Inc
8/4/2021	HydroChemPSC	Clean Harbors, Inc.
3/15/2021	Solid Waste and Environmental Solutions Business of Terrapure Environmental Ltd.	GFL Environmental Inc.
6/24/2019	NRC Group Holdings CorpUS
US Ecology, Inc
Transaction Value / NFY Adjusted EBITDA
5.8x
10.9x
8.9x
8.4x
Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 7.50x to 8.50x NFY Adjusted EBITDA to corresponding financial data for the Company. The selected transactions analysis indicated an implied value reference range per share of Company Common Stock of $0.00 to $2.75, as compared to the Common Per Share Merger Consideration of $6.00 per share.
Other Matters
Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar transaction. The Company engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings and financial restructurings. Pursuant to its engagement by the Company, Houlihan Lokey became entitled to a transaction fee of approximately $4.6 million, of which $1.0 million became payable to Houlihan Lokey upon the rendering of its opinion to the Board and the remainder of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, BCP or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and/or other financial or consulting services to the Company and BCP or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, BCP (collectively, with BCP, the “BCP Group”), for which Houlihan Lokey and its affiliates have received compensation, including, among other things, during the past two years having acted as placement agent to the Company in connection with the issuance of shares of Company Common Stock in August 2021, the issuance in August 2021 of the Company’s 8.50% Senior Notes due 2026 and the Credit Agreement in November 2021, for which Houlihan Lokey received aggregate fees of approximately $3.0 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the BCP Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by BCP, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the BCP Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company members of the BCP Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
Financing
The Guarantors have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to approximately $88.05 million, subject to the terms and conditions set forth in the Equity Commitment Letter, for the purpose of funding in part, the payment of the amounts payable under the Merger Agreement. The obligations of the Guarantors to provide the equity financing under the Equity Commitment Letter are subject to a number of conditions, including, but not limited to: (i) the satisfaction or waiver by Parent of each of the conditions to Parent’s obligations to consummate the transactions contemplated by the Merger Agreement pursuant to the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), and (ii) either the substantially contemporaneous consummation of the closing of the Merger Agreement or the obtaining by the Company in accordance with the Merger Agreement of an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the Guarantors to fund their contribution obligations under the Equity Commitment Letter.
The obligation of the Guarantors to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (a) the funding of such equity commitment in accordance with the terms of the Equity Commitment Letter, (b) the consummation of the closing of the Merger pursuant to the Merger Agreement, (c) the valid termination of the Merger Agreement in accordance with its terms, (d) the Company institutes certain suits, actions or other legal proceedings against any Guarantor or their affiliates, or (e) the occurrence of any event which, by the terms of the Guarantee, is an event which terminates any Guarantor’s obligations or liabilities under the Guarantee.

The Company is an express third-party beneficiary of the rights granted to Parent under the Equity Commitment Letter for the purpose of obtaining specific performance of Parent’s right to cause the equity commitment to be funded to Parent under the Equity Commitment Letter (solely to the extent that Parent is permitted to enforce the equity commitment pursuant to the terms thereof and of the Merger Agreement).
Guarantee
Concurrently with the execution of the Merger Agreement, the Guarantors and the Company executed the Guarantee in favor of the Company. Pursuant to the terms and conditions of the Guarantee and Merger Agreement, the Guarantors have guaranteed the due and punctual payment of any and all payment obligations of Parent and Acquisition Sub, including Parent’s and/or Acquisition Sub’s obligations to pay actual damages incurred as a result of any knowing or intentional breach of the Merger Agreement prior to the valid termination of the Merger Agreement.
The Guarantors’ obligations under Guarantee will terminate upon the earliest to occur of (i) the closing of the Merger, (ii) termination of the Merger Agreement in accordance with its terms under circumstances in which none of the obligations guaranteed under the Guarantee could be payable, and (iii) the 90th day after a termination of the Merger Agreement in accordance with its terms under circumstances in which the obligations guaranteed under the Guarantee could be payable, unless prior to the 90th day after such a termination the Company has commenced an action with respect to the Guarantee; in which case no Guarantor shall have any further liability or obligation under the Guarantor from and after the earliest of (a) the closing of the Merger, (b) a final, non-appealable resolution of such action, (c) by written agreement of the parties and (d) payment of the guaranteed obligations under the Guarantee.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board that you vote to approve and adopt the Merger Agreement, the Merger and the other Merger-related proposals, you should be aware that in addition to their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement, the Merger, and the other Merger-related proposals be approved and adopted. See the section of this proxy statement entitled “—Background of the Merger” and the section entitled “—Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the Merger Agreement, the Merger and the other Merger-related proposals. These interests are described in more detail below, and for each individual who has served as an executive officer or non-employee director of the Company at any point since January 1, 2022.
Treatment of Company Equity Awards
As described below under the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards,” outstanding awards of RSUs and PSUs under the Equity Incentive Plan held by the Company’s directors and executive officers immediately prior to the Effective Time will be treated at the Effective Time as described below:
Restricted Stock Units. The Company’s executive officers and directors hold outstanding awards of RSUs under the Equity Incentive Plan and, with respect to two directors, cash awards covering notional units, the value of which is determined in reference to the closing price of the Company Common Stock on the vesting date. Pursuant to the Equity Incentive Plan and the award agreements covering the awards of RSUs and cash awards thereunder, RSUs generally vest in substantially equal installments on the first three anniversaries of the grant date (with respect to director RSU and cash awards, fully on the first anniversary of the grant date), subject to the holder’s continuous employment or service through each applicable vesting date. Unvested RSUs held by each executive officer immediately and fully vest upon a termination of the executive officer’s employment by the Company without cause or by the executive officer for good reason, in each case, within specified periods adjacent to a change in control of the Company, including the Merger (specifically, for outstanding awards granted in 2022, within six months before and two years after the change in control, and for outstanding awards granted in 2021, within two years after the change in control). With respect to the Company’s directors, unvested RSUs and cash awards immediately and fully vest upon a change in control.

Notwithstanding the award terms described above, at the Effective Time, each then-outstanding RSU granted pursuant to the Equity Incentive Plan will immediately and fully vest and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such RSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code). The table below sets forth the number of shares of Company Common Stock subject to currently outstanding RSUs held by each of the Company’s executive officers and directors that will vest and be cashed out in connection with the Merger, as well as the regularly scheduled vesting dates and the value that each them may become entitled to receive in connection with the cash out of their RSUs, assuming continued employment or services through the completion of the Merger:
Name	Number of Shares Subject to Outstanding RSUs	Number of Notional Units Subject to Cash Awards	Regularly Scheduled Vesting Dates	Value ($)
Jonathan Batarseh	13,125	—	April 1, 2024, 2025 and 2026	78,750
Joe Skidmore	911	—	April 1, 2024 and 2025	5,466
Scott Sewell(1)	—	—	—	0
Roger Shannon(1)	—	—	—	0
Jack Blossman	3,733	—	June 6, 2023	22,398
Mignon Clyburn	2,667	—	June 6, 2023	16,002
Bob Flexon	2,667	—	June 6, 2023	16,002
Timothy Simon	2,667	—	June 6, 2023	16,002
Dennis Whalen	2,667	—	June 6, 2023	16,002
Timothy Poché	—	2,667	June 6, 2023	16,002
Mark Spender	—	2,667	June 6, 2023	16,002
Kenneth Young(2)	—	—	—	0
(1)
In connection with their respective terminations of employment in November 2022, Messrs. Sewell and Shannon each forfeited any then-outstanding RSUs that did not vest at them time of their respective terminations of employment pursuant to the terms of their respective separation agreements.

(2)	In connection with his resignation as a director in September 2022, Mr. Young forfeited his then-unvested RSUs.
Performance Share Units. Certain executive officers of the Company hold outstanding awards of PSUs under the Equity Incentive Plan. Pursuant to the Equity Incentive Plan and the award agreements covering awards of PSUs thereunder, the PSUs generally vest following the conclusion of a three-year performance period based upon the level of achievement of specified corporate performance goals, subject to the executive’s continuous employment through the conclusion of the performance period. Unvested PSUs held by the executives immediately vest upon a termination of employment by the Company without cause or by the executive for good reason within specified periods adjacent to a change in control of the Company, including the Merger (specifically, for outstanding awards granted in 2022, within six months before and two years after the change in control, and for outstanding awards granted in 2021, within two years after a change in control), in each case, generally based upon the actual level of achievement of the applicable corporate goals as of the date of his termination. In addition, if the successor entity in a change in control does not assume the PSUs or grant substitute awards, the unvested PSUs will vest, generally based on actual performance as of the date of the change in control.
Notwithstanding the award terms described above, at the Effective Time, each then-outstanding PSU granted pursuant to the Equity Incentive Plan will immediately vest at the target level of performance and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such PSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code). The table below sets forth the number of shares of Company Common Stock subject to currently outstanding PSUs held by the Company’s executive officers that would vest and be cashed out in connection with the Merger (assuming the target level of performance), as well as the end dates of the performance periods for such PSUs and the value that each of them may become entitled to receive in connection with the cash out of their PSUs, assuming continued employment through the completion of the Merger:
Name	Number of Shares Subject to Outstanding PSUs (at Target Performance)	End of Performance Periods	Value ($)
Jonathan Batarseh(1)	—	—	0
Joe Skidmore	773	December 31, 2023 and 2024	4,638
Scott Sewell(2)	—	—	0
Roger Shannon(2)	—	—	0
(1)
Mr. Batarseh does not currently hold any outstanding PSUs and is not expected to hold PSUs as of an assumed closing date of July 31, 2023. In addition, none of the Company’s current or former non-employee directors currently hold outstanding PSUs or are expected to hold PSUs as of an assumed closing date of July 31, 2023.

(2)
In connection with their respective terminations of employment in November 2022, Messrs. Sewell and Shannon forfeited any then-outstanding PSUs that did not vest at the time of their respective terminations of employment pursuant to the terms of their respective separation agreements.

Severance Arrangements
The Company’s Chief Executive Officer, Jonathan Batarseh and Chief Financial Officer, Joe Skidmore, are each party to a substantially similar employment agreement with the Company and its subsidiary, Charah, LLC, effective as of October 17, 2022 and March 16, 2023, respectively (each, an “Employment Agreement”). Pursuant to the Employment Agreements, each executive is eligible to receive certain severance benefits upon a termination of employment by the Company without “cause” or a resignation by the executive for “good reason” (each as defined in the respective Employment Agreement). Such severance benefits include: (i) a cash severance payment equal to the sum of (a) the executive’s then-current base salary plus (b) the executive’s target annual bonus for the year in which termination occurs (collectively, the “Cash Severance”), which Cash Severance is payable in 12 equal monthly installments following the termination date; (ii) subsidized healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), such that the executive will continue to pay active-employee rates under the Company’s group health plans until the earlier to occur of (x) the 18-month anniversary of the termination date for Mr. Batarseh or the 12-month anniversary for Mr. Skidmore, (y) the date the executive becomes ineligible for COBRA, and (z) the date the executive becomes eligible to receive coverage under another employer’s group health plans; and (iii) an annual bonus for the year in which termination occurs, payable based upon actual performance on the date when annual bonuses are paid to other Company executive officers, and prorated for the number of days during the performance period prior to the termination date. If any such termination occurs within six months before or two years following a “change in control” of the Company (as defined in the Employment Agreement and which would include the Merger), the amount of the executive’s Cash Severance is multiplied by 1.5 and becomes payable in lump sum, the COBRA continuation period for Mr. Skidmore increases from up to 12 months to up to 18 months, and the amount of the pro rata bonus will be based on the greater of target and actual performance.
All such severance benefits are contingent upon the executive’s timely execution and non-revocation of a general release and waiver of claims in favor of the Company and its affiliates and continued compliance with certain restrictive covenants, including a provisions relating to confidential information, non-competition, non-solicitation, and non-disparagement.
The Company’s former Chief Executive Officer, Scott Sewell, and former Chief Financial Officer, Roger Shannon, are not entitled to any additional or enhanced compensation in connection with the Merger (with an assumed closing date of July 31, 2023) pursuant to their respective separation agreements and former employment agreements.

Section 280G Mitigation
Each Employment Agreement provides that, if the executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided under the Employment Agreement, together with any other payments and benefits which the executive has the right to receive from the Company or any of its affiliates, including, without limitation, the value of accelerated vesting of outstanding awards of RSUs and PSUs described above, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the executive from the Company or any of its affiliates shall be $1.00 less than three times the executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the NEO shall be subject to the excise tax imposed Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). No current or former executive officer or director is entitled to any gross-up or any other similar payment in the event that the excise tax under Section 4999 of the Code is applicable to the payments and benefits that such executive officer or director could receive in connection with the Merger.
Interim Period Director Cash Compensation
It is not anticipated that the Company’s directors will receive any cash compensation in the period leading up to the Merger other than quarterly cash retainer payments made in the ordinary course in connection with their service as directors. The retainer payments due to be made on April 1, 2023 were deferred until immediately prior to the closing of the Merger, and the next regularly scheduled retainer payment is due to be made on July 1, 2023.
Indemnification and Insurance
Under the Merger Agreement, from and after the Effective Time, Parent has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless, and advance expenses to, each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (“indemnified parties”), with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby).
From the Effective Time of the Merger and for a period of six years thereafter, the certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the indemnified parties than those set forth in the Company’s and its subsidiaries’ organizational documents as of the closing date.
Prior to the Effective Time, the Company will purchase six year “tail” directors’ and officers’ insurance, effective as of the Effective Time, with limits and on terms and conditions no less advantageous to indemnified parties than the existing directors’ and officers’ insurance policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated pursuant to the Merger Agreement. For at least six years after the Effective Time, Parent will cause the surviving corporation to maintain the coverage provided by the existing directors’ and officers’ insurance in effect as of the closing date.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders of Company Stock whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the Merger.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Stock that is:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company Stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
This discussion applies only to holders of shares of Company Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, holders who acquired their shares of Company Stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) five percent (5%) or more of the Company Stock (by vote or value)).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company Stock, you should consult your tax advisor.
Holders of Company Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.
Consequences to U.S. Holders
The receipt of cash by U.S. holders in exchange for shares of Company Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares.
If a U.S. holder’s holding period in the shares of Company Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Stock.

Consequences to Non-U.S. Holders
A non-U.S. holder whose shares of Company Stock are converted into the right to receive cash in the Merger generally will not be subject to U.S. federal income taxation unless:
•
gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied.
Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.
Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Company Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable) (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.
This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign or other tax laws.
Regulatory Approval
Telecommunications Approval
Completion of the Merger is conditioned on the consent to the transfer of control of the FCC Licenses (as defined in the Merger Agreement) by the FCC. The Company and Parent filed transfer of control applications on April 28, 2023 for the FCC Licenses and subsequently received the requisite consent from the FCC, which will remain valid until October 25, 2023.
Third Party Consent
To the extent the Existing Debt Agreement (as such term is defined in the Merger Agreement) remains outstanding, completion of the Merger is conditioned on the consent to the Merger and the Redemption by JPMorgan Chase Bank, N.A. On April 28, 2023, the Company and certain of its subsidiaries entered to an agreement with JPMorgan Chase Bank, N.A. pursuant to which JPMorgan Chase Bank, N.A. provided its consent to the Merger and the Redemption in connection with certain amendments to the Existing Debt Agreement.

Deregistration of Company Common Stock
If the Merger is completed, the Company Common Stock will be deregistered under the Exchange Act. As such, we would no longer be required to file periodic reports with the SEC with respect to the Company Common Stock.
Voting and Support Agreement
In connection with the execution of the Merger Agreement, Holders, the Parent and the Company entered into the Letter Agreement. Subject to the terms and conditions set forth in the Letter Agreement, the Holders agreed, among other things, to vote the shares of Company Stock over which they have voting power in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, and against any agreement, transaction or proposal that relates to a Competing Proposal (as defined in the Merger Agreement).
The Letter Agreement also contains certain restrictions on the transfer of shares of Company Stock beneficially owned by the Holders and includes a waiver of appraisal rights (including under Section 262 of the DGCL) by the Holders. The Letter Agreement will terminate upon the earliest to occur of: (a) the date the Merger Agreement is validly terminated in accordance with its terms, (b) October 16, 2023, (c) the Effective Time, (d) the effectiveness of any amendment, modification or supplement to the Merger Agreement that (i) decreases the amount of the Series A Redemption Price, the Series B Redemption Price, the number of shares of Company Preferred Stock to be purchased and redeemed in connection with the Company Preferred Redemption or the Common Per Share Merger Consideration, (ii) changes the form of the Common Per Share Merger Consideration or (iii) is otherwise materially adverse to the Holders or their interests or (e) the mutual written consent of the parties thereto.
As of the record date, the Company Stock held by the Holders represented approximately [•]% of the voting power of the outstanding shares of Company Stock which represents a majority of the voting power of the outstanding shares of Company Stock required to approve the Merger Agreement.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement, and the copy of the Merger Agreement attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its periodic and current reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, Parent and Acquisition Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A to this proxy statement and which is incorporated herein by reference.
Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See section entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, Acquisition Sub, a wholly owned subsidiary of Parent, will merge with and into the Company and the separate corporate existence of Acquisition Sub will cease. The Company will be the surviving corporation in the Merger. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. Acquisition Sub was created solely for purposes of the Merger and has no material assets or operations of its own.
At the Effective Time, the certificate of incorporation and the amended and restated bylaws of the Company, as in effect immediately prior to the Effective Time will be amended and restated as of the effective time to be in the form of the certificate of incorporation and bylaws of Acquisition Sub, and as so amended will be the certificate of incorporation and bylaws of the surviving corporation (except in each case, the name of the surviving corporation will be Charah Solutions, Inc. and the indemnity provisions will be the same as those under the certificate of incorporation and the amended and restated bylaws of the Company as of the Effective Time). The directors of Acquisition Sub immediately before the Effective Time will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of Acquisition Sub at the Effective Time will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Closing and Effective Time of the Merger
The closing of the Merger will take place at 9:00 a.m. Eastern Time on a date to be specified by the Company and Parent, but no later than the third business day after the satisfaction or waiver of all of the conditions described in the section of this proxy statement entitled “—Conditions to the Merger” beginning on page 57

(other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction or waiver of any such condition), remotely by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent.
The merger will become effective as of the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later time as specified in the certificate of merger and as is agreed to by the Company and Parent.
Effect of the Merger on Capital Stock
The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Company Common Stock (other than (i) Company Common Stock owned by Parent, Acquisition Sub or any of their respective wholly owned subsidiaries (other than the Company), (ii) Company Common Stock owned by the Company or the Company’s subsidiaries, or (iii) Company Common Stock owned by holders who have properly exercised appraisal rights under Section 262 of the DGCL), will be cancelled and retired and shall cease to exist as issued or outstanding shares and will be converted into the right to receive $6.00 in cash, without interest. In addition, at the Effective Time, each share of our Series A Preferred Stock and each share of our Series B Preferred Stock, that is issued and outstanding immediately prior to the Effective Time will be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and Section 7 of the Certificate of Designations of Series B Preferred Stock in exchange for the Series A Redemption Price or the Series B Redemption Price, respectively. At the Effective Time, each share of Series A Preferred Stock that is converted into the right to receive the Series A Redemption Price will no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist. At the Effective Time, each share of Series B Preferred Stock that is converted into the right to receive the Series B Redemption Price will no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist.
Each share of Company Common Stock owned by Parent or its direct or indirect wholly owned subsidiaries immediately before the Effective Time will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares. Each share of Company Common Stock held in the treasury of the Company will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares.
Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.
Treatment of Company Equity Awards
Under the Merger Agreement, equity-based awards outstanding as of the Effective Time will be treated at the Effective Time as follows:
Restricted Stock Units. At the Effective Time, each then-outstanding RSU granted pursuant to the Equity Incentive Plan will immediately and fully vest and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such RSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code).
Performance Share Units. At the Effective Time, each then-outstanding PSU granted pursuant to the Equity Incentive Plan will immediately vest at the target level of performance and will be cancelled and converted into the right to receive an amount equal to the product of the Common Per Share Merger Consideration and the number of shares of Company Common Stock underlying such PSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), such amount to be paid in cash, less any required withholding taxes and without interest, to the holder of such PSU no later than the first payroll date that occurs more than two business days following the Effective Time (subject to any delay in payment required by Section 409A of the Code).

Dissenting Shares
Pursuant to the Merger Agreement, shares of Company Stock held by a holder who is entitled to, and has properly exercised such holder’s demand for, appraisal of such holder’s shares of Company Stock in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost such holder’s right to such appraisal (such shares, “dissenting shares”), will not be converted into or represent a right to receive cash pursuant to the Merger Agreement, but the holder of such dissenting shares will be entitled to receive payment of the fair value of such dissenting shares in accordance with the provisions of Section 262 of the DGCL provided that if any such holder of dissenting shares fails to perfect or effectively withdraws or waives or otherwise loses such holder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s Company Stock shall be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and such shares will not thereafter be deemed to be dissenting shares.
Payment; Surrender of Shares; Stock Transfer Books
Before the Effective Time, Parent will designate a bank or trust company to act as paying agent to receive the funds necessary to make payments under the Merger Agreement. When and as needed, Parent will deposit, or will cause to be deposited, in trust with the paying agent in a separate account for the benefit of the holders of the Company Stock funds required for the aggregate merger consideration.
As soon as reasonably practicable after the Effective Time (but no later than two business days following the Effective Time), Parent will cause the paying agent to mail to each holder of record of book-entry shares whose shares of Company Stock were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions on how to surrender certificates representing such Company Stock in exchange for the Merger Consideration. Each holder of book-entry shares may thereafter until the first anniversary of the Effective Time surrender such book-entry shares to the paying agent. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of book-entry shares on or before the first anniversary of the Effective Time, Parent will cause the paying agent to pay the holder of such book-entry shares, in exchange therefor, cash in an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Common Stock, Series A Preferred Stock and/or Series B Preferred Stock, as applicable, represented by such certificate or book-entry share. The Merger Consideration paid upon the surrender of book-entry shares in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of the Company Stock previously represented by such certificates and book-entry shares.
If payment of the Merger Consideration in respect of cancelled shares of Company Stock is to be made to a person other than the person in whose name surrendered certificates are registered, it will be a condition to such payment that:
•	the certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer; and
•
the person requesting such payment will have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates and book-entry shares will cease to have any rights with respect to any such certificates and book-entry shares, except as otherwise provided for in the Merger Agreement or by applicable law. Each book-entry share representing Company Stock that is surrendered will be cancelled. You should not send in any evidence of Company Stock ownership until you receive a letter of transmittal with instructions from the paying agent. Do not send any information with your proxy card.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company, Parent and Acquisition Sub. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement (including in the confidential disclosure letter delivered by the

Company to Parent in connection therewith). In addition, some of those representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to stockholders or may have been used for the purpose of allocating contractual risk between the parties to the Merger Agreement rather than establishing matters as facts.
The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:
•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;
•	qualification to do business;
•	the corporate power and authority of the Company to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•
the valid authorization of the execution, delivery and performance of the Merger Agreement by the Company and the consummation by it of the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of any consents or approvals of, or any declaration, filing or registration with, any governmental entity being necessary to consummate the Merger;
•
the absence of conflicts with, or violations of, the organizational documents, governmental orders, or applicable law and certain material contracts as a result of the execution, delivery and performance of the Merger Agreement;

•	the capitalization of the Company, the ownership of its subsidiaries and the absence of any other subsidiaries;
•	the Company’s SEC filings since January 1, 2020 and the financial statements included therein, and the implementation and maintenance of disclosure controls and procedures;
•	the absence of any material adverse effect on the Company since December 31, 2022 and the absence of certain other changes or events;
•	the absence of certain undisclosed liabilities;
•	compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities;
•	compliance with all governmental licenses, authorizations, approvals and orders held by the Company and its subsidiaries;
•	material contracts and the validity and enforceability of material contracts;
•	accuracy of the information in this proxy statement;
•	absence of legal proceedings;
•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;
•	labor and employment matters;
•	matters related to the Company’s owned real property and the Company’s leases;
•	intellectual property matters;
•	environmental matters and compliance with environmental laws;
•	the payment of taxes, the filing of tax returns and other tax matters;
•	the receipt by the Board of an opinion from the Company’s financial advisor;
•	the vote required to approve the Merger and transactions contemplated thereunder;
•	the material insurance policies maintained by the Company;
•	absence of brokers’, finder’s and similar fees payable in connection with the Merger and the other transactions contemplated by the Merger Agreement;
•	the inapplicability of state takeover statutes; and
•	relationships with material customers and material suppliers.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means an effect, individually or in the aggregate, which has or would reasonably be expected to, (i) prevent, materially delay, materially impair or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated thereby or (ii) have a material adverse effect on the business, results of operations or condition of the Company and its subsidiaries, taken as a whole, except to the extent such material adverse effect under clause (ii) results from:
•
any changes in conditions generally affecting any of the industries in which the Company and its subsidiaries operate, except to the extent such changes in conditions materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates;

•
any change in applicable law, regulation or GAAP (or authoritative interpretations thereof), except to the extent such changes in conditions materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates;

•
general economic, regulatory, legal or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates, credit availability, price levels or trading volumes in the United States or foreign securities markets), except to the extent such changes in conditions materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates;

•
any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID-19 measures or effects thereof), or any escalation or worsening of any of the foregoing, except to the extent such changes in conditions materially disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates;

•	the negotiation, execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated hereby, including the Merger;
•
any action taken pursuant to, or required by, the terms of the Merger Agreement, including any actions required under the Merger Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent);

•	any changes in the market price or trading volume of the Company Common Stock;
•
any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure may be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences would otherwise be excluded); or

•
any effect arising out of or resulting from any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of the Merger Agreement or the transactions contemplated hereby or any strategic alternatives considered by the Company.

The representations and warranties made by Parent and Acquisition Sub to the Company are more limited and relate to, among other things, the following:
•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;
•
the corporate power and authority of Parent and Acquisition Sub to execute, deliver and perform its respective obligations under the Merger Agreement and to consummate the transactions contemplated thereby;

•
the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Parent and Acquisition Sub executing, delivering and performing the Merger Agreement;

•
the absence of any consents, authorizations or approvals of any governmental entity or any declaration or filing or registration with any governmental entity being necessary or required in connection with Parent’s or Acquisition Sub’s execution, delivery and performance of the Merger Agreement;

•	the absence of legal proceedings;
•	the accuracy of the information provided by Parent and Acquisition Sub in this proxy statement;
•
the enforceability of the executed Equity Commitment Letter providing for a commitment to provide equity financing to Parent, and the sufficiency of the proceeds to be disbursed under the Equity Commitment Letter to pay the aggregate Merger Consideration and the other amounts payable under the Merger Agreement, and the enforceability of the Guarantee;

•	the capitalization of Acquisition Sub;
•	the Parent’s investment intention;
•	the solvency of the surviving corporation immediately after the Effective Time; and
•	the existence of brokers’, finder’s and similar fees payable in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Certain of the representations and warranties of Parent and Acquisition Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Acquisition Sub to satisfy its obligations under the Merger Agreement.
The representations and warranties contained in the Merger Agreement will terminate upon the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms.
Covenants Related to the Conduct of Business
The Company has agreed to covenants in the Merger Agreement that affect the conduct of its business and that of its subsidiaries between the date of the Merger Agreement and the Effective Time (or the earlier termination of the Merger Agreement). In addition, subject to certain exceptions specified in the Merger Agreement, required by applicable law or as agreed to by the parties, unless Parent gives its written consent, the Company and each of its subsidiaries are restricted from, among other things:
•	conducting its business outside the ordinary course of business and inconsistent with past practice;
•	making any change in any of its organizational documents;
•
splitting, combining, reclassifying, redeeming, repurchasing or otherwise acquiring or amending the terms of any capital stock or other equity interests or rights (other than in connection with the vesting or settlement of company equity awards);

•
issuing, selling, pledging, disposing, encumbering or granting any shares of capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its equity interests, subject to customary exceptions;

•
authorizing, declaring or paying any dividend or distribution, in cash, stock or other property, with respect to its capital stock other than dividends payable in respect of the Series A Preferred Stock and the Series B Preferred Stock and intracompany dividends;

•
except as required under the terms of any Company employee benefit plan or collective bargaining agreement in effect as of the date of the Merger Agreement, increasing the compensation payable to any officers, directors or employees (other than increases in base salary or target bonus opportunities in the ordinary course of business); accelerating any vesting, payment or funding of benefits under any Company employee benefit Plan; entering into or amending or terminating any collective bargaining agreement with any labor union; taking any action to accelerate the vesting or payment, or funding or in any other way, securing the payment, of compensation or benefits under any Company benefit plan or hiring or firing any employee with a base salary in excess of $200,000 per annum or negotiating, extending, amending or entering into any employment, engagement, severance or similar arrangement with such an employee;

•	acquiring any material equity interest in any business or person;
•	except in the ordinary course of business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any material assets of the Company;
•
incurring, amending the terms of, assuming, or guaranteeing any indebtedness (other than indebtedness between the Company and its subsidiaries, in connection with the refinancing of any indebtedness that exists as of the date of the Merger Agreement or pursuant to agreements in effect prior to the execution of the Merger Agreement or under capital leases or equipment financing in the ordinary course of business or between the Company and any of its subsidiaries);

•	except in the ordinary course of business, entering into or amending any material company contracts which cannot be terminated without material penalty upon notice of 90 days or less;
•
materially changing the accounting methods, principles or practices used by the Company or its subsidiaries unless required by GAAP, or make any material change in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect the Company;

•
(i) making or changing any material tax election, (ii) adopting or changing any accounting period or any accounting method with respect to taxes, (iii) filing any tax Return outside the ordinary course of business, (iv) filing any material amended tax Return or any claim for a material tax refund, (v) entering into any closing agreement with respect to a material amount of taxes, (vi) settling any material tax claim, assessment or Action relating to the Company or any of its Subsidiaries, or (vii) consenting to any extension or waiver of the limitation period applicable to any tax claim, assessment or Action relating to the Company or any of its Subsidiaries (other than pursuant to an automatic extension of time to file a tax Return obtained in the ordinary course of business);

•	adopting or entering into a plan of complete or partial liquidation or dissolution;
•
settling or compromising any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise in any one matter or collectively in any related matters, in each case, does not exceed $350,000 or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

•
making any loans, advances or capital contributions to or investments in any third-party, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

•	making or authorizing any capital expenditure in excess of the aggregate capital expenditure amounts included in the Company’s budget for the 2023 calendar year;
•
failing to use commercially reasonable efforts to renew or maintain any of the Company or its Subsidiaries’ material insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

•	entering into any agreement with respect to the voting of its capital stock;

•	entering into any real property lease as a tenant, amend or modify any existing real property lease or acquire the fee interest in any real property; or
•	entering into an agreement to do any of the foregoing.
No Solicitation by the Company
The Company agreed under the Merger Agreement, subject to certain exceptions described below, upon the execution of the Merger Agreement, to cease any discussions or negotiations with any parties that may then be ongoing with respect to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal and to:
•	seek to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations.
Additionally, until the earlier of the Effective Time and the Closing, subject to certain exceptions, the Company will not, nor will it permit any of its subsidiaries to, and will instruct their representatives not to:
•	initiate, solicit or knowingly encourage the making of any Competing Proposal; or
•
participate in any discussions or negotiations regarding, or furnish any material nonpublic information to, any person regarding any Competing Proposal or any inquiry that would reasonably be expected to result in a Competing Proposal.

In the event the Company receives a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal or any request for non-public information relating to the Company by any person that is reasonably likely to be considering or seeking to make, or to the knowledge of the Company, has made within the prior 12 months a Competing Proposal, deliver to Parent a written notice and keep Parent reasonably informed as to the general status of any discussions or negotiations.
In the event the Company receives a bona fide Competing Proposal that was made prior to the receipt of stockholder approval of the Merger Agreement and in circumstances not involving a breach of the Merger Agreement, the Company may in response to such Competing Proposal:
•	Contact such Person to clarify the terms and conditions of the Competing Proposal;
•
Engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal if the Company’s board of directors determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (provided that (i) the Company promptly make available to Parent all material nonpublic information delivered to such person concurrently with its delivery to the requesting party and (ii) the Company must terminate such negotiations, discussions and information access within 48 hours of any determination that the proposal does not and would not reasonably be expected to result in a Superior Proposal); and

In addition, except as described below, neither the Board nor any committee thereof may:
•
fail to publicly reaffirm the approval, determination of advisability or recommendation by the Board of the Merger Agreement and the Merger after a Competing Proposal has become publicly known and request by Parent seeking such reaffirmation;

•	withdraw or modify in a manner adverse to Parent or Acquisition Sub, the approval, determination of advisability or recommendation by the Board of the Merger Agreement and the Merger;
•	approve, determine advisable or recommend any Competing Proposal; or
•	adopt, approve, recommend or allow the Company to enter into any agreement related to any Competing Proposal (other than an acceptable confidentiality agreement).

Notwithstanding the restrictions described above, at any time prior to the receipt of stockholder approval of the Merger Agreement, in the event the Board determines in good faith, in response to a Superior Proposal made in circumstances not involving a breach of the Merger Agreement, after consultation with its legal and financial advisors, that such proposal constitutes a Superior Proposal, the Board may:
•	withdraw or modify its approval, determination of advisability or recommendation of the Merger Agreement and Merger;
•	approve, determine to be advisable or recommend a Superior Proposal; or
•	cause the Company to enter into an acquisition agreement.
Such actions may only be taken if, (i) after providing Parent four business days’ prior written notice that the Board has received a Superior Proposal and specifying the material terms and conditions of the Superior Proposal, identifying the person making the Superior Proposal and providing notice of the action the Board has determined to take; (ii) the Company has negotiated in good faith with Parent during such four business days’ notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of the Merger Agreement; (iii) after consideration of any written revisions to the terms of the Merger Agreement proposed by Parent, the Board determines in good faith (after consultation with legal and financial advisors) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal; and (iv) there has not occurred any material amendment to the financial terms or any other material amendment of such Superior Proposal (or, if such an amendment has occurred, the Company has complied again with the requirements described above with respect to such amended Superior Proposal).
Under the Merger Agreement the Company has agreed to promptly (and in any event within 48 hours) provide notice to Parent in writing of any request for confidential information in connection with a Competing Proposal or that is reasonably likely to lead to any Competing Proposal, the material terms and conditions thereof and the identity of such person making such request or Competing Proposal and to keep Parent promptly advised of all significant developments related to such Competing Proposal.
In addition, and notwithstanding anything in the Merger Agreement to the contrary, the Board may at any time, in response to any material event or material circumstance with respect to the Company and its subsidiaries, taken as a whole, that (i) was not known by to the Board (or if known, the magnitude or consequences of which were not known, understood or reasonably foreseeable) as of or prior to the date of the Merger Agreement and (ii) does not take into consideration (A) the receipt or existence of any Competing Proposal, (B) any event resulting from breach of the Merger Agreement by the Company, (C) changes generally affecting any of the industries or markets in which the Company operates, (D) any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any periods, or (E) any changes in the market price or trading volume of the Company Common Stock; provided that, with respect to the exceptions in clauses (D) and (E), the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an “Intervening Event” (an “Intervening Event”), withdraw or modify its approval, determination of advisability or recommendation of the Merger Agreement and the Merger in the event it determines in good faith, after consultation with its legal and financial advisors, that any such withdrawal or modification of its approval, determination of advisability or recommendation is required in order for the Board to comply with its fiduciary duties under applicable law. The Company has agreed to provide Parent five business days’ prior written notice that the Board intends to take such action and specifying, in reasonable detail, the reasons for such action and specifying the intervening event in reasonable detail and, if requested by Parent, to negotiate in good faith with Parent and its representatives related to revisions to the Merger Agreement so as to obviate the need for the Board to change its recommendation.
Under the Merger Agreement, “Competing Proposal” means any proposal or offer made by any person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 20% of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than 20% of the revenues or assets of the Company and its Subsidiaries, taken as a whole.
Under the Merger Agreement, “Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 70%) made by a third party on terms that the Board determines in good faith, after consultation with its legal counsel and financial advisors and considering such financial factors as the board of directors of the Company deems appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed to the Company by Parent in writing in response to such Competing Proposal).
No Solicitation by the Holders
Subject to the terms and conditions set forth in the Letter Agreement, the Holders agreed not to (i) initiate, solicit or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal; (ii) enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with, or furnish or otherwise make available any non-public information or data to, any person other than the Parent, or any of its affiliates or any of its respective representatives that is reasonably likely to be considering or seeking to make, or has made within the 12 months preceding the date of the Merger Agreement, a proposal relating to, or as would reasonably be expected to lead to a Competing Proposal; (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, memorandum of understanding or other contract relating to, or that would reasonably be expected to lead to, a Competing Proposal; (iv) approve, endorse or recommend any Competing Proposal; (v) take any action to make any provision in the Company’s articles of incorporation or bylaws inapplicable to any transactions contemplated by the Competing Proposal; or (vi) agree, authorize or commit to do any of the foregoing.
Other Covenants and Agreements
Stockholder Meeting
The Company has agreed to, as soon as practicable after the date of the Merger Agreement, take all actions in accordance with applicable law, its constituent documents and the rules of the New York Stock Exchange, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purpose of considering and taking action upon stockholder approval of the Merger Agreement, which meeting is the subject of this proxy statement.
Efforts to Complete the Merger
Prior to the closing of the Merger, the Company, Parent and Acquisition Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the Merger Agreement.
In addition, the Company and Parent have agreed to use reasonable best efforts to:
•	obtain all necessary consents and approvals from governmental authorities and third parties;
•	defend any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger; and
•	execute and deliver any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party.
Indemnification and Insurance
Under the Merger Agreement, from and after the Effective Time, Parent has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless, and advance expenses to each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries

(“indemnified parties”), with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company would be permitted by applicable law.
From the Effective Time, the certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation set forth in the certificate of incorporation and amended and restated bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any indemnified party as of the effective time, unless such modification is required after the effective time by law and then only to the minimum extent required by such law.
Prior to the Effective Time, the Company will purchase six year “tail” directors’ and officers’ insurance, effective as of the Effective Time, with limits and on terms and conditions no less advantageous to indemnified parties than the existing directors’ and officers’ insurance policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated pursuant to the Merger Agreement. For at least six years after the Effective Time, Parent will cause the surviving g corporation to maintain the coverage provided by the existing directors’ and officers’ insurance in effect as of the Closing Date.
Employee Matters
The Merger Agreement provides that, for one year following the Effective Time, Parent will provide, or cause the surviving corporation to provide, to employees of the Company and its subsidiaries who continue to be employed with the surviving corporation or its subsidiaries (each employee, a “continuing employee”) with at least the same base salary and wage rate provided to such continuing employee immediately prior to the Effective Time and employee benefits that are substantially similar in the aggregate, to those provided immediately prior to the Effective Time.
For purposes of eligibility to participate, vesting and, solely for purposes of any severance or vacation plans or policies, level of benefits, (in each case excluding credit for benefit accruals or entitlement to benefits), where length of service is relevant under any benefit or compensation plan or arrangement of Parent, the surviving corporation or their affiliates after the Effective Time (the “new plans”), continuing employees will be credited with their years of service with the Company and its subsidiaries (and their predecessors) before the Effective Time, to the same extent as such continuing employee was credited with such service under any similar Company benefit plans in which such continuing employee participated or was eligible to participate immediately prior to the Effective Time (the “old plans”), provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits and it will not apply for purposes of any defined benefit pension plan, nonqualified deferred compensation plan or equity incentive plan of Parent. In addition, and without limiting the generality of the foregoing: (i) the Parent will use commercially reasonable efforts to ensure that each continuing employees be immediately eligible to participate, without any waiting time or satisfaction of other eligibility requirements, in any and all new plans to the extent coverage under such new plan is comparable to an old plans and such continuing employee has satisfied the waiting time and other eligibility requirements under the old plan; and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, Parent will used commercially reasonable efforts to (A) cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such continuing employee and his or her covered dependents, unless such conditions would not have been waived under the comparable old plan, and (B) any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.
If requested by the Parent in writing no less than five days prior to the Effective Time, the Company shall, at least one business day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Charah, LLC 401(k) Safe Harbor Plan (the “Company 401(k) Plan”) and to 100% vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the Effective Time; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the consummation of the Merger.
Any material broad-based written employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in the Merger Agreement or related, directly or indirectly, to the Merger shall be subject to the prior prompt review and comment of Parent within two business days, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.
Nothing in the Merger Agreement establishes, amends or is to be treated as an amendment of, or undertaking to amend, any benefit plan or prohibits Parent or any of its affiliates, including the surviving corporation, from amending or terminating any existing Company employee benefit plan or new plan in accordance with its terms.
The provisions described above are solely for the benefit of the parties to the Merger Agreement and do not confer upon any individual, any rights or remedies, including any third-party beneficiary rights.
Other Covenants
The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:
•	access to information prior to the Effective Time and confidentiality of such information;
•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;
•	the notification of stockholder litigation or claims in connection with the Merger Agreement;
•
notification of any occurrence or non-occurrence reasonably likely to result in (i) an inaccuracy of a representation or warranty under the Merger Agreement, (ii) any material respect, an unsatisfied condition to the Merger at the Effective Time and (iii) a material failure by the Company, Parent or Acquisition Sub to comply with and satisfy any covenant under the Merger Agreement;

•	compliance of Parent with respect to the Equity Commitment Letter;
•	the delivery of a redemption notice to holders of Series A Preferred Stock and Series B Preferred Stock in advance of the consummation of such redemption at the closing of the Merger; and
•	conduct of business by Parent and Acquisition Sub in order to comply with all of its obligations under or related to the Merger Agreement.
Conditions to the Merger
The obligations of the Company, Parent and Acquisition Sub to effect the Merger is subject to the satisfaction or waiver by the Company, Parent and Acquisition Sub (on or before the closing date of the Merger) of the following conditions:
•
the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class, on the record date for the special meeting present virtually or represented by proxy at the special meeting and entitled to vote thereon;

•	consent of the FCC for the transfer of control of certain FCC licenses under Section 310 of the Communications Act of 1934;
•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, order or other legal restraint or prohibition which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger; and

•	consent from JPMorgan Chase Bank, N.A. to the Merger and the Redemption, to the extent the Existing Debt Agreement (as such term is defined in the Merger Agreement) remains outstanding.

The obligation of Parent and Acquisition Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Acquisition Sub, on or prior to the closing date of the Merger, of the following conditions:
•
the representations and warranties of the Company with respect to (i) organization, qualification, subsidiaries, authority, no conflict with the Company’s organizational documents and the required stockholder vote must be true and correct in all respects both as of the date of the Merger Agreement and at and as of the closing date, (ii) the Company’s capitalization must be true and correct in all respects (except for de minimis inaccuracies therein) both as of the date of the Merger Agreement and as of the closing date and (iii) all other matters must be true and correct both as of the date of the Merger Agreement and as of the closing date, as if made at and as of such time (or if made as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing;
•	the Company must have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
•	the Company must deliver to Parent a certificate dated as of the Closing Date signed by a senior Company executive officer certifying to the satisfaction of the three above-mentioned conditions; and
•
the Company must deliver to Parent of (i) a statement issued by the Company in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” (as defined in Code Section 897(c)) and (ii) the notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2).

The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the closing date of the Merger, of the following conditions:
•
the representations and warranties of Parent and Acquisition Sub with respect to (i) organization, qualification, authority, equity financing, and capitalization of Acquisition Sub must be true and correct in all respects both as of the date of the Merger Agreement and at and as of the closing date must be true and correct both as of the date of the Merger Agreement and at and as of the closing date (or if made as of a specific date, at and as of such date), or (ii) all other matters must be true and correct both as of the date of the Merger Agreement and as of the closing date, as if made at and as of such time (or if made as of a specific date, at and as of such date) (without regard to qualifications as to materiality or material adverse effect), as if made at and as of such time (or if made as of a specific date, at and as of such date) except for such failures to be so true and correct as would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger;

•
Parent and Acquisition Sub must have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

•
Parent and Acquisition Sub must deliver to the Company a certificate dated as of the Closing Date signed by a senior executive officer of Parent or Acquisition Sub as applicable certifying to the satisfaction of the two above-mentioned conditions.

Termination
The Company and Parent may mutually agree in writing, at any time prior to the Effective Time, to terminate the Merger Agreement and abandon the Merger. Also, either Parent or the Company may terminate the Merger Agreement and abandon the Merger without the consent of the other, at any time prior to the Effective Time if:
•
the Merger is not consummated on or before October 16, 2023, provided that such right to terminate the Merger Agreement shall not be available to any party if the failure of such party, including the failure of Acquisition Sub in the case of Parent, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before the Termination Date;

•
any governmental law or order or other legal restraint or prohibition restraining or prohibiting the Merger becomes final and non-appealable or any law is in effect that permanently prevents or makes illegal the consummation of the Merger (the “Governmental Order Condition”), provided that the party seeking the right to terminate the Merger Agreement shall not be available if such party did not comply with certain obligations under the Merger Agreement or the existence of the Governmental Order Condition or taking of such action is primarily due to the failure of such party, including Acquisition Sub in the case of Parent to perform any obligations under the Merger Agreement; or

•
the required vote of the stockholders of the Company to approve and adopt the Merger Agreement is not obtained at the special meeting (including any adjournments or postponements); provided that the terminating party is not itself in material breach of its obligations under the Merger Agreement.

Parent can terminate the Merger Agreement prior to the Effective Time if:
•
the Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation of the Merger Agreement, or proposed publicly to approve, determine to be advisable or recommend, any Competing Proposal;

•	the Company breaches (other than any de minimis breach) the shareholder meeting or non-solicitation covenants; or
•
the Company breaches or fails to perform or comply with any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the Merger, and such breach or failure cannot be cured by the termination date (provided that Parent or Acquisition Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement).

The Company can terminate the Merger Agreement:
•
prior to the approval and adoption of the Merger Agreement by the Company’s stockholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, subject to Board authorization and the Company’s compliance with the non-solicitation provisions of the Merger Agreement;

•
if Parent and Acquisition Sub do not complete the Merger by the time Closing is required under the Merger Agreement and the Company notified Parent in writing that the conditions to the Merger have been satisfied or irrevocably waived, as applicable, and remained ready, willing and able to consummate the Merger at such time; or

•
if either Parent or Acquisition Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the Merger Agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the Merger, and such breach or failure cannot be cured by the termination date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement).

The Company shall pay a termination fee of $3,500,000 in the following scenarios:
•
if, (A) a third party has made a Competing Proposal to the Company, (B) the Merger Agreement is subsequently terminated by Company or Parent for not being able to obtain the Requisite Stockholder Approval and at the time of the stockholder’s meeting a Competing Proposal has been publicly announced and not withdrawn, and (C) within nine months of termination of the Merger Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of the Competing Proposal, and that Competing Proposal is then consummated;

•	if prior to receipt of the required stockholder approval, the Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal; or

•
the Board, prior to obtaining the required stockholder approval, (i) fails to the Company Recommendation within three business days following receipt of a written notice from Parent delivered after a Competing Proposal becomes publicly known, which notice requests such reaffirmation (or, if earlier, the date that is two business days prior to the special stockholders meeting), (ii) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, or (iii) approves or recommends, or propose publicly to approve or recommend, to the Company’s stockholders, any Competing Proposal (any of the foregoing, an “Adverse Recommendation Change”).

Amendment and Waivers
Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by mutual, written agreement of the Company and Parent at any time before or after receipt of the required stockholder approval; provided, however, that after the required stockholder approval has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by stockholders of the Company without such further approval of the stockholders. At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.
Expenses
All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the Merger Agreement and Merger will be paid by the party incurring such fees, costs and expenses.
Specific Performance
The parties are entitled to an injunction or any other appropriate form of specific performance or equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Governing Law and Jurisdiction; Waiver of Jury Trial
The Merger Agreement is governed by Delaware law. Each party to the Merger Agreement has consented to submit to the jurisdiction of the Chancery Court of the State of Delaware and any Delaware state appellate courts. In addition, each party has irrevocably waived any right to a trial by jury in respect of any litigation arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

VOTE ON ADJOURNMENT (PROPOSAL 2)
The Company’s stockholders are being asked to approve a proposal that will give the Company authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the Merger Agreement, if there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Furthermore, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign, date and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign, date and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the Merger Agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.
The Board unanimously recommends a vote “FOR” the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the SEC, as of May 22, 2023, was the beneficial owner of more than five percent of any outstanding class of Company Stock.
Name and address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock	Number of Shares of Series A Preferred Stock	Percentage of Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Percentage of Series B Preferred Stock	Percentage of Voting Stock
Principal Stockholders:
BCP Energy Services Fund-A, LP 400 Convention Street, Suite 1010 Baton Rouge, LA 70802	1,065,274(1)	31.31%	—	—	—	—	16.36%
BCP Energy Services Fund, LP 400 Convention Street, Suite 1010 Baton Rouge, LA 70802	853,841(1)	25.09%	—	—	—	—	13.11%
Charah Holdings LP 400 Convention Street, Suite 1010 Baton Rouge, LA 70802	305,481(1)	8.98%	—	—	—	—	4.69%
Charah Preferred Stock Aggregator, LP 400 Convention Street, Suite 1010 Baton Rouge, LA 70802(1)	—	—	26,000	100.0%	30,000	100.0%	47.75%
Lewis H. Titterton Jr. 1900 Purdy Ave. Unit 1902, Miami Beach, FL 33139	187,500(2)	5.51%	—	—	—	—	2.88%
Directors and Named Executive Officers:
Scott Sewell(3)	50,226	1.48%	—	—	—	—	*
Jonathan Batarseh	18,571	*	—	—	—	—	*
Joe Skidmore	1,640	*	—	—	—	—	*
Robert Decensi	—	—	—	—	—	—	—
Roger D. Shannon(4)	27,675	*	—	—	—	—	*
Jack A. Blossman, Jr.	12,056	*	—	—	—	—	*
Mignon L. Clyburn	8,864	*	—	—	—	—	*
Robert C. Flexon	12,922	*	—	—	—	—	*
Timothy J. Poché	—	—	—	—	—	—	—
Timothy Alan Simon	2,907	*	—	—	—	—	*
Mark Spender	—	—	—	—	—	—	—
Kenneth Young(3)	—	—	—	—	—	—	—
L.W. “Bill” Varner	—	—	—	—	—	—	—
Dennis T. Whalen	4,646	*	—	—	—	—	*
Directors and Executive Officers as a Group (14 Persons)(6)	139,507	4.10%	—	—	—	—	2.14%
*	Less than 1%.
(1)
This information is based on the Schedule 13D/A filed with the SEC on April 21, 2023. BCP’s interest is held through Charah Holdings LP (“Charah Holdings”), BCP Energy Services Fund-A, LP and BCP Energy Services Fund, LP (collectively, the “BCP Energy Services Funds”) and Charah Preferred Stock Aggregator, LP. The general partner of Charah Holdings is Charah Holdings GP LLC. Charah Holdings GP LLC is owned by the BCP Energy Services Funds. The general partner of Charah Preferred Stock Aggregator, LP is Charah Preferred Stock Aggregator GP, LLC. The general partner of both the BCP Energy Services Funds and Charah Preferred Stock Aggregator GP, LLC is BCP Energy Services Fund GP, LP, and the general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and

Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or his pecuniary interest therein. Company directors, Messrs. Poché and Spender collectively own less than 5% of a general partnership which owns less than 5% of each of BCP Energy Services Fund, LP and BCP Energy Services Fund-A, LP. The address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.
(2)	This information is based upon a Schedule 13G filed with the SEC on April 20, 2023, directly by Lewis H. Titterton Jr.
(3)	This information is based upon Mr. Sewell’s holdings as of his resignation as the Company’s President and Chief Executive Officer on November 14, 2022.
(4)	This information is based upon Mr. Shannon’s holdings as of his resignation as the Company’s Treasurer and Chief Financial Officer on October 17, 2022.
(5)	This information is based upon Mr. Young’s holdings as of his resignation as a Company Director on September 13, 2022.
(6)	Includes the beneficial ownership of the Common Stock as of May 22, 2023, for Messrs. Batarseh, Skidmore, Blossman, Flexon, Poché, Sewell, Shannon, Spender, Simon, Whalen, and Young and Ms. Clyburn

APPRAISAL RIGHTS
Under Delaware law, if the Merger is consummated, holders of Company Stock are entitled to dissenters’ rights of appraisal in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (“Section 262”). Pursuant to Section 262, stockholders of the Company who do not vote in favor of the approval and adoption of the Merger Agreement (whether by voting against the approval and adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the approval and adoption of the Merger Agreement) and who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Stock through the effective date of the Merger, and who otherwise comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (the “Court”). It is possible that the fair value as determined by the Court may be more or less than, or the same as, the Merger Consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any stockholder of the Company wishing to preserve its rights to appraisal must make a demand for appraisal as described below. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to the person who is the beneficial owner of shares of Company Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.
The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Company stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/#262.
Under Section 262, the Company is required to notify stockholders not less than 20 days before the meeting to vote on the Merger that appraisal rights will be available. A copy of Section 262 must be included with that notice or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The special meeting will be held on   , 2023.
This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL.
If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 by using the link above and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company Stock, you must:
•
NOT vote your shares of Company Stock in favor of the approval and adoption of the Merger Agreement (whether by voting against the approval and adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the approval and adoption of the Merger Agreement);

•	deliver to the Company a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice;”
•	continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) your shares of Company Stock through the date the Merger is consummated; and
•	otherwise comply with the statutory requirements set forth in Section 262.
If you sign, date and return a proxy card, or submit a proxy by telephone or through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the approval and adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the Merger Agreement or abstain from voting on the approval and adoption of the Merger Agreement.
A holder of record of shares of Company Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s Company Stock. A proxy or vote against the Merger Agreement shall not constitute such a demand. If you are a beneficial owner of shares of Company Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the surviving corporation and to be set forth on the verified list required by Section 262(f).
If the shares of Company Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Company Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.
Failure to strictly follow the procedures set forth in Section 262 may result in the loss of appraisal rights. Stockholders who vote in favor of the adoption and approval of the Merger Agreement will not have a right to have the fair value of their shares of Company Common Stock determined. However, failure to vote in favor of the approval and adoption of the Merger Agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to the Company a written demand for appraisal of the Company Stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 are incorporated by reference in this proxy statement.
Written Demand and Notice
A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the proposal to approve and adopt the Merger Agreement, a written demand for the appraisal of such holder’s or owner’s shares of Company Stock. A stockholder exercising appraisal rights must hold of record the shares of Company Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. All demands should be delivered to: Charah Solutions, Inc., 12601 Plantside Drive, Louisville, KY 40299, Attention: Corporate Secretary.
If the Merger is completed, the surviving corporation, within 10 days after the effective date of the Merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the approval and adoption of the Merger Agreement that the Merger has become effective and the effective date of the Merger.
Judicial Appraisal
Within 120 days after the effective date of the Merger, but not thereafter, the surviving corporation or any person who is entitled to appraisal rights and has otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the value of the Company Stock held by all such stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the persons who desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

If a petition for appraisal is duly filed by a person and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of Company Stock and with whom agreements as to the value of their shares of Company Stock have not been reached by the surviving corporation. The Court may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the surviving corporation. At the hearing on the petition, the Court will determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights thereunder. The Court may require the stockholders who have demanded appraisal for their shares of Company Stock that are represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that stockholder.
After the Court determines the holders of Company Stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Court’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Court; and (2) interest accrued before such voluntary cash payment, unless paid at that time.
Persons who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Court. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and the Company’s stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of

Section 262, the “fair value” of a share of Company Stock is less than the Merger Consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the surviving corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Court may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Company Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.
Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Company Stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the Merger; provided, however, that if no petition for an appraisal is filed within the time provided in Section 262 or if such person delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the terms offered upon the Merger within 60 days after the effective date of the Merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court will be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.
Request for Appraisal Data
If you submit a written demand for appraisal of your shares of Company Stock and otherwise comply with the requirements for an appraisal of your shares pursuant to Section 262, you will be entitled, upon written request mailed to the surviving corporation within 120 days after the effective date of the Merger, to receive from the surviving corporation a written statement identifying (i) the aggregate number of shares of Company Stock that were not voted in favor of the adoption and approval of the Merger Agreement and with respect to which the Company has received written demands for appraisal; and (ii) the aggregate number of stockholders or beneficial owners of such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving corporation will mail this statement to you within 10 days after receiving your written request or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period after the effective date of the Merger, the rights of all dissenting stockholders and beneficial owners to appraisal will cease. Persons seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and the Company and Parent have no present intention to do so. Accordingly, it is the obligation of persons who wish to seek appraisal of their shares of Company Stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal
Even if you submit a written demand for appraisal of your shares of Company Stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the Merger, except that any such attempt to withdraw made more than 60 days after the effective date of the Merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval, and such approval may be conditioned upon such terms as the Court deems just. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the Merger Agreement within 60 days after the effective date of the Merger. If you withdraw your demand, you will be deemed to have accepted the terms of the Merger Agreement, which terms are summarized in this proxy statement and which agreement is attached in its entirety as Annex A to this proxy statement.
The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a link of which is set forth above. The Company urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company received instructions to the contrary from any stockholder at that address. If, in the future, any stockholder wishes to receive a separate proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Company’s Corporate Secretary, Charah Solutions, Inc., 12601 Plantside Drive, Louisville, KY 40299, telephone number (502) 245-1353. Eligible stockholders of record who receive multiple copies of the proxy statement can request householding by contacting the Company in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.
FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the Merger is not consummated, we expect to hold the 2023 annual meeting of stockholders.
You will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders if the Merger is not consummated, and the Company would expect in such circumstance to hold a 2023 annual meeting of stockholders, in which case the Company would provide notice of or otherwise publicly disclose the date on which such 2023 annual meeting will be held. If the 2023 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2023 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.
Under the Company’s bylaws, written notice of stockholder nominations and business proposals must be delivered to the Company’s Corporate Secretary at its corporate headquarters at 12601 Plantside Drive, Louisville, KY 40299, Attention: Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. The Company’s bylaws set forth detailed information that must be submitted with any stockholder proposal. In the event that the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, however, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the Company’s Amended and Restated Bylaws. A copy of the Company’s Amended and Restated Bylaws may be obtained by writing to the Company’s Corporate Secretary at Charah Solutions, Inc., 12601 Plantside Drive, Louisville, Kentucky 40299.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.
The Company will make available a copy of its public reports, without charge, on its website at www.alleghany.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company Common Stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).
Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Attention: Investor Relations
(502) 245-1353
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on May 31, 2023;
•	Definitive Proxy Statement for the Company’s 2022 Annual Meeting, filed with the SEC on April 29, 2022; and
•	Current Reports on Form 8-K, filed with the SEC on March 22, 2023, April 3, 2023 and April 21, 2023.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated   , 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

ACQUISITION PARENT 0423 INC.,

ACQUISITION SUB APRIL 2023 INC.

and

CHARAH SOLUTIONS, INC.

Dated as of April 16, 2023

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 16, 2023 (this “Agreement”), is made by and among Acquisition Parent 0423 Inc., a Delaware corporation (“Parent”), Acquisition Sub April 2023 Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and Charah Solutions, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, subject to, and pursuant to the terms of, the Delaware General Corporation Law (the “DGCL”).
WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and, (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;
WHEREAS, the board of directors of Acquisition Sub has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Acquisition Sub and its stockholder and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;
WHEREAS, concurrently with the execution of this Agreement, the holders of the Company Preferred Stock have entered into a letter agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Letter Agreement”), pursuant to which such holders will, among other things, accept the offer of the redemption of the Company Preferred Stock (in order to effect a redemption of all of the Company Preferred Stock in accordance with Sections 7 or 8, as applicable, of the Company Certificates of Designation), with the acceptance of such redemption to be conditioned upon the consummation of the Merger (the “Company Preferred Redemption”);
WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed the obligations of Parent and Acquisition Sub; and
WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix I. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this

Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any capitalized terms used in any exhibits, annexes, appendices and schedules to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement.
Section 1.2 Interpretation; Construction.
(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” will refer to the Parent, Company or Acquisition Sub, as the context requires, and the word “parties” will refer to the Parent, Company or Acquisition Sub, inclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes, appendices and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes, appendices and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Whenever this Agreement requires Acquisition Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Acquisition Sub to take such action. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to any Person include the successors and permitted assigns of that Person. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company in its latest audited financial statements prior to the date hereof. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) include the documents and information posted to the VDR at least two Business Days prior to the date of this Agreement.

ARTICLE II

THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Charah Solutions, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.
Section 2.2 The Closing. Subject to the provisions of Article VII, and unless this Agreement shall have been earlier terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York time) on a date to be specified by the Company and Parent, but no later than the third Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions at the Closing), and the Closing shall take place remotely by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).
Section 2.3 Effective Time.
(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been filed with the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).
(b) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub (in the forms attached hereto as Exhibit B), until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (a) in each case, the name of the Surviving Corporation shall be Charah Solutions, Inc. and (b) the indemnity provisions shall be the same as those under the Company Charter and the Company Bylaws, respectively, in each case, as in effect immediately prior to the Effective Time.
Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6 Officers. From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 3.1 Effect on Securities.
(a) Cancellation of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any Company stockholder or any other Person, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and together with the Company Preferred Stock, the “Company Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury Stock) and not held on behalf of third parties or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(b) Conversion of Company Common Stock; Redemption of Preferred Stock.
(i) Except as otherwise provided in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $6.00 per share of Company Common Stock in cash, without interest (the “Common Per Share Merger Consideration”). At the Effective Time, each share of Company Common Stock to be converted into the right to receive the Common Per Share Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”), which immediately prior to the Effective Time represented such shares of Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Common Per Share Merger Consideration without interest thereon.
(ii) At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and the Letter Agreement for the Series A Redemption Price pursuant to the terms of the Series A Preferred Redemption Notice issues pursuant to Section 6.18. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that is not purchased and redeemed by Parent shall be converted into the right to receive the Series A Redemption Price in cash, without interest. At the Effective Time, each share of Series A Preferred Stock that is converted into the right to receive the Series A Redemption Price shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of Book-Entry Evidence of such shares, which immediately prior to the Effective Time represented such shares of Series A Preferred Stock, shall cease to have any rights with respect to such Series A Preferred Stock other than the right to receive, upon surrender of such Book-Entry Evidence in accordance with Section 3.2, the Series A Redemption Price without interest thereon.
(iii) At the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be purchased and redeemed by Parent pursuant to Section 7 of the Certificate of Designations of Series B Preferred Stock and the Letter Agreement for the Series B Redemption Price pursuant to the terms of the Series B Preferred Redemption Notice issues pursuant to Section 6.18. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time that is not purchased and redeemed by Parent shall be converted into the right to receive the Series B Redemption Price in cash, without interest. At the Effective Time, each share of Series B Preferred Stock that is converted into the right to receive the Series B Redemption Price shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of Book-Entry Evidence of such shares, which immediately prior to the Effective Time represented such shares of Series B Preferred Stock, shall cease to have any rights with respect to such Series B Preferred Stock other than the right to receive, upon surrender of such Book-Entry Evidence in accordance with Section 3.2, the Series B Redemption Price without interest thereon.
(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interest in the Company or any other Person, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Common Per Share Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.2 Payment for Securities; Exchange of Certificates.
(a) Designation of Paying Agent; Deposit of Exchange Fund. No later than five days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the purposes of exchanging Certificates and Book-Entry Evidence for the Merger Consideration into which the number of shares of Company Stock previously represented by such Certificate or Book-Entry Evidence shall have been converted pursuant to this Agreement, and to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1(b), except as expressly provided for in this Agreement or agreed to by the parties.
(b) Procedures for Exchange.
(i) Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for an amount equal to the Merger Consideration into which the number of shares of Company Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii) Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through American Stock Transfer & Trust Company, LLC (and to deliver to American Stock Transfer & Trust Company, LLC, in the case of holders of Book-Entry Evidence held through the American Stock Transfer & Trust Company, LLC) that immediately prior to the Effective Time represented outstanding shares of Company Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive an amount equal to the Merger Consideration into which the number of shares of Company Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, (y) no holder of Book-Entry Evidence shall be required to deliver a Certificate and (z) no holders of Book-Entry Evidence held through American Stock Transfer & Trust Company, LLC shall be required to deliver an executed letter of transmittal to the Paying Agent to receive an amount equal to the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).
(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through American Stock Transfer & Trust Company, LLC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through American Stock Transfer & Trust Company, LLC, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor an amount equal to the Merger Consideration for each share of Company Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.
(d) Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates or Book-Entry Evidence.
(e) Payment of Merger Consideration to Other Person. If any portion of the Merger Consideration is to be paid to a Person other than the Person whose name is registered in the applicable surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(f) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate, an amount equal to the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.]
(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by or undistributed to the holders of the Certificates or Book-Entry Evidence for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.
(h) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.
(j) Withholding. Notwithstanding anything to the contrary, each of Parent, Acquisition Sub, the Company, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.3 Company Equity Awards.
(a) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration, subject to Section 3.3(c).
(b) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (determined based on the target level of performance and including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration, subject to Section 3.3(c).
(c) Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the amounts due pursuant to this Section 3.3, less any required withholding Taxes and without interest, promptly after the Effective Time (but no later than the first payroll date that occurs more than two Business Days following the Effective Time). Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.
(d) Further Actions. All Company Equity Awards shall terminate as of the Effective Time, provided that such termination shall not impact the rights of any holder of a Company Equity Award to receive any amounts pursuant to Section 3.3(a), Section 3.3(b), and Section 3.3(c), and following the Effective Time, no holder of any Company Equity Awards will have any right to acquire any equity securities of the Company, the Surviving Corporation or any of their Subsidiaries as a result of such holder’s Company Equity Awards. Prior to the Effective Time, the Company shall take all actions that are reasonably necessary to effectuate the provisions of this Section 3.3.
Section 3.4 Dissenting Shares. Notwithstanding Section 3.1(b) or anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who is entitled to, and has properly exercised his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive an amount equal to the Merger Consideration to which the holder thereof is entitled pursuant to Article III, but the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder of Dissenting Shares fails to perfect or effectively withdraws or waives or otherwise loses his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Common Per Share Merger Consideration, without any interest thereon, and such shares shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands prior to the Effective Time and the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the Company Disclosure Letter (subject to Section 1.2(b)) or (ii) other than with respect to Section 4.1, Section 4.2, Section 4.3, or Section 4.4, as disclosed in the Company SEC Documents filed or furnished by the Company in the two years prior to the date of this Agreement (other than any disclosures set forth in any risk factor section (except to the extent such information under the heading “Risk Factors” consists of factual historical statements) or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), to the extent that it is reasonably apparent that the disclosure is relevant to a Section of this Article IV, the Company hereby represents and warrants to Parent as of the date hereof as follows:
Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of (a) the Company’s amended and restated certificate of incorporation (as amended, the “Company Charter”), Certificate of Designations of Series A Preferred Stock and Certificate of Designations of Series B Preferred Stock (in each case, as amended, and collectively, the “Company

Certificates of Designations”) and amended and restated bylaws (as amended, the “Company Bylaws”) and (b) the certificate of incorporation and bylaws or other organizational or constitutive documents or governing instruments of each of the Subsidiaries of the Company, in each case as currently in effect. The Company is not in violation of any of the provisions of the Company Charter, Company Certificates of Designations, or the Company Bylaws and no Subsidiary of the Company is in violation of any of the provisions of its organizational or constitutive documents or governing instruments. Section 4.1 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of organization.
Section 4.2 Capitalization.
(a) As of April 14, 2023, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, (A) 3,402,624 of which were issued and outstanding, (B) 54,121 of which are reserved for issuance upon the vesting of outstanding Company RSUs and including any shares of Company Common Stock in respect of dividend equivalent units credited thereon, and (C) 23,700 of which are reserved for issuance of Company PSUs (assuming attainment of the target level of performance), and, in each case, including any shares of Company Common Stock in respect of dividend equivalent units credited thereon); and (ii) 50,000,000 shares of Company Preferred Stock, 26,000 of which were issued and outstanding, designated as Series A Preferred Stock, and 30,000 of which were issued and outstanding, designated as Series B Preferred Stock. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been, and all shares of Company Common Stock that may be issued prior to the Effective Time when issued will be, duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Certificates of Designation or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. As of the date hereof, except as set forth above in this Section 4.2(a) or in Section 4.2(a) or Section 4.12(d) of the Company Disclosure Letter, there are no existing and outstanding (A) options, calls, warrants, subscriptions, Company Equity Awards or other rights, convertible securities, “phantom” stock rights, stock appreciation rights, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer, purchase, exchange or sell any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or any of its Subsidiaries to (1) repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of the Company or any of its Subsidiaries, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or any capital stock, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act (C) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of any Company Common Stock, or any capital stock, voting securities of or any equity interests in the Company or any of its Subsidiaries, or (D) bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote in respect of the Company or any of its Subsidiaries are issued or outstanding.
(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.
Section 4.3 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.
(b) The board of directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)).
Section 4.4 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger, subject to the Requisite Stockholder Approval, will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract, Real Property Lease or Company Permit or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.
(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) filings with the New York Stock Exchange (the “NYSE”), (v) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vi) consent from the FCC for the transfer of control of the FCC Licenses under the Communications Act of 1934 and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.
Section 4.5 Permits; Compliance with Laws.
(a) The Company and its Subsidiaries are in possession of all material licenses, permits, approvals, registrations, franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.
(b) Since January 1, 2020, none of the Company or any of its Subsidiaries is in default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect. Except as has not had a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any Law or any such Company Permit.
(c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2020, have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). Except as would not have a Company Material Adverse Effect, there are no internal investigations or, to the Knowledge of the Company, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.5(c). Without limiting the generality of the foregoing, the Company, its Subsidiaries and each of their respective officers, directors, employees, agents, distributors and other persons acting for or on behalf of the Company or any of its Subsidiaries have not, to the Knowledge of the Company, directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value (or offer, promise or authorization thereof) to any Person, including any Governmental Authority, for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such person to influence improperly his, her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any person in obtaining or retaining business; or (iii) securing any improper advantage (including, for example, to obtain a Tax rate lower than allowed by applicable Law).
Section 4.6 Company SEC Documents; Financial Statements.
(a) Since January 1, 2020, the Company has timely filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended or suspended, as of the date of the last such amendment or suspension, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.6 of the Company Disclosure Letter, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. None of the Company’s Subsidiaries is, or at any time since January 1, 2020, has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.
(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement and, if applicable, any approvals related thereto (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regard to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.8 Disclosure Controls and Procedures.
(a) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (and made summaries of such disclosures available to Parent): (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.
(b) Since January 1, 2020, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company.
Section 4.9 Absence of Certain Changes or Events. From December 31, 2022, to the date of this Agreement, (i) except with respect to the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect.
Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since September 30, 2022, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, (d) for liabilities or obligations that would not have a Company Material Adverse Effect, or

(e) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.
Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.12 Employee Benefit Plans.
(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. The Company has made available to Parent a true and complete copy of the current plan document for each material Company Benefit Plan (or a written description of any unwritten Company Benefit Plan) and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable) with respect to such material Company Benefit Plans: (i) the current summary plan description and any summary of material modifications thereto, (ii) the most recently filed annual report on IRS Form 5500, (iii) the most recently received IRS determination letter or IRS opinion letter, (iv) the current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under each Company Benefit Plan; and (v) any material correspondence outside the ordinary course of business relating to any such Company Benefit Plan between the Company, its Subsidiaries or their Representatives and any government agency or regulatory body within three years of the date hereof.
(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated and administered in accordance with its terms and in compliance with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against any Company Benefit Plan before any court or arbitrator or any Governmental Authority, (iii) payments required to have been paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been paid by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law, (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to a Company Benefit Plan and (v) there have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be likely to result in any liability or excise Tax under ERISA or the Code being imposed on the Company.
(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and each such Company Benefit Plan has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, and (ii) no event has occurred since the most recent determination or opinion letter that would reasonably be expected to result in the IRS revoking the qualification of such Company Benefit Plan.
(d) Section 4.12(d)(i) of the Company Disclosure Letter includes a complete and accurate list of all Company Equity Awards under the Company Equity Plan that are outstanding as of the date hereof and includes the following information with respect to each outstanding Company Equity Award: (i) the grantee, (ii) the number of shares subject to such Company Equity Award, (iii) the type of Company Equity Award, and (iv) the vesting schedule applicable to such Company Equity Award. Except as set forth on Section

4.12(d)(ii) of the Company Disclosure Letter, each outstanding Company Equity Award was granted pursuant to the forms of award agreement under the Company Equity Plan provided to Parent and disclosed as Company Benefit Plans on Section 4.12(a) of the Company Disclosure Letter.
(e) Except as set forth on Section 4.12(e) of the Company Disclosure Letter, neither the Company nor any member of its Controlled Group currently sponsors, maintains, administers or contributes to, or has any liability in respect of (or has in the past six years sponsored, maintained, administered, contributed to, or had any liability in respect of), (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Except as set forth in Section 4.11(e)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by any contract or has any liability or obligation described in Section 4204 of ERISA.
(f) Section 4.12(f) of the Company Disclosure Letter sets forth each Multiemployer Plan. With respect to each Multiemployer Plan, (i) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability within the meaning of Title IV of ERISA on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan for which there is any outstanding liability to the Company or any member of its Controlled Group, and (ii) to the Knowledge of the Company, no Multiemployer Plan has been terminated, has undergone or is expected to undergo a mass withdrawal, or has been, or is expected to become, insolvent (within the meaning of Section 4245 of ERISA) or in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Company or any of its Subsidiaries in relation to which there is any outstanding liability to the Company or any member of its Controlled Group. All contributions (including installments) required to be made by the Company or any of its Subsidiaries to any Multiemployer Plan have been timely made, except as could not reasonably be expected to result in any material liabilities. With respect to any Multiemployer Plan that has requested and received approval from the PBGC with respect to any special withdrawal liability rules, to the Knowledge of the Company no conditions or pending acts or omissions exist which would be expected to result in the loss, revocation, denial or failure to meet the requirements of such special withdrawal liability rules.
(g) Neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) except as expressly provided in this Agreement, entitle any employee of the Company or any of its Subsidiaries to any material payment of compensation, (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such employee, (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans or (iv) result in any payments or benefits under any agreement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” to a “disqualified individual” within the meaning of Section 280G of the Code (and the regulations thereunder).
(h) No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(i) None of the Company or its Subsidiaries has any obligations for post-employment health or welfare benefits, including, death, health or life insurance benefits under any Company Benefit Plan (other than (i) for continuation coverage required to be provided pursuant to Section 4980B of the Code or other applicable Law, or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code).
Section 4.13 Labor & Employment Matters.
(a) The Company has made available to Parent a list of all officers, directors, managers and employees of the Company and its Subsidiaries as of the date of this Agreement, which list sets forth in respect of each such individual, as applicable, each employee’s date of hire, status as hourly or salaried employee, work location, and the rate of all regular compensation payable to each such Person in any and all capacities and any regular compensation that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation.
(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is now or has, within the past three years been, a party to or bound by any collective bargaining agreement. The Company has made available to Parent accurate and complete copies of each collective bargaining agreement. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Authority) to any material payments under any of the collective bargaining agreements, and, the Company and its Subsidiaries are in compliance in all material respects with any notification or bargaining obligations arising under any collective bargaining agreements. There are no labor-related strikes, concerted walkouts or concerted work stoppages pending or, to the Knowledge of the Company, threatened in writing. To the Knowledge of the Company, there is no pending organizing campaign, nor, in the last five years, has any such effort commenced, and no labor union has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries for the past three years.
(c) There are no, and there have not been since January 1, 2020, any actual or, to the Company’s Knowledge, threatened (A) strikes, lockouts, slowdowns, other work stoppages or job actions, picketing, unfair labor practices or other labor disputes, (B) unfair labor practice charge against the Company or any of its Subsidiaries before the National Labor Relations Board or any comparable labor relations authority, and (C) arbitrations or grievances, charges, complaints, audits or investigations by or before any Governmental Authority with respect to any current or former employees of, or other service providers to, the Company or any of its Subsidiaries.
(d) Since January 1, 2020, each of the Company and its Subsidiaries has been in compliance in all material respects with its collective bargaining agreements and all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), employment discrimination, sexual harassment, disability rights, terms and conditions of employment, labor relations, workers’ compensation and unemployment insurance, leaves of absence, occupational safety and health, affirmative action, employee privacy, classification as (A) exempt from overtime or (B) a contractor, plant closings, overtime pay, pay equity, mass layoffs, family and medical leave, unions, immigration and wages and hours.
(e) There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee, or present or former contractor, of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other alleged discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment or other service-provider relationship, and there have not been any such proceedings since January 1, 2020.
(f) The Company and its Subsidiaries have not implemented any plant closings or layoffs of employees that could implicate the Worker Adjustment and Retraining Notification Act or similar state Laws within the past six months.
(g) To the Knowledge of the Company, as of the date of this Agreement, no officer, director or other management-level employee of the Company or any of its Subsidiaries is the subject of a pending allegation of workplace sexual harassment or assault, nor is any officer, director or other management-level employee of the Company or any of its Subsidiaries currently accused of engaging in workplace sexual harassment or assault.
Section 4.14 Intellectual Property Rights.
(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property Rights that are material to the business of the Company and its Subsidiaries as currently conducted. Except as would not have a

Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2020, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”). Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries exclusively own, free and clear of all Liens (other than Permitted Liens), all Company Intellectual Property Rights. Except as would not have a Company Material Adverse Effect, the Company Intellectual Property Rights are not subject to any exclusive license or exclusive right granted to any Person.
(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not since January 1, 2020, infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received since January 1, 2020, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2020, no other Person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.
(c) Except as would not have a Company Material Adverse Effect, the Company Intellectual Property Rights collectively constitute all of the Intellectual Property Rights used, held for use or otherwise necessary for the Surviving Corporation to continue the operations of the Company and its Subsidiaries as presently conducted and as proposed to be conducted.
(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries takes and has taken at all times reasonable steps to protect its rights in its confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality. Except as would not have a Company Material Adverse Effect, and to the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company and its Subsidiaries have either misappropriated or disclosed without authorization any such confidential information or trade secrets.
(e) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented, maintained and monitored reasonable measures with respect to technical, administrative and physical safeguards to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets, (ii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and (iii) to the Knowledge of the Company, the Company IT Assets are free of Malicious Code.
(f) Except as would not have a Company Material Adverse Effect, since January 1, 2020, (i) there have been no claims pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy Obligations (including related to any fines or other sanctions), (ii) neither the Company nor any of its Subsidiaries has notified or been required to notify any Person of any information or data security breaches or other incidents, (iii) to the Knowledge of the Company, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft of Personal Data that was in the possession or control of the Company, its Subsidiaries or third Persons acting on their behalf and (iv) the Company and its Subsidiaries have complied, and are in compliance, with all Privacy Obligations.
Section 4.15 Taxes.
(a) Each of the Company and all of its Subsidiaries has duly and timely filed, or caused to be duly and timely filed, all income and other material Tax Returns that it was required to file (taking into account any validly obtained extensions) and all such Tax Returns were true, correct and complete in all material respects and prepared in material compliance with all applicable Tax Laws. All material Taxes required to be paid by the Company or any of its Subsidiaries have been duly and timely paid. Since September 30, 2022, neither the Company nor any of its Subsidiaries has incurred any liability for a material amount of Taxes outside the ordinary course of business.
(b) There are no material Liens for Taxes (other than Permitted Liens described in clause (a) of the definition thereof) upon any assets of the Company or any of its Subsidiaries.
(c) The Company and each of its Subsidiaries has deducted, withheld or collected and remitted to a Governmental Authority all material amounts of Taxes required to have been deducted, withheld or collected and remitted in connection with amounts paid or owing to any employee, independent contractor, stockholder or other equity holder, creditor or any other person and has each complied in all material respects with all Tax information reporting provisions of all applicable Laws.
(d) There is no ongoing or pending audit, examination, dispute, claim or other Action concerning any material amount of Taxes or any material Tax Return of the Company or any of its Subsidiaries, and no such action has been threatened, claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved. No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or any Governmental Authority thereof.
(e) Neither the Company nor any of its Subsidiaries has waived any statutes of limitations in respect of any Taxes, which waiver remains in effect, or agreed to any extension of time with respect to any material Tax assessment or deficiency, which assessment or deficiency has not been paid.
(f) None of the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or other similar Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither the Company nor any of its Subsidiaries has any obligation or liability for any Tax of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non U.S. Tax Law), as transferee or successor or otherwise.
(g) None of the Company nor any of its Subsidiaries is a party to or bound by any (i) Tax allocation, Tax sharing, Tax indemnity or other similar Contract, agreement or arrangement (other than any such agreements or arrangements pursuant to customary commercial contracts the primary purposes of which do not relate to Taxes) or (ii) Tax abatement, Tax incentive, Tax reduction, payment in lieu of Taxes or other similar Contract, agreement or arrangement with a Governmental Authority relating to Taxes. Neither the Company nor any of its Subsidiaries has received or applied for any Tax ruling or entered into a “closing agreement” pursuant to Code Section 7121 (or any similar or analogous provision of state, local or non-U.S. Tax Law) that would be binding upon the Company or any of its Subsidiaries after the Closing Date.
(h) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.
(i) Section 4.15(i) of the Company Disclosure Letter sets forth the U.S. federal income Tax classification of each Company Subsidiary. Except as otherwise set forth on Section 4.15(i) of the Company Disclosure Letter, no IRS Form 8832 or other entity classification elections have been made by or on behalf of any Company Subsidiary.
(j) Neither the Company nor any of its Subsidiaries (i) has made an election under Section 965(h) of the Code, or (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or office or fixed place of business in a country other than the country in which it is organized.
(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, including under Code Section 481 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) advanced payments or prepaid amounts received on or prior to the Closing Date, including as a result of any election or deferral method permitted under Code Section 451 or Revenue Procedure 2004-34, or (vi) election under Code Section 108(i).
Section 4.16 Material Contracts.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company SEC Documents, Company Benefit Plan, Real Property Lease or any Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:
(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) is a joint venture, alliance or partnership agreement in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any wholly owned Subsidiary of the Company;
(iii) is a Contract relating to indebtedness for borrowed money (other than those related to trade payables arising in the ordinary course of business);
(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) which has not yet been consummated or terminated or pursuant to which the Company or any of its Subsidiaries has any material continuing “earn-out” or other contingent payment obligations;
(v) containing any standstill or similar provision remaining in effect pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire securities or material assets of another Person;
(vi) is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in any one-year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;
(vii) except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that prohibits the Company or any of its Subsidiaries from engaging or competing in any material line of business, in any geographical location or with any Person;
(viii) except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that (A) grants “most favored nation” status or is a “requirements” Contract, (B) provides for the purchase of goods or services exclusively from any third party, (C) limits in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business or (D) would require the disposition of any material assets or line of business of the Company or its Subsidiaries;
(ix) that grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company) with respect to any asset that is material to the Company or any of its Subsidiaries;
(x) is an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants a right to use material Intellectual Property Rights (other than Contracts (A) in which grants of

Intellectual Property Rights are incidental to such Contracts, (B) granting non-exclusive rights according to the Company’s standard terms and/or (C) granting rights to use commercially available hardware or software including pursuant to shrink wrap, click through or other standard licensing terms);
(xi) is an agreement with any (A) executive officer, director or beneficial owner of the Company or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner;
(xii) that was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;
(xiii) to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);
(xiv) is an agreement for the purchase, exchange or sale of coal, coal ash, fly ash or any byproduct thereof entered into with a Company Material Customer; or
(xv) is an agreement for the transportation or storage of coal, coal ash, fly ash or any byproduct thereof entered into with a Company Material Customer.
(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally. The Company has made available to Parent true, complete and correct copies of all written Company Material Contracts and complete descriptions of the material terms of all nonwritten Company Material Contracts.
Section 4.17 Real and Personal Property.
(a) All of the real property owned by the Company or a Subsidiary of the Company is set forth on Section 4.17(a) of the Company Disclosure Letter (the “Owned Real Property”). All real property leased, subleased, or licensed from a third party or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter.
(b) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has indefeasible fee simple title to each parcel of Owned Real Property and a valid leasehold, subleasehold or license interest in each parcel of Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens.
(c) As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party (each, a “Real Property Lease”) alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under a Real Property Lease. True, correct and complete copies of each Real Property Lease have been provided in the VDR, and each Real Property Lease is in full force and effect.
(d) To the Knowledge of the Company, none of the Owned Real Property or Leased Real Property is in violation of any Laws of any Governmental Authority, and neither the Company nor any Subsidiary has received written notice of any such violation.

(e) There are no pending condemnation proceedings affecting the Owned Real Property or, to the Knowledge of the Company, any of the Leased Real Property, and to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any threatened or contemplated condemnation proceeding affecting the Owned Real Property or Leased Real Property.
(f) All material tangible assets (including Owned Real Property and Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as would not, have a Company Material Adverse Effect.
Section 4.18 Environmental Matters.
(a) The Company is, and since January 1, 2020, has been, in compliance with all applicable Environmental Laws, including any permits required under Environmental Laws for the operation of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect.
(b) Since January 1, 2020, the Company has not received any unresolved written notice of violation of Environmental Laws, except for any such violations that would not have a Company Material Adverse Effect.
(c) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or other Person that the Company or any Subsidiary thereof is subject to any pending claim based upon any provision of any Environmental Law, which claim, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The Company has not Released any Hazardous Materials at any Owned Real Property or any Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect.
Section 4.19 Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class, on the record date for the Stockholders’ Meeting present in person or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby, including the Merger.
Section 4.20 Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and Houlihan Lokey, Inc., no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.21 Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of the date hereof, of Houlihan Lokey, Inc. that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock. A copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.
Section 4.22 Insurance. Section 4.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. The Company has made available to Parent true, complete and correct copies of the insurance policies. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. The Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.23 Customers and Suppliers. From January 1, 2020, through the date hereof, no Company Material Customer or Company Material Supplier has terminated, materially curtailed or, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise notified the Company or any of its Subsidiaries) that it intends to terminate or materially curtail any business relationship with the Company and its Subsidiaries. For purposes of this Agreement, “Company Material Customers” means the Company’s 10 largest customers for the fiscal years ended December 31, 2022, and December 31, 2021, in each case as measured by gross revenue, and “Company Material Suppliers” means the Company’s 10 largest suppliers for the fiscal years ended December 31, 2021, and December 31, 2021, in each case as measured by gross expenditures.
Section 4.24 Takeover Statutes. The board of directors of the Company has taken such actions as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company, and the board of directors of the Company has not adopted or approved or authorized the adoption or approval of such a plan.
Section 4.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV. None of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Quantum” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Intralinks under the title Project Quantum (collectively, the “VDR”). Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the Parent Disclosure Letter (subject to Section 1.2(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.
Section 5.2 Authority Relative to Agreement.
(a) Parent and Acquisition Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.
(b) The board of directors or similar governing body of Acquisition Sub has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Acquisition Sub and its stockholder, and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.
Section 5.3 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Merger, will (i) violate any provision of Parent’s or its Acquisition Sub’s certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.
(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Parent or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 9.9, (iv) applicable requirements under corporation or Blue Sky Laws of various states, (v) filings with the NYSE, (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) consent from the FCC for the transfer of control of the FCC Licenses under the Communications Act of 1934, and (viii) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.
Section 5.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.
Section 5.6 Equity Financing; Sufficient Funds.
(a) Parent has delivered to the Company a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters”) from each of SER Capital Partners I, LP, a Delaware limited partnership, SER Capital Partners I-A, LP, a Delaware limited partnership, SER Coinvest Partners I, LP, a Delaware limited partnership, SER Coinvest Partners I-A, LP, a Delaware limited partnership, and SER Coinvest Partners I-B, LP, a Delaware limited partnership (collectively, the “Guarantors”), pursuant to which the Guarantors have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letters expressly provide, and will continue to expressly provide, that the Company is a third-party beneficiary thereof.
(b) As of the date hereof, (i) the Equity Commitment Letters are in full force and effect, (ii) the Equity Commitment Letters have not been restated, modified, amended or supplemented in any respect or waived, and no such restatement, modification, amendment, supplement or waiver is contemplated, and (iii) the respective obligations and commitments contained in the Equity Commitment Letters have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement, and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated. The Equity Commitment Letters, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and (to the knowledge of Parent and Acquisition Sub) the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and (to the knowledge of Parent and Acquisition Sub) against each of the other parties thereto. Except for the fee letter, and other than as expressly set forth in the Equity Commitment Letters, there are no engagement letters, side letters, Contracts, understandings, agreements or other arrangements of any kind, whether written or oral, relating to the Equity Financing. Neither Parent nor Acquisition Sub is, nor any other party to any of the Equity Commitment Letters is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Equity Commitment Letters, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (w) constitute or result in a default under or breach on the part of Parent or Acquisition Sub, or on the part of any other party under the Equity Commitment Letters, (x) constitute or result in a failure by Parent or

Acquisition Sub or any other party to the Equity Commitment Letters to satisfy, or any delay in satisfaction of, any condition or other contingency to the full funding of the Equity Financing under the Equity Commitment Letters, (y) make any assumptions or any of the statements set forth in the Equity Commitment Letters inaccurate in any material respect or (z) otherwise result in any portion of the Equity Financing being unavailable on a timely basis, and in any event, not later than the Closing. Neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Equity Commitment Letters required to be satisfied by it or that the full amounts committed pursuant to the Equity Commitment Letters will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Equity Commitment Letters are satisfied. The aggregate proceeds from the Equity Financing when funded in accordance with the Equity Commitment Letters are sufficient and available to (A) fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby, including the Merger, and (B) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including the payment of the Aggregate Merger Consideration, and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby, including the Equity Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Equity Financing at or prior to the Closing, other than as expressly set forth in the Equity Commitment Letters as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.
Section 5.7 Guarantees. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and remedies generally) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be likely to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.
Section 5.8 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.
Section 5.9 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.
Section 5.10 Brokers. Other than Guggenheim Partners, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantors or any of their respective Subsidiaries.
Section 5.11 Solvency. Subject to the accuracy of the representations and warranties set forth in Article IV, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing and the Funding Obligations, be Solvent at and immediately after the Effective

Time. As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 5.12 Acknowledgment of Disclaimer of Other Representations and Warranties.
(a) Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.
(b) Except for the representations and warranties expressly set forth in Article IV, each of Parent and Acquisition Sub acknowledges and agrees that none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that each of Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company other than those referenced in Article IV and the related section of the Company Disclosure Letter.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (i) may be required by Law, (ii) may be consented to in writing by Parent, electronic mail being sufficient (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) may be required, contemplated or permitted pursuant to this Agreement, or (iv) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve intact its business in all material respects and (y) the Company shall not, and shall not permit any of its Subsidiaries to:
(a) amend or otherwise change the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries) or the terms of any security of the Company or any Subsidiary of the Company;
(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than repurchases or retention of shares of Company Common Stock in connection with the vesting or settlement of Company Equity Awards);
(c) issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests (including any grants of Company Equity Awards under the Company Equity Plan), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries and for Permitted Liens; provided, however, that the Company may issue shares of Company Common Stock upon the vesting or settlement of Company Equity Awards as in effect on the date hereof or upon the conversion of Series A Preferred Stock or Series B Preferred Stock in accordance with the terms of the applicable Company Certificate of Designation;
(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends payable in respect of the Series A Preferred Stock and the Series B Preferred Stock issued and outstanding as of the date of this Agreement and in accordance with their respective terms, and (ii) dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;
(e) except as required under the terms of a Company Benefit Plan as currently in effect and disclosed on Section 4.12(a) of the Company Disclosure Letter or an existing collective bargaining agreement or by applicable Law, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any director, officer or employee of the Company or any of its Subsidiaries (other than increases in base salary and corresponding target bonus opportunity, in each case in the ordinary course of business), (ii) establish, adopt, enter into, terminate or amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) enter into, amend or terminate any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, except as explicitly required by this Agreement; (v) negotiate, extend, amend or enter into any new employment, engagement, severance or similar agreements with any Continuing Employee who receives or would receive total annual base cash compensation of more than $200,000 per annum; or (vi) hire or terminate (other than for cause) any Continuing Employee who receives or would receive total annual base cash compensation of more than $200,000 per annum;
(f) acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person;
(g) sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any material assets of the Company, including any Owned Real Property or Leased Real Property, except in the ordinary course of business;
(h) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, including the Notes and the Indenture governing the Notes, or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing Debt Agreement or incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries other than the Notes on terms and conditions not inconsistent with prevailing market conditions for substantially similar credit facilities at such time, (ii) pursuant to other agreements in effect prior to the execution of this Agreement to the extent such agreements were not entered into with an Affiliate of the Company, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business or (iv) between or among the Company or any of its Subsidiaries;
(i) enter into, modify or amend any Company Material Contract which cannot be terminated without material penalty upon notice of 90 days or less other than in the ordinary course of business;
(j) make any material change to its methods of accounting in effect at September 30, 2022, except as required by GAAP, or make any material change in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect the Company;
(k) (i) make or change any material Tax election, (ii) adopt or change any accounting period or any accounting method with respect to Taxes, (iii) file any Tax Return outside the ordinary course of business, (iv) file any material amended Tax Return or any claim for a material Tax refund, (v) enter into any closing agreement with respect to a material amount of Taxes, (vi) settle any material Tax claim, assessment or Action relating to the Company or any of its Subsidiaries, or (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or Action relating to the Company or any of its Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business);
(l) except as contemplated by this Agreement, solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution;
(m) settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise in any one matter or collectively in any related matters, in each case, does not exceed $350,000 or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;
(n) make any loans, advances or capital contributions to or investments in any Person (other than loans or advances between or among the Company and any of its direct or indirect wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;
(o) make or authorize any capital expenditure other than for capital expenditures that do not, in any calendar year, exceed the aggregate capital expenditure amount that was set forth on the most recent version of the Company budget for the 2023 calendar year;
(p) fail to use commercially reasonable efforts to renew or maintain any of the Company or its Subsidiaries’ material insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;
(q) enter into any agreement with respect to the voting of its capital stock;
(r) enter into any real property lease as a tenant, amend or modify any existing Real Property Lease or acquire the fee interest in any real property; or
(s) enter into any agreement to do any of the foregoing.
Section 6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.
(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that may be reasonably requested in connection with the preparation and filing of the Proxy Statement and shall promptly provide such other assistance in the preparation and filing of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC within 20 Business Days after the date hereof. If the SEC determines to review the Proxy Statement, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, and the Company will consider in good faith the comments of Parent in connection with any such filing or response, except, in each case, to the extent prohibited by Law. None of the Company or its Representatives will agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the Parent in advance and, to the extent permitted by the SEC, allows the Parent to participate.
(b) The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.
(c) The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and, if applicable, any approvals related thereto (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, (D) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval or (E) to the extent required by Law, including with respect to fiduciary duties. The Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall take all lawful action necessary, proper or advisable on its part to solicit proxies in favor of the Requisite Stockholder Approval.
Section 6.3 Appropriate Action; Consents; Filings.
(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including the Merger, and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event on or before the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties shall promptly (and in no event later than 10 Business Days following the date hereof), file and not withdraw applications with the FCC. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third-Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.
(b) Without limiting anything in this Section 6.3, in no circumstance shall Parent, Acquisition Sub or their Affiliates be required to agree, commit to or effect, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Acquisition Sub or their respective Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations, (C) granting any right or commercial or other accommodation to, or entering into any material commercial contractual or other commercial relationship with, any Third Party or (D) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets.
(c) Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will reasonably cooperate in good faith in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
Section 6.4 Access to Information; Confidentiality.
(a) Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, upon reasonable notice and subject to applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the sole reasonable discretion of the Company, (a) violate any applicable Law or Order or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client, other legal privilege or trade secret protection; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, indoor or ambient air, building materials or other environmental medium or other invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. Notwithstanding anything in this Section 6.4 to the contrary, the Company shall use reasonable best efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use reasonable best efforts to permit such access or disclosure, including pursuant to the use of “clean team” arrangements pursuant to which certain Representatives of Parent could be provided access to any such information. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Merger and the Equity Financing). The Confidentiality Agreement shall apply with respect to information and materials furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.
(b) The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Parent under this Section 6.4 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.
(c) Prior to the Closing, except as expressly permitted herein, none of Parent and its Affiliates (including Acquisition Sub) or their respective employees, directors, officers, agents or Representatives shall contact or communicate (or encourage others to contact or communicate, or assist others in contacting or communicating) with, directly or indirectly, any Covered Person.
Section 6.5 Non-Solicitation; Competing Proposals.
(a) Except as otherwise permitted by this Agreement, the Company and its Subsidiaries and each of its and their respective directors and officers shall, and shall instruct its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly request that each Third Party that has previously executed a confidentiality agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct its other Representatives not to, (i) initiate, solicit or knowingly encourage the making of any Competing Proposal or (ii) enter into, engage in, maintain, continue or otherwise knowingly participate in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal.
(b) As promptly as reasonably practicable, and in any event within 48 hours of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to any Competing Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case by any Person that is reasonably likely to be considering or seeking to make, or to the Knowledge of the Company, has made within the 12 months preceding the date of this Agreement, a Competing Proposal, deliver to Parent a written notice setting forth:

(i) the identity of the Third Party making such Competing Proposal, inquiry, proposal, offer or request and (ii) the material terms and conditions of any such Competing Proposal, inquiry, proposal, offer or request. The Company shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal, inquiry or request on a prompt basis, and in any event within two Business Days following the Company’s receipt in writing of such a material amendment or modification, and the general status of any discussions or negotiations with such Person or its Representatives, and provide copies of all material written communications and draft documentation received from such Third Party relating to such Competing Proposal.
(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that the Company receives a bona fide Competing Proposal from any Person that did not result from a breach by the Company or its Subsidiaries or Representatives of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing, if the Company’s board of directors determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms), it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), (y) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives and (z) Company and its Subsidiaries shall, and shall cause their respective Representatives to, promptly (and in any event within 48 hours) following the time that the Company’s board of directors determines in good faith that such Competing Proposal does not constitute and would not reasonably be expected to result in a Superior Proposal terminate such negotiations, discussion and information access.
(d) Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) fail to publicly reaffirm the Company Recommendation within three Business Days following receipt of a written notice from Parent, delivered after a Competing Proposal has become publicly known, which notice requests such reaffirmation (or, if earlier, the date that is two Business Days prior to the Stockholders Meeting), (C) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, or (D) approve or recommend, or propose publicly to approve or recommend, to the Company’s stockholders any Competing Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted hereunder). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may if the Company has received a Competing Proposal that the board of directors of the Company has determined in good faith (after consultation with its legal and financial advisors) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii); provided, however, that no termination of this Agreement pursuant to Section 8.1(c)(ii) may be effected until (1) the fourth Business Day (such period, the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent that the board of directors of the Company intends to terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Superior Proposal”) which notice shall (A) state that the Company has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, (C) identify the Person making such Superior Proposal, and (D) enclose the most recent draft of any agreements intended to be entered into in connection with such Superior Proposal and (2) following the end of the Notice Period, the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Competing Proposal continues to constitute a Superior Proposal after taking into account any changes to which the Parent has committed in writing to make to this Agreement. During the Notice Period, the Company shall negotiate, to the extent the Parent has requested in writing that the Company negotiate, in good faith with the Parent concerning any revisions to the terms of this Agreement that the Parent wishes to propose in response to such Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(d).
(e) Notwithstanding anything in this Section 6.5 to the contrary, at any time before the Requisite Stockholder Approval is obtained, the board of directors of the Company may make an Adverse Recommendation Change if: (i) the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) that an Intervening Event has occurred and the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; (ii) the board of directors of the Company provides to Parent a written notice advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) in response to such Intervening Event, which Notice of Adverse Recommendation shall describe such Intervening Event in reasonable detail, the circumstances to such determination, and the reasons why the board of directors of the Company believes that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; (iii) if requested by Parent, during the five Business Day period after delivery of the Notice of Adverse Recommendation, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby to make such adjustments to the terms and conditions hereof so as to obviate the need for an Adverse Recommendation Change; and (iv) at the end of such five Business Day period after complying with clause (ii) and (iii) and taking into account any changes to the terms hereof proposed by Parent writing, the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) that the failure to make such an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f) Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).
(g) For purposes of this Agreement:
(i) “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 20% of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than 20% of the revenues or assets of the Company and its Subsidiaries, taken as a whole.
(ii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 70%) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its legal counsel and financial advisors and considering such financial factors as the board of directors of the Company deems appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed to the Company by Parent in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).
(iii) “Intervening Event” shall mean a material event or material circumstance that was not known to the board of directors of the Company prior to the Company’s execution and delivery of this Agreement (or if known, the magnitude or consequences of which were not known, understood or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the board of directors of the Company after the Company’s execution and delivery of this Agreement; provided, however, that in no event shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (A) the receipt, existence or terms of a Competing Proposal, (B) any event resulting from a breach of this Agreement by the Company, (C) any fact, event, change, circumstance or effect resulting from general changes, events, effects or circumstances generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (D) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any periods, or (E) any changes in the market price or trading volume of the Company Common Stock; provided that, with respect to the exceptions in clauses (D) and (E), the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event.
Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent or fiduciary of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. From and after the Effective Time, Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.
(c) For at least six years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby and (ii) Parent shall not permit the Surviving Corporation or its other Subsidiaries to take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. Prior to the Effective Time, the Company will purchase prepaid, non-cancellable six year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent shall not be required to expend for such “tail” insurance an aggregate premium in excess of 300% of the aggregate annual premium paid for the Existing D&O Insurance Policies (the “Maximum Amount”); provided, further that if such insurance is not available or the annual premium for such insurance exceeds the Maximum Amount, then Parent shall obtain the best coverage available for a cost not exceeding the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).
(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.
(e) The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or Representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.
(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.
Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.
Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, make public announcements, statements or other disclosures, including communications to employees, customers, suppliers and consultants and in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, that consist of information previously disclosed in previous public announcements, statements or other disclosures made by the Company or Parent in compliance with this Section 6.8 or that are consistent with any communications plan previously agreed to by Parent and the Company.
Section 6.9 Employee Benefits.
(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending one year after the Effective Time (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee, for so long as they remain employed with Parent, the Surviving Corporation or any of their Affiliates (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time.
(b) For purposes of determining eligibility to participate, vesting and, solely for purposes of any severance or vacation plans or policies, level of benefits (and in each case excluding credit for benefit accruals and entitlement to benefits), where length of service is relevant under any benefit or compensation plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates after the Effective Time (collectively, the “New Plans”), the Continuing Employees shall receive credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the corresponding benefit plan or arrangement of the Company or any of its Subsidiaries but excluding for purposes of any defined benefit pension plan, nonqualified deferred compensation plan, or any equity incentive awards granted by Parent, the Surviving Corporation or any of their respective Affiliates, in each case except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) the Parent shall use commercially reasonable efforts to ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c) At the written request of the Parent provided no later than five days prior to the Effective Time, the Company shall, at least one Business Day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Charah, LLC 401(k) Safe Harbor Plan (the “Company 401(k) Plan”) and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Effective Time; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing.
(d) On and after the date hereof, any material broad-based written employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review within two (2) Business Days and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.
(e) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as the establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or their respective Subsidiaries or Affiliates, or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) prevent Parent or its Affiliates from terminating or amending any Company Benefit Plan or New Plan in accordance with its terms, or (iii) create any rights (including any third-party beneficiary rights) in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual) other than between the parties.
Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:
(a) shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third party) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger, or their respective ability to satisfy their obligations hereunder.
(b) shall not amend or otherwise change any of the organizational documents of Acquisition Sub, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger; and
(c) subject to the other terms and conditions of this Agreement, shall take all actions necessary to consummate the transactions contemplated by this Agreement, including the Merger, including taking such actions as are required pursuant to Section 6.11 such that, as of the Closing, Parent and Acquisition Sub will satisfy all of the conditions contained in the Equity Commitment Letter necessary to secure the Equity Financing.
Section 6.11 Financing. Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries and each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done in a timely manner, all things necessary, proper or advisable to consummate the Equity Financing, on the terms and subject only to the conditions set forth in the Equity Commitment Letters, including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) negotiate, enter into and deliver (and cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Equity Financing on the terms and conditions set forth in the Equity Commitment Letters, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing.
Section 6.12 Acquisition Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Acquisition Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.
Section 6.13 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.14 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall be permitted to take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.15 Deregistration. Parent shall cause the Company’s securities to be deregistered under the Exchange Act as soon as practicable following the Effective Time; provided that such deregistration and termination shall not be effective until after the Effective Time.
Section 6.16 Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (i) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.
Section 6.17 Preferred Stock Redemption. Parent, with the consent of the Company, which is hereby irrevocably granted, shall deliver a conditional notice of redemption by Parent to each holder of (i) shares of Series A Preferred Stock in accordance with Section 8(c) of the Certificate of Designations of Series A Preferred Stock (the “Series A Redemption Notice”) and (ii) shares of Series B Preferred Stock in accordance with Section 7(c) of the Certificate of Designations of Series B Preferred Stock (the “Series B Redemption Notice” and, together with the Series A Redemption Notice, the “Redemption Notices”), in each case not less than 15 days and not more than 60 days before the Closing Date to the holders of record (as of 5:00 pm New York City time on the Business Day preceding the date on which the notice is given) of any Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed. Each Redemption Notice shall include: (a) the date of the redemption set as the Closing Date, (b) that all of the Series A Preferred Stock or Series B Preferred Stock, as applicable, are to be purchased and redeemed, (c) the redemption price, calculated, with respect to the Series A Preferred Stock, in accordance with Section 8(b) of the Certificate of Designations of Series A Preferred Stock and, with respect to the Series B Preferred Stock, in accordance with Section 7(b) of the Certificate of Designations of Series B Preferred Stock, and (d) the place where the Series A Preferred Stock or the Series B Preferred Stock, as applicable, are to be purchased and redeemed and shall be presented and surrendered for payment therefor. Parent shall provide a copy of the Redemption Notices to the Company for the Company’s review and comment at least three Business Days prior to delivering such Redemption Notices to holders of

Series A Preferred Stock or Series B Preferred Stock, as applicable, which comments will be considered in good faith by Parent. Parent covenants and agrees to purchase and redeem each share of Series A Preferred Stock and Series B Preferred Stock for the Series A Redemption Price and the Series B Redemption Price, respectively, at the Effective Time.
ARTICLE VII

CONDITIONS TO THE MERGER
Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:
(a) the Requisite Stockholder Approval shall have been obtained;
(b) consent from the FCC shall have been obtained under section 310 of the Communications Act of 1934;
(c) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint or prohibition which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;
(d) the Consent described on Schedule 7.1(d) of the Company Disclosure Letter shall have been obtained by the Company or otherwise satisfied.
Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:
(a) each of the representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4(a)(i), and Section 4.19 shall be true and correct in all respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only);
(b) each of the representations and warranties of the Company contained in Section 4.2 shall be true and correct in all respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only) and except, in each case, for any inaccuracies that are de minimis in the aggregate;
(c) each of the representations and warranties of the Company contained in this Agreement not otherwise contemplated in Section 7.2(a) or Section 7.2(b), shall be true and correct as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and in the case of this Section 7.2(c), interpreted without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, except for failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect;
(d) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing;
(e) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
(f) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b), (c), (d) and (e) have been satisfied; and

(g) the Company shall have delivered to Parent (i) a statement issued by the Company in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” (as defined in Code Section 897(c)) and (ii) the notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2), in each case of clauses (i) and (ii), dated as of the Closing Date and duly executed by an appropriate officer of the Company.
Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:
(a) each of the representations and warranties of Parent and Acquisition Sub contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.8 shall be true and correct in all respect as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);
(b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement not otherwise contemplated in Section 7.3(a) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and in the case of this Section 7.3(b), except for failures of such representations and warranties to be true and correct, in the aggregate, as has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;
(c) Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and
(d) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
(a) by mutual written consent of each of Parent and the Company; or
(b) by either Parent or the Company, if:
(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on October 16, 2023 (the “Termination Date”), by either party by written notice to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;
(ii) prior to the Effective Time, any Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or other legal restraint or prohibition or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.3; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii)

shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement;
(iii) the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party seeking to terminate this Agreement if such party is then in material breach of its obligations under this Agreement; or
(c) by the Company, if:
(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a), Section 7.3(b), or Section 7.3(c) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(ii) prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal so long as the Company shall have complied with Section 6.5 (other than any de minimis breach); provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or
(iii) (A) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2 and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the conditions set forth in Section 7.3, irrevocably waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or
(d) by Parent, if:
(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(ii) the board of directors of the Company or a committee thereof shall have made an Adverse Recommendation Change, whether or not permitted hereby; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained; or
(iii) the Company or any of its Representatives breaches (other than any de minimis breach) any covenant contained in Section 6.2 or Section 6.5.

Notwithstanding anything to the contrary in this Agreement, if Parent notifies the Company that it has purported to terminate this Agreement for any reason, then the obligations of the Company and its Subsidiaries pursuant to Section 6.1(a), (b), (c), (e), (h), (i), (m), (p), (q) and (s) will immediately cease.
Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or Representatives of any party hereto), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 6.11 and the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.
Section 8.3 Termination Fees.
(a) In the event that:
(i) (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and at the time of the Stockholders’ Meeting a Competing Proposal has been publicly announced after the date of this Agreement and has not been withdrawn, and (C) within nine (9) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”;
(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or
(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);
then the Company shall, (x) in the case of clause (i) above, no later than two Business Days following the date of the announcement of such transaction involving a Competing Proposal, (y) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (z) in the case of clause (iii) and (iv) above, no later than two Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).
(b) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.12, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, including the Merger, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(c), as applicable).
(c) Each of the parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but, except as set forth in Section 8.3(b), is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, including the Merger, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees and expenses), together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance, in whole or in part, after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.
Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) on the date of delivery if delivered by hand delivery or sent by electronic mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing written proof of delivery), in each case to the parties at the following addresses:
if to Parent or Acquisition Sub:

SER Capital Partners
3 Twin Dolphin Drive, Suite 260
Redwood City, California 94065
Phone:	(212) 482-2118
Email:	sgraziano@sercapitalpartners.com
Attention:	Sara Graziano

with a copy (which shall not constitute notice) to:
Jones Day
901 Lakeside Ave E.
Cleveland, OH 44114
Phone:	216.586.7409
Email:	blstulberg@jonesday.com
Attention:	Benjamin Stulberg

Jones Day
717 Texas
Suite 3300
Houston, Texas 77002
Phone:	832.239.3728

Email:	jaschlegel@jonesday.com
Attention:	Jeff Schlegel

if to the Company:

Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Phone:	502-245-1353
Email:	jbatarseh@charah.com
Attention:	Jonathan Batarseh

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email:	blennon@willkie.com
jsommerkamp@willkie.com
Attention:	Brian Lennon
Justin Sommerkamp
or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.
Section 9.3 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against regulatory policy, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letters or the Guarantees.
Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.4 shall be null and void.
Section 9.5 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letters, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement among the parties and supersedes any and all other prior agreements and understandings, both written and oral and express and implied, among the parties, or any of them, with respect to the subject matter hereof.
Section 9.6 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time) and (b) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.
Section 9.7 Amendment. This Agreement may be amended, modified or supplemented by mutual, written agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.
Section 9.8 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.9 Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger, shall be paid by the party incurring such Expenses, whether or not such transactions are consummated. Parent shall timely and duly pay, or cause to be timely and duly paid, all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.
Section 9.10 Governing Law.
(a) This Agreement and all Actions (whether based on contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, execution, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.11 Failure of Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 9.12 Specific Performance.
(a) The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement, including the Merger) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 9.12(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties to consummate the transactions contemplated by this Agreement, including the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order.
(b) Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Acquisition Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied or waived at the time when the Closing would have otherwise occurred pursuant to Section 2.2 but for the failure of the Equity Financing to be funded and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Company will take such actions that are within its control to effect the Closing.
(c) To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 9.13 Consent to Jurisdiction.
(a) Each of the parties hereby unconditionally and irrevocably (i) submits to the personal jurisdiction of the Court of Chancery of the State of Delaware and any Delaware state appellate courts therefrom for any Action arising out of or relating to this Agreement or the transactions contemplated hereby (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case such matter shall be brought before any state or federal court located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than court set forth in clause (i), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in the courts set forth in clause (i), (v) waives and agrees not to plead or claim that any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought in the courts set forth in clause (i) has been brought in an inconvenient forum and (vi) agrees that each of the other parties shall have the right to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby for enforcement of a judgment entered by courts set forth in clause (i). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b) Each party irrevocably consents to the service of any process, summons, notice or document by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2 as effective service in any Action arising out of or in connection with this Agreement or the transactions contemplated hereby.
Section 9.14 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 9.15 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.15.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PARENT:

ACQUISITION PARENT 0423 INC.

By:
Name:
Title:

ACQUISITION SUB:

ACQUISITION SUB APRIL 2023 INC.

By:
Name:
Title:

THE COMPANY:

CHARAH SOLUTIONS, INC.

By:
Name:
Title:
[Signature Page to Agreement and Plan of Merger]

Appendix I
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).
“Acquisition Sub” shall have the meaning set forth in the Preamble.
“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.
“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).
“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.
“Aggregate Merger Consideration” shall mean the sum of (i) the product of (a) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (b) the Merger Consideration, (ii) the product of (a) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) the Series A Redemption Price and (iii) the product of (a) the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) the Series B Redemption Price.
“Agreement” shall have the meaning set forth in the Preamble.
“Anti-Bribery Laws” shall have the meaning set forth in Section 4.5(c).
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.
“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).
“Certificates” shall have the meaning set forth in Section 3.1(b).
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(b).
“Company” shall have the meaning set forth in the Preamble.
“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, pension, disability, incentive, deferred compensation, severance, separation, termination, retention, change of control, welfare or other employee benefit plans, programs or agreements, and any trust, escrow of similar agreement related thereto, in each case, (i) which is maintained or contributed to by the Company, its Subsidiaries of any member of the Controlled Group for the benefit of any current or former director, officer, shareholder, consultant, independent contractor or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries is a party or has or could reasonably be expected to have any liability (but not including any Multiemployer Plan).
“Company Bylaws” shall have the meaning set forth in Section 4.1.
“Company Certificates of Designations” shall have the meaning set forth in Section 4.1.

“Company Charter” shall have the meaning set forth in Section 4.1.
“Company Common Stock” shall have the meaning set forth in Section 3.1(a).
“Company Debt” shall have the meaning set forth in Section 6.12.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Equity Awards” shall mean, collectively, (a) Company RSUs and (b) Company PSUs.
“Company Equity Plan” shall mean the Charah Solutions, Inc. 2018 Omnibus Incentive Plan, as amended.
“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).
“Company IT Assets” means the computer systems, software and software platforms, hardware, electronic data processing and telecommunications networks, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are owned or used by the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.
“Company Material Adverse Effect” shall mean any change, event, effect or circumstance (“Effect”) which, individually or in the aggregate has or would reasonably be expected to, (x) prevent, materially delay, materially impair or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby or (y) have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; excluding for purposes of clause (y), any Effect to the extent relating to or resulting from: (a) general changes, events, effects or circumstances generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (b) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (c) general economic, regulatory, legal or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates, credit availability, price levels or trading volumes in the United States or foreign securities markets); (d) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures or effects thereof), or any escalation or worsening of any of the foregoing; (e) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including the Merger; (f) any action taken pursuant to, or required by, the terms of this Agreement, including any actions required under the Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent); (g) any changes in the market price or trading volume of the Company Common Stock; (h) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences would otherwise be excepted by this definition); or (i) any Effect arising out of or resulting from any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby or any strategic alternatives considered by the Company; provided that none of the foregoing clauses (a) through (d) shall exclude any Effect to the extent such Effect materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates.
“Company Material Contract” shall have the meaning set forth in Section 4.16(a).
“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Redemption” has the meaning set forth in the Recitals.
“Company Preferred Stock” means each share of Series A Preferred Stock and Series B Preferred Stock.
“Company PSU” shall mean a performance share unit granted pursuant to the Company Equity Plan, in each case, that vests on the basis of time-based service conditions and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such performance stock unit.
“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.
“Company Related Parties” shall have the meaning set forth in Section 8.3(b).
“Company RSU” shall mean a restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time-based service conditions and pursuant to which the holder has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
“Company Stock” shall have the meaning set forth in Section 3.1(a).
“Competing Proposal” shall have the meaning set forth in Section 6.5(g)(i).
“Confidentiality Agreement” shall mean the confidentiality agreement, dated May 25, 2022, between SER Capital Partners, LLC and the Company, as amended from time to time.
“Consent” shall have the meaning set forth in Section 4.4(b).
“Continuation Period” shall have the meaning set forth in Section 6.9(a).
“Continuing Employees” shall have the meaning set forth in Section 6.9(a).
“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.
“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or its Subsidiaries or (b) which together with the Company or its Subsidiaries is treated as a single employer under Section 414(t) of the Code.
“Covered Person” shall mean any independent financial professionals or advisors (whether in-house or through licensed affiliations) that have a relationship with the Company, and any employee, registered representative, independent contractor or agent of the Company or its Subsidiaries.
“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.
“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6.
“DGCL” shall have the meaning set forth in the Recitals.
“Dissenting Shares” shall have the meaning set forth in the Section 3.4.

“Effective Time” shall have the meaning set forth in Section 2.3(a).
“Environment” shall mean soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata and ambient or indoor air.
“Environmental Laws” shall mean all Laws and common laws relating to: human health or safety (as such pertains to exposure to Hazardous Materials); protection of the Environment; or the presence, Release, storage, use, treatment, transportation, handling, generation, manufacture, importation, exportation, sale, distribution, labeling and recycling or cleanup of Hazardous Materials.
“Equity Commitment Letters” shall have the meaning set forth in Section 5.6(a).
“Equity Financing” shall have the meaning set forth in Section 5.6(a).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Exchange Fund” shall have the meaning set forth in Section 3.2(a).
“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).
“Existing Debt Agreement” shall mean the senior secured asset-based revolving credit agreement, dated as of November 9, 2021, as amended from time to time, by and among the Company, Charah, LLC, SCB International Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the other lenders from time to time party thereto and certain subsidiary guarantors named therein.
“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“FCC” means the Federal Communications Commission, or any successor agency.
“FCC Licenses” means the FCC licenses held by the Company or its Subsidiaries under the call signs WQNZ990, WQSZ942, WQWC788, WRAX918, WRCL746, WRDI708, WPQF789 and WPXU351.
“Funding Obligations” shall have the meaning set forth in Section 5.6(b).
“Funds” shall have the meaning set forth in Section 5.6(b).
“GAAP” shall mean the United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.
“Guarantees” shall have the meaning set forth in the Recitals.
“Guarantors” shall have the meaning set forth in Section 5.6(a).
“Hazardous Materials” shall mean all substances defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law due to their hazardous or dangerous properties or characteristics.
“Indenture” shall mean the Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as Trustee, as supplemented by the First Supplemental Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as Trustee.
“Intellectual Property Rights” shall mean any and all intellectual or proprietary rights as they exist in any jurisdiction throughout the world, including the following: (a) all patents, patent applications of any kind and patent rights, (b) trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, logos, packaging design, slogans, domain name registrations, rights to social media accounts and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing, (c) copyrights in both published and unpublished works (registered or unregistered), and registrations and applications for registration of any of the foregoing, (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information) and (e) reports, technology, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans and rights under applicable trade secret Law in the foregoing.
“Intervening Event” shall have the meaning set forth in Section 6.5(g)(iii).
“IRS” shall mean the Internal Revenue Service.
“Knowledge” shall mean the actual knowledge after reasonable inquiry of the following officers and employees of the Company or Parent, as applicable, without the benefit of an independent investigation of any matter: (a) for the Company: each of those individuals set forth on Section C-K of the Company Disclosure Letter; and (b) for Parent: each of those individuals set forth on Section P-K of the Parent Disclosure Letter.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, Orders, judgments or decrees promulgated by any Governmental Authority, including any COVID Measures.
“Leased Real Property” shall have the meaning set forth in Section 4.17(a).
“Letter Agreement” has the meaning set forth in the Recitals.
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.
“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry); or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
“Maximum Amount” shall have the meaning set forth in Section 6.6(c).
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall mean (i) with respect to the Company Common Stock, the Common Per Share Merger Consideration, (ii) with respect to the Series A Preferred Stock, the Series A Redemption Price or (iii) with respect to the Series B Preferred Stock, the Series B Redemption Price, as applicable.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, which the Company or any member of its Controlled Group currently has, or in the past six years has had, any obligation to contribute to or pursuant to which the Company or any of its Subsidiaries currently has, or in the past six years has had, any current or potential liability.
“New Plans” shall have the meaning set forth in Section 6.9(b).
“Notes” shall mean the 8.50% Senior Notes due 2026 of the Company issued pursuant to the Indenture.
“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).
“Notice Period” shall have the meaning set forth in Section 6.5(d).
“NYSE” shall have the meaning set forth in Section 4.4(b).
“Old Plans” shall have the meaning set forth in Section 6.9(b).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.
“Owned Real Property” shall have the meaning set forth in Section 4.17(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the transactions contemplated by this Agreement, including the Merger.
“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents) and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.
“Paying Agent” shall have the meaning set forth in Section 3.2(a).
“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).
“Permitted Liens” means (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP; (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year or quarter, as applicable, for which a Company SEC Document has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing; (c) such Liens or other imperfections of title, if any, that do not individually or in the aggregate have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the affected property, (ii) rights of parties in possession under written leases, (iii) any supplemental Taxes or assessments not shown by the public records and (iv) title to any portion of any Owned Real Property or Leased Real Property lying within the right-of-way or boundary of any public road or private road; (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority; (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof; (g) licenses or other grants of Intellectual Property Rights; (h) covenants, conditions, restrictions, rights-of-way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of the affected Owned Real Property or Leased Real Property; (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds or similar instruments, in each case, arising in the ordinary course of business; (j) Liens resulting from securities Laws; (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements; (l) Liens arising under a Contract over goods, documents of title to and related documents, in each case in respect of documentary credit transactions entered into with customers in the ordinary course of business; (m) Liens over insurances and their proceeds, in connection with financing premiums thereof in the ordinary course of business; (n) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates; (o) Liens that will be removed prior to or at the Effective Time; and (p) Liens that would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” shall mean data or information that (a) identifies a particular individual or (b) is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under applicable Law.
“Privacy Obligations” means, to the extent applicable to the Company or its Subsidiaries, all (a) applicable Law, (b) written policies or terms of use of the Company or its Subsidiaries or (c) contractual requirements or obligations, that in each case pertains to privacy or restrictions or obligations related to the collection or processing of Personal Data (including any security breach notification requirements).
“Proxy Statement” shall have the meaning set forth in Section 4.7.
“Real Property Lease” shall have the meaning set forth in Section 4.17(c).
“Redemption Notices” shall have the meaning set forth in Section 6.18.
“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, depositing or dumping of a Hazardous Material on, into or through the Environment.
“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.
“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.19.
“SEC” shall mean the Securities and Exchange Commission.
“Secretary” shall have the meaning set forth in Section 2.3(a).
“Securities Act” shall mean the Securities Act of 1933.
“Series A Redemption Notice” shall have the meaning set forth in Section 6.18.
“Series A Redemption Price” shall mean the “Change of Control Redemption Price” (as such term is defined in the Certificate of Designations of Series A Preferred Stock.
“Series A Preferred Stock” shall mean each share of Series A Preferred Stock, par value $0.01 per share, of the Company.
“Series B Redemption Notice” shall have the meaning set forth in Section 6.18.
“Series B Redemption Price” shall mean the “Change of Control Redemption Price” (as such term is defined in the Certificate of Designations of Series B Preferred Stock.
“Series B Preferred Stock” shall mean each share of Series B Preferred Stock, par value $0.01 per share, of the Company.
“Solvent” shall have the meaning set forth in Section 5.11.
“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).
“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(ii).
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Tail Coverage” shall have the meaning set forth in Section 6.6(c).
“Tax” or “Taxes” shall mean all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, registration, severance, stamp, occupation, premium, real property, personal property, escheat, unclaimed property, windfall profits, customs, duties, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority, whether disputed or not.
“Tax Returns” shall mean returns, reports, elections, declarations, disclosures, estimates and information statements, including any schedule or attachment thereto or amendment thereof, with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including any claim for refund.
“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
“Termination Fee” shall mean an amount equal to $3,500,000.
“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.
“Treasury Regulations” shall mean the regulations promulgated under the Code.
“VDR” shall have the meaning set forth in Section 4.25.

Exhibit A

Form of Letter Agreement

(see attached)

Exhibit B

Form of Certificate of Incorporation and Bylaws of Acquisition Sub

(see attached)

Annex B

CONFIDENTIAL

April 16, 2023
Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Attn: Board of Directors
Dear Board of Directors:
We understand that Charah Solutions, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Acquisition Parent 0423 Inc. (“Parent”) and Acquisition Sub April 2023, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, among other things, (i) the Company will merge with Acquisition Sub (the “Merger”), (ii) each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company will be converted into the right to receive $6.00 in cash (the “Common Per Share Merger Consideration”), (iii) each outstanding share of Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of the Company will be purchased and redeemed in cash (the “Series A Redemption Price”), (iv) each outstanding share of Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), of the Company will be purchased and redeemed in cash (the “Series B Redemption Price”), and (v) the Company will become a wholly owned subsidiary of Parent. We also understand that (i) Bernhard Capital Partners Management, LP (“BCP”), together with its affiliates, collectively own approximately 47.4% of the outstanding shares of Company Common Stock and all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, (ii) an affiliate of BCP is the lender under the Company’s Term Loan Agreement, dated as of August 15, 2022 (the “Term Loan Agreement”), (iii) BCP and/or certain of its affiliates intend to enter into certain letter agreements (the “Letter Agreements”) regarding the redemption of the Series A Preferred Stock and Series B Preferred Stock and providing for the amendment of the Term Loan Agreement in connection with the consummation of the Merger (the “Amended Term Loan Agreement”).
The Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Per Share Merger Consideration to be received by the holders of Company Common Stock, other than BCP and its affiliates (the “Excluded Holders”), in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders (other than the Excluded Holders).
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed a draft, dated April 16, 2023, of the Agreement;
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal year ending December 31, 2023 (the “Projections”);

1001 Fannin Street, Suite 4650, Houston, Texas 77002 832.319.5150 HL.com

Broker/dealer services through Houlihan Lokey Capital, Inc. and Houlihan Lokey Advisors, LLC

Charah Solutions, Inc. April 16, 2023	-2-
4.
spoken with certain members of the management of the Company and certain of the Company’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters, including, without limitation, such management’s views of the operational and financial risks and uncertainties attendant with not pursuing the Merger;

5.	compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant;
6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
reviewed a certificate addressed to us from senior Company management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us and, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. Management of the Company has advised us and, at your direction, we have assumed that the Projections are the only projections with respect to the future financial performance of the Company that we should use and rely upon for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In reaching our conclusions hereunder, with your consent, we did not rely upon a discounted cash flow analysis of the Company, because, as you have advised us and directed us to assume, there are no financial projections relating to the Company for any period following the fiscal year ending December 31, 2023 that we should use and rely upon for purposes of our analyses and this Opinion.
The Company has advised us and, at your direction, we have relied upon and assumed that (i) the Series A Redemption Price and the Series B Redemption Price is no greater than the consideration per share to which such shares are entitled in a “Change of Control” of the Company pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock and Series B Preferred Stock and (ii) the Merger will constitute a “Change of Control” of the Company pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock and Series B Preferred Stock. In addition, the Company has advised us, and at your direction we have relied upon and assumed, that (i) the Company has experienced significant recurring losses and negative cash flows from operations, (ii) until the Company is successful in significantly increasing its revenues and/or reducing its operating expenses, it will continue to incur losses, (iii) there are no assurances that the Company will be able to raise its revenues, or reduce its operating expenses, to a level which supports profitable operations and provides sufficient funds to pay its obligations, (iv) other than the Company’s Credit Agreement, dated as of November 9, 2021, with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and certain subsidiary borrowers and subsidiary guarantors named therein, as amended (the “Credit Agreement”), and the Term Loan Agreement, the Company has no committed source of funding from either debt or equity financings, (v) the Company has borrowed the maximum amount permissible under the terms of the Credit

Charah Solutions, Inc. April 16, 2023	-3-
Agreement and Term Loan Agreement, (vi) the Company’s delay in filing its annual report on Form 10-K for the year ending December 31, 2022 may constitute an event of default under the (a) Credit Agreement, (b) the Term Loan Agreement, (c) the First Supplemental Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), or (d) the Indenture, dated as of August 25, 2021, between the Company and the Trustee, (vii) given such factors, the Company’s current cash position and anticipated cash needs for continuing operating activities, there is substantial doubt about the Company’s ability to continue as a going concern without obtaining additional sources of financing, (viii) the Company expects it will not be able to obtain equity or debt financing sufficient for the continuing operations of the Company on terms acceptable to the Company prior to the date that it will exhaust its remaining cash resources, (ix) the Company anticipates that it will exhaust its remaining cash resources within the next three to eight weeks, (x) absent the proposed Merger, the Company believes that it would have no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws, and (xi) upon any such liquidation of the Company or as a result of any such bankruptcy, if the holders of Company Common Stock received any recovery, such recovery would be materially less on a per-share basis than the Common Per Share Merger Consideration to be received by such holders in the proposed Merger.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company or the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation, except we were provided with estimates prepared by the management of the Company regarding the value of certain real property, which were based on agreed-upon sales prices for certain pending transactions, current negotiations and other estimates of value, upon which we have relied without independent verification and as to which we express no view or opinion. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

Charah Solutions, Inc. April 16, 2023	-4-
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, BCP or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates have in the past provided and may currently be providing investment banking, financial advisory and/or other financial or consulting services to the Company and BPC, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, BPC (collectively, with BPC, the “BPC Group”), for which Houlihan Lokey and its affiliates have received compensation, including, among other things, during the past two years having acted as placement agent to the Company in connection with the issuance of shares of Company Common Stock in August 2021, the issuance of the Notes in August 2021 and the Credit Agreement in November 2021. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the BPC Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by BPC, other participants in the
Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the members of the BPC Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company members of the BPC Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, no portion of which is contingent upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Common Per Share Merger Consideration to the extent expressly specified herein), including, without limitation, the Letter Agreements, the Amended Term Loan Agreement, the Series A Redemption Price or the Series B Redemption Price, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of

Charah Solutions, Inc. April 16, 2023	-5-
the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Common Per Share Merger Consideration relative to the Series A Redemption Price or Series B Redemption Price, or vice versa, or the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Common Per Share Merger Consideration or otherwise. We are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company, Parent and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to the Company, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Common Per Share Merger Consideration to be received by the holders of Company Common Stock, other than the Excluded Holders, in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders (other than the Excluded Holders).
Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

CHARAH SOLUTIONS, INC.
12601 PLANTSIDE DRIVE
LOUISVILLE, KY 40299

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [•], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V19290-TBD

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CHARAH SOLUTIONS, INC.

The Board of Directors recommends you vote "FOR" proposal 1.	**For**	**Against**	**Abstain**
1. To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of April 16, 2023, by and among Acquisition Parent 0423 Inc., Acquisition Sub April 2023, Inc. and Charah Solutions, Inc.	☐	☐	☐
The Board of Directors recommends you vote "FOR" proposal 2.	**For**	**Against**	**Abstain**
2. To approve any adjournment of the special meeting of stockholders of Charah Solutions, Inc. (the “Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1 AND 2 HAVE BEEN PROPOSED BY CHARAH SOLUTIONS, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V19291-TBD

CHARAH SOLUTIONS, INC.
Special Meeting of Stockholders
[•], 2023
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jonathan Batarseh, Steven A. Brehm and Joe Skidmore, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock of CHARAH SOLUTIONS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [•] ET on [•], 2023, via live webcast at www.virtualshareholdermeeting.com/CHRA2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side